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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.            )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
ACTIVISION, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3100 Ocean Park Boulevard
Santa Monica, California 90405

        July 30, 2007

Dear Stockholder:

        You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Activision, Inc. The meeting will be held on Thursday, September 27, 2007, beginning at 9:00 a.m., Pacific Daylight Saving Time, at The Beverly Hills Hotel, 9641 Sunset Boulevard, Beverly Hills, California 90210.

        Information about the meeting and the matters on which stockholders will act is included in the Notice of Annual Meeting of Stockholders and Proxy Statement that follow. Also included is a proxy card and postage paid return envelope.

        It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend, you are urged to promptly vote your shares by proxy. You may vote electronically using the web site address or toll-free telephone number included on your proxy card. You may also vote by mail. If you choose to vote by mail, please complete, sign, date and return your proxy card in the enclosed envelope as soon as possible. If you are able to attend the meeting and wish to vote in person, you may withdraw your proxy at that time.

Sincerely,

Robert A. Kotick Chairman and Chief Executive Officer

Brian G. Kelly Co-Chairman

Michael Griffith President and Chief Executive Officer, Activision Publishing, Inc.

3100 Ocean Park Boulevard
Santa Monica, California 90405

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD SEPTEMBER 27, 2007

         To the Stockholders of Activision, Inc.:

        The 2007 Annual Meeting of Stockholders of Activision, Inc. (the "Company") will be held at The Beverly Hills Hotel, 9641 Sunset Boulevard, Beverly Hills, California 90210, on Thursday, September 27, 2007, at 9:00 a.m., Pacific Daylight Saving Time, for the following purposes:

  1.
  To elect eight directors of the Company to hold office until the next annual meeting of stockholders and until their respective successors are duly elected and qualified.

  2.
  To approve the Activision, Inc. 2007 Incentive Plan.

  3.
  To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2008.

  4.
  To act upon a stockholder proposal regarding diversity of the Board of Directors.

  5.
  To act upon a stockholder proposal regarding a stockholder advisory vote on executive compensation.

The foregoing items of business are described more fully in the Proxy Statement accompanying this Notice.

        The Board of Directors of the Company has fixed the close of business on July 23, 2007 as the record date for determining the stockholders entitled to receive notice of, and to vote at, the Annual Meeting.

        STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.

        YOUR VOTE IS IMPORTANT. ACCORDINGLY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO PROMPTLY VOTE YOUR SHARES BY PROXY. YOU MAY VOTE ELECTRONICALLY USING THE WEB SITE ADDRESS OR TOLL-FREE TELEPHONE NUMBER INCLUDED ON THE ACCOMPANYING PROXY CARD. YOU MAY ALSO VOTE BY MAIL. IF YOU CHOOSE TO VOTE BY MAIL, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD AS SOON AS POSSIBLE. NO POSTAGE IS REQUIRED IF THE PROXY CARD IS MAILED FROM WITHIN THE UNITED STATES IN THE ENVELOPE PROVIDED. STOCKHOLDERS WHO ARE PRESENT AT THE ANNUAL MEETING MAY WITHDRAW THEIR PROXY AND VOTE IN PERSON IF THEY SO DESIRE. IT IS IMPORTANT THAT YOU PROVIDE YOUR PROXY PROMPTLY SO THAT THE COMPANY CAN AVOID THE ADDITIONAL EXPENSE OF FURTHER SOLICITATION.

By Order of the Board of Directors

George L. Rose Secretary

July 30, 2007
Santa Monica, California

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 27, 2007

TABLE OF CONTENTS

PROCEDURAL MATTERS	1
PROPOSALS	3
PROPOSAL 1—ELECTION OF DIRECTORS	3
PROPOSAL 2—APPROVAL OF THE 2007 INCENTIVE PLAN	6
PROPOSAL 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	20
PROPOSAL 4—STOCKHOLDER PROPOSAL—DIVERSITY ON THE BOARD OF DIRECTORS	21
PROPOSAL 5—STOCKHOLDER PROPOSAL—STOCKHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION	23
EQUITY COMPENSATION PLAN INFORMATION	26
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	27
CORPORATE GOVERNANCE MATTERS	29
EXECUTIVE OFFICERS AND KEY EMPLOYEES	35
EXECUTIVE COMPENSATION	37
DIRECTOR COMPENSATION	73
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	76
COMPENSATION COMMITTEE REPORT	76
AUDIT COMMITTEE REPORT	77
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S FEES	78
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	79
STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING	79
FINANCIAL AND OTHER INFORMATION	79
OTHER MATTERS	80
ANNEX A	A-1

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 27, 2007

PROCEDURAL MATTERS

General

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Activision, Inc., a Delaware corporation (the "Company"), of proxies from holders ("Stockholders") of the Company's issued and outstanding shares of common stock, par value $.000001 per share ("Common Stock"). The proxies being solicited will be used at the Annual Meeting of Stockholders to be held on Thursday, September 27, 2007, at The Beverly Hills Hotel, 9641 Sunset Boulevard, Beverly Hills, California 90210, at 9:00 a.m., Pacific Daylight Saving Time, and at any adjournment or postponement of such meeting (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and enclosed proxy card are first being mailed to Stockholders on or about August 13, 2007.

Record Date and Quorum

        Stockholders of record at the close of business on July 23, 2007 are entitled to notice of, and to vote at, the Annual Meeting. On the record date, there were 285,973,312 shares of Common Stock outstanding. Each share of Common Stock outstanding on the record date is entitled to one vote on each matter presented for action at the Annual Meeting. A majority of the outstanding shares of Common Stock must be present in person or by proxy at the Annual Meeting in order for a quorum to be present. Proxies representing abstentions and broker non-votes will be included for purposes of determining whether a quorum is present at the Annual Meeting. A "broker non-vote" occurs when a broker, bank or other nominee who holds shares for a beneficial owner to be represented at the meeting does not vote on a particular proposal because the broker, bank or other nominee does not have discretionary voting power with respect to that item and has not received instructions on point from such beneficial owner.

Required Votes

        In the election of directors (Proposal 1), you may either vote "for" each nominee or expressly withhold your vote with respect to a nominee. The directors are elected by a plurality of the votes cast at the Annual Meeting, which means the eight director nominees receiving the highest number of votes will be elected. Accordingly, shares not present and shares present but not voted (because such vote is expressly withheld or is simply not cast) will have no effect on the voting outcome with respect to the election of directors.

        Approval of the Activision, Inc. 2007 Incentive Plan (the "2007 Plan") (Proposal 2), ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered accounting firm for the Company's current fiscal year (Proposal 3) and adoption of each Stockholder proposal (Proposals 4 and 5) require the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting. Accordingly, shares not present and shares present but not voted (because of an express abstention or broker non-vote or because such vote is simply not cast) will have no effect on the voting outcome with respect to these proposals.

        Because the election of directors (Proposal 1) and the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered accounting firm for the

Company's current fiscal year (Proposal 3) are each a routine proposal, if you hold your shares in "street name" and do not give your broker or nominee instructions as to how to vote your shares with respect to this proposal, your broker or nominee will have discretionary authority to vote your shares under applicable rules. Because approval of the 2007 Plan (Proposal 2) and each of the Stockholder proposals (Proposals 4 and 5) are non-routine proposals, if you hold your shares in "street name" and do not give your broker or nominee instructions as to how to vote your shares with respect to any of these three proposals, under applicable rules your broker or nominee will not have discretionary authority to vote your shares, in which case such shares will be considered a broker non-vote with respect to such proposal.

Proxies

        Whether or not you are able to attend the Annual Meeting, you are urged to vote your shares by proxy. You may vote electronically using the web site address or toll-free telephone number included on your proxy card. You may also vote by mail. If you choose to vote by mail, please complete, sign, date and return your proxy card as soon as possible. If you are able to attend the meeting and wish to vote in person, you may withdraw your proxy at that time. The Common Stock represented by all proxies received by the Company prior to the Annual Meeting, and not revoked prior to being voted at the Annual Meeting, will be voted at the Annual Meeting as directed. If no directions are specified, such proxies will be voted FOR each of the director nominees named in this Proxy Statement, FOR approval of the 2007 Plan (Proposal 2), FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered accounting firm for the Company's current fiscal year (Proposal 3) and AGAINST adoption of each Stockholder proposal (Proposals 4 and 5). Any Stockholder may revoke or change such Stockholder's proxy at any time before the proxy is voted at the Annual Meeting by (1) sending a written notice of revocation of the proxy to the Secretary of the Company at the Company's principal executive offices, (2) delivering a subsequently dated proxy by telephone, Internet or mail, or (3) voting in person at the Annual Meeting.

Costs of Proxy Solicitation

        The Company will bear the entire cost of this proxy solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional solicitation materials sent by the Company to Stockholders. The Company has hired Morrow & Co. to assist with the distribution of proxy materials and solicitation of votes at a cost of approximately $7,500 plus any amount for disbursements and out-of-pocket expenses. The Company may reimburse brokerage firms and other persons representing beneficial owners of Common Stock for their expenses in forwarding the proxy materials to such beneficial owners. In addition, proxies may be solicited by directors, officers and regular employees of the Company, without additional compensation, personally or by telephone.

PROPOSALS

PROPOSAL 1—
ELECTION OF DIRECTORS

General

        Stockholders will elect eight directors at the Annual Meeting. Those elected will serve until the Company's next annual meeting of Stockholders and until their respective successors are duly elected and qualified.

        The Board has nominated each person listed below to stand for election at the Annual Meeting. Except where otherwise instructed, proxies solicited by this Proxy Statement will be voted for the election of each such nominee. However, if any nominee shall become unable to stand for election as a director at the Annual Meeting, the proxy may be voted for a substitute designated by the Board.

        Each of the nominees currently serves as a director of the Company and has consented to be named in this Proxy Statement and to continue to serve as a director if elected at the Annual Meeting.

Nominees

        The following table sets forth the names of the nominees and certain information about them (including their terms of service):

Name of Nominee	Age	Principal Occupation	Director Since

Robert A. Kotick	44	Chairman and Chief Executive Officer of the Company	1991
Brian G. Kelly	44	Co-Chairman of the Company	1995
Ronald Doornink	53	Senior Advisor to the Company	2003
Robert J. Corti (1)(2)	57	Chairman of the Board of Avon Products Foundation	2003
Barbara S. Isgur (1)(3)	65	Consultant	1991
Robert J. Morgado (1)(2)(3)	64	Chairman of Maroley Media Group	1997
Peter J. Nolan (3)	49	Managing Partner of Leonard Green & Partners, L.P.	2003
Richard Sarnoff (2)	48	Executive Vice President of Random House, Inc.	2005

(1)
Member of the Audit Committee.

(2)
Member of the Nominating/Corporate Governance Committee.

(3)
Member of the Compensation Committee.

        Mr. Kotick has been a director, Chairman and Chief Executive Officer of the Company since February 1991. Since March 2003, Mr. Kotick has served on the board of directors of Yahoo! Inc., an Internet content and service provider, and as a member of that board's nominating and corporate governance committee. He is also a member of the Board of Trustees for The Center for Early Education and is chairman of the Committee of Trustees at the Los Angeles County Museum of Art.

        Mr. Kelly has held various positions of responsibility with the Company since 1991, including serving as a director of the Company since July 1995 and Co-Chairman of the Company since

October 1998. Mr. Kelly holds a B.A. degree in accounting from Rutgers University and a J.D. degree from Fordham University School of Law.

        Mr. Doornink has been a director of the Company since April 2003 and a Senior Advisor to the Company since December 2005. He previously served as President of the Company from 1998 to December 2005. He also served as Chairman of Activision Publishing, Inc., the Company's only direct operating subsidiary and the holding company for all other active subsidiaries ("Activision Publishing"), from June 2005 to December 2005 and as Chief Executive Officer of Activision Publishing from March 2002 to June 2005. Prior to joining the Company in 1998, Mr. Doornink served as President of the Hunt-Wesson snack food division of ConAgra Foods, Inc. for three years. Prior to that, Mr. Doornink worked at The Procter & Gamble Company, a manufacturer of consumer goods products, for 13 years. Mr. Doornink holds an undergraduate degree in economics from the Hogere Economische School of Arnhem in The Netherlands and an M.B.A. degree from Columbia University.

        Mr. Corti has been a director of the Company since December 2003 and serves as chairperson of the Audit Committee. Mr. Corti has more than 25 years of experience at Avon Products, Inc., a global manufacturer and marketer of beauty and related products. Mr. Corti joined Avon Products, Inc.'s tax department as a tax associate in 1976 and held positions of increasing responsibility in Avon Products, Inc.'s finance department throughout his tenure there. He served as the Executive Vice President and Chief Financial Officer of Avon Products, Inc. from 1998 until he retired from his positions as Chief Financial Officer in November 2005 and Executive Vice President in March 2006. Since June 2006, Mr. Corti has served on the board of directors of Bacardi Limited, a wine and spirits group. Mr. Corti also serves as Chairman of the board of directors of the Avon Products Foundation. Mr. Corti holds a B.A. degree in Accounting from Queens College and an M.B.A. degree in Taxation from St. John's University. Mr. Corti is also a certified public accountant.

        Ms. Isgur has been a director of the Company since February 1991. Since her retirement in 1998, she has provided consulting services. She previously served as a Senior Vice President of Stratagem, Inc., an investment banking firm specializing in the software industry, from 1993 to 1998, as President of BSI Consulting, a software development and services firm, from 1990 to 1993, as a Vice President of Needham & Co., a high technology investment banking firm, from 1989 to 1990, as a Vice President of Manufacturers Hanover Securities, an investment banking firm, during 1988, as a principal of D.H. Brown Associates, a research and consulting firm, from 1985 to 1988 and as a Vice President and microcomputer industry analyst at Paine Webber, Incorporated from 1981 to 1985.

        Mr. Morgado has been a director of the Company since February 1997 and serves as chairperson of both the Compensation Committee and the Nominating/Corporate Governance Committee. Mr. Morgado is Chairman of Maroley Media Group, a media entertainment investment company he established in 1995. He previously served as Chairman and Chief Executive Officer of the Warner Music Group, Inc. from 1985 to 1995. Mr. Morgado serves on the boards of directors of the Maui Arts & Cultural Center and New Milford Hospital in Connecticut. He is also a member of the board of managers of Nest Top, LLC, the controlling shareholder of Nest Family and Nest Learning Systems, a children's entertainment company. Mr. Morgado holds a B.A. degree from Chaminade University of Honolulu and an M.P.A. degree from The State University of New York.

        Mr. Nolan has been a director of the Company since December 2003. Mr. Nolan is a managing partner of Leonard Green & Partners, L.P., a private equity firm. Prior to becoming a partner at Leonard Green & Partners, L.P. in 1997, Mr. Nolan served as a Managing Director and Co-Head of Donaldson, Lufkin and Jenrette's Los Angeles Investment Banking Division from 1990 to 1997, as a First Vice President in corporate finance at Drexel Burnham Lambert from 1986 to 1990, and as a Vice President at Prudential Securities, Inc. from 1982 to 1986. Prior to 1986, Mr. Nolan worked at Manufacturers Hanover Trust Company, a financial institution. He serves on the boards of directors of Rand McNally & Company, Inc., a mapping and navigation company, and FTD Group, Inc., a provider of floral-related products and services. Mr. Nolan also serves on the board of managers of AsianMedia Group LLC, an Asian-language media company in the United States. Mr. Nolan holds both a B.S. degree in Agricultural Economics and Finance and an M.B.A. degree from Cornell University.

        Mr. Sarnoff has been a director of the Company since August 2005. Since 1998, Mr. Sarnoff has been Executive Vice President of Random House, Inc., a general trade book publisher. He has also served as President of Random House Corporate Development Group since 2000 and President of Random House Ventures, L.L.C. since 1999. Mr. Sarnoff serves on the supervisory board of Bertelsmann AG, the parent company of Random House, Inc., and is the elected Chairman of the Bertelsmann Management Representative Committee. Since Mr. Sarnoff joined Random House's predecessor company, Bantam Doubleday Dell in 1987, he has held various positions of increasing responsibility, including Director of Marketing of the Bantam Publishing Division, Vice President of Strategic Planning and Senior Vice President and General Manager of the Diversified Publishing Group. Mr. Sarnoff also served as Chief Financial Officer of Bantam Doubleday Dell and later served as Chief Financial Officer of Random House, Inc. after the companies were combined. Mr. Sarnoff serves on the boards of directors of The Princeton Review, Inc., an educational preparation company, Audible, Inc., a provider of spoken audio for computer-based listening or mobile playback, and Oak Hill Capital Fund II, a private equity fund. Mr. Sarnoff holds a B.A. degree from Princeton University and an M.B.A. degree from Harvard Business School.

Required Vote and Board Recommendation

        The directors will be elected by a plurality of the votes cast at the Annual Meeting.

The Board recommends that you vote FOR the election
of each nominee for director.

PROPOSAL 2—
APPROVAL OF THE 2007 INCENTIVE PLAN

General

        Equity-based compensation has been a major component of the Company's compensation programs over an extended period of time. The Company's equity-based compensation programs are broad-based, and a substantial majority of the equity awarded under these programs has been and continues to be awarded to employees who are not executive officers. The Board believes that the ability of the Company to grant equity-based compensation has been a significant factor in the Company's ability to achieve its growth objectives and enhance stockholder value. Without a new equity incentive plan, in the near future the Company will no longer have the continuing ability to utilize equity-based compensation as a meaningful component of its compensation programs, putting the Company at a significant competitive disadvantage and compromising the Company's ability to enhance stockholder value. Accordingly, based on the recommendation of the Compensation Committee, on July 27, 2007, the Board, subject to Stockholder approval, adopted the 2007 Plan.

Importance of Equity-Based Compensation

        The Board believes that the ability of the Company to utilize equity-based compensation as a meaningful component of its compensation programs is critically important for the continued success of the Company. The principal factors shaping the Board's view in this regard are as follows:

  •
  Recruiting and Retention; Expansion through Acquisition.    In the industry in which the Company competes, the Company's ability to use equity-based compensation is vital in order for it to attract and retain executive, creative and technical talent and other key employees and to expand through strategic acquisitions. In particular, the market for creative and technical talent is extremely competitive in the interactive entertainment software industry, and, due to its small size relative to the size of the companies with which it competes for talent, the Company has been aggressive in its equity-based compensation program.

  •
  Motivation.    The Company's ability to use equity-based compensation is fundamental to its ability to motivate its employees to achieve the Company's growth objectives.

  •
  Alignment with Stockholder Interests.    The Company's ability to use equity-based compensation gives it the most effective means to align the interests of employees with those of Stockholders because equity-based compensation directly links the employee's compensation to an increase in the value of the Common Stock.

        The Board believes that the following charts support statistically the favorable impact of the Company's historical use of equity-based compensation on the Company's growth and stockholder value. As these charts illustrate, (1) the Company has had an increase in its annual net revenue from $572 million in fiscal 2000 to $1.5 billion in fiscal 2007, reflecting a compound annual growth rate of 15%, (2) the Company has had a cumulative total stockholder return on the Common Stock such that $100,000 invested in the Common Stock on March 31, 2000 would have grown to approximately $942,000 on March 31, 2007, based on the closing market price of Common Stock as reported on the Nasdaq on March 30, 2007, and (3) the Company has had an increase in shareholders' equity from $141 million at the end of fiscal 2000 to $1.4 billion at the end of fiscal 2007, reflecting a compound annual growth rate of 39%.

Net Revenue
(dollars in millions)

Cumulative Total Return on $100,000
Invested on March 31, 2000
(dollars)

Shareholders' Equity
(dollars in millions)

Aggressive Management of Dilutive Impact

        As the Company has grown, it has become more focused with respect to the impact of its equity grants on Stockholders. The Board recognizes the importance of keeping the dilutive impact of equity-based compensation on Stockholders within a range of reasonableness. The Company is striving for a low rate of dilution as compared to the companies with which it competes. For the last few fiscal years, the Company has generally been limiting the size and frequency of equity grants made to its executive officers. In addition, the Company has established and closely adhered to guidelines for awards to other employees. Most recently, the Company has begun utilizing restricted shares, and intends to use restricted share units, as part of its equity-based compensation program for a portion of its employees. The use of restricted shares and restricted share units, which are more valuable than options exercisable for the same number of shares, as part of the equity-based compensation program helps lower potential dilution because it results in the use of fewer shares in individual grants. During the three-year period including fiscal 2005, fiscal 2006 and fiscal 2007, the Company maintained annual net dilution from equity-based compensation awards (as measured for any particular year by the number of shares of Common Stock issued as or issuable in respect of grants made in such fiscal year, less the number of shares forfeited or that were issuable in respect of awards cancelled in such fiscal year, as a percentage of the total number of shares of Common Stock outstanding at the end of such fiscal year) at an average of 2.05%. The Company's goal is to maintain annual net dilution from equity-based compensation awards at an average of less than 2.0% during the three-year period including fiscal 2008, fiscal 2009 and fiscal 2010. However, circumstances, such as extraordinary recruiting and retention efforts and acquisitions, may result in annual net dilution from equity-based compensation awards exceeding 2.0% for a particular year during such three-year period.

        The Board believes that the following chart demonstrates statistically the Company's aggressive management of the dilutive impact of its equity-based compensation programs in recent years.

Net Dilution
(%)

(1)	In fiscal 2006, equity awards involving 2,985,809 shares of Common Stock in the aggregate were granted to four new senior executives in connection with the commencement of their employment with the Company. Excluding the effect of such grants, net dilution from equity awards in fiscal 2006 would have been 1.7%.

Effect on Existing Equity Incentive Plans

        If the 2007 Plan is approved by Stockholders, the Company will cease to make awards under the following equity incentive plans (collectively, the "Rolled-Up Plans"):

  •
  Activision, Inc. 1998 Incentive Plan, as amended;

  •
  Activision, Inc. 1999 Incentive Plan, as amended;

  •
  Activision, Inc. 2001 Incentive Plan, as amended;

  •
  Activision, Inc. 2002 Incentive Plan, as amended;

  •
  Activision, Inc. 2002 Executive Incentive Plan, as amended;

  •
  Activision, Inc. 2002 Studio Employee Retention Incentive Plan, as amended; and

  •
  Activision, Inc. 2003 Incentive Plan, as amended.

        The Rolled Up Plans will remain in effect and continue to govern outstanding awards thereunder.

        Pursuant to its terms, the Company may no longer makes awards under the Activision, Inc. 1991 Stock Option and Stock Award Plan, as amended (the "1991 Plan"). The 1991 Plan remains in effect and continues to govern outstanding awards thereunder.

        If the 2007 Plan is approved by Stockholders, all future equity awards will be granted under the 2007 Plan, and the Company will not make any new awards under the Rolled-Up Plans. Making future grants under only one plan will enable the Company to establish uniform guidelines for equity awards at all levels and is expected to significantly simplify administration of the Company's equity-based compensation programs.

2007 Plan Appropriately Sized

        The Board has reserved 15,000,000 shares of Common Stock for issuance under the 2007 Plan. If Stockholders approve the 2007 Plan, at that time the number of shares reserved for issuance under the 2007 Plan will be increased to reflect the number of shares then reserved for issuance but not subject to outstanding awards under the Rolled-Up Plans. Thereafter, the number of shares reserved for issuance under the 2007 Plan will be further increased from time to time by:

  •
  the number of shares relating to awards outstanding under any Rolled-Up Plan at the time the 2007 Plan is approved by Stockholders that:

  •
  expire, or are forfeited, terminated or cancelled, without the issuance of shares;

  •
  are settled in cash in lieu of shares; or

  •
  are exchanged, prior to the issuance of shares of Common Stock, for awards not involving Common Stock; and

  •
  if the exercise price of any option outstanding under any Rolled-Up Plan at the time the 2007 Plan is approved by Stockholders is, or the tax withholding requirements with respect to any award outstanding under any Rolled-Up Plan at the time the 2007 Plan is approved by Stockholders are, satisfied by withholding shares otherwise then deliverable in respect of the award or the actual or constructive transfer to the Company of shares already owned, the number of shares equal to the withheld or transferred shares.

        The following table sets forth for (1) the 2007 Plan, (2) the Rolled-Up Plans, and (3) the 2007 Plan and the Rolled-Up Plans on a combined basis:

  •
  the number of shares of Common Stock reserved for issuance thereunder and not subject to outstanding awards;

  •
  the number of shares of Common Stock reserved for issuance thereunder in respect of outstanding awards of options;

  •
  the number of restricted shares of Common Stock issued thereunder, which are outstanding but subject to forfeiture; and

  •
  the total number of all such shares as a percentage of the outstanding shares of Common Stock on a fully diluted basis (see footnote 1 to the table below).

        The information included in the table with respect to the Rolled-Up Plans is as of July 18, 2007.

	Number of Shares of Common Stock Reserved for Issuance
			Restricted Shares of Common Stock Outstanding But Subject to Forfeiture (#)	All Such Shares as a Fully Diluted Percentage of Common Stock Outstanding (%) (1)
Plan or Arrangement	Not Subject to Outstanding Option Awards (#)	Subject to Outstanding Option Awards (#)

2007 Plan	15,000,000	–	–	4.2
Rolled-Up Plans	3,861,079	44,824,598	338,558	13.6

Combined Total	18,861,079	44,824,598	338,558	17.8

(1)
The fully diluted percentage of outstanding Common Stock was calculated by dividing (a) the sum of (i) the number of shares reserved for issuance under the 2007 Plan or the Rolled-Up Plan, as the case may be, and (ii) with respect to the Rolled-Up Plans, the number of restricted shares outstanding but subject to forfeiture, by (b) 359,654,519, the sum of (i) 285,960,477, the total number of shares outstanding as of July 18, 2007, including the 338,558 restricted shares outstanding but subject to forfeiture, (ii) 15,000,000, the number of shares reserved for issuance under the 2007 Plans, (iii) 3,861,079, the number of shares reserved for issuance but not subject to outstanding awards under the Rolled-Up Plans as of July 18, 2007, (iv) 44,824,598, the number of shares reserved for issuance and subject to outstanding awards under the Rolled-Up Plans as of July 18, 2007, (v) 388,845, the number of shares reserved for issuance in respect of options under the 1991 Plan as of July 18, 2007, (vi) 8,304,789, the number of shares reserved for issuance in respect of options held by certain individuals that were not issued under a plan as of July 18, 2007, and (vii) 1,314,731, the number of shares remaining available for issuance under the Company's employee stock purchase plans as of July 18, 2007.

Based on the foregoing, assuming that after July 18, 2007, (1) no further awards are made under the Rolled-Up Plans, (2) all outstanding option awards under the Rolled-Up Plans are cancelled without the issuance of shares of Common Stock, and (3) all outstanding restricted shares of Common Stock issued under the Rolled-Up Plans are forfeited, the maximum number of shares of Common Stock available for issuance under the 2007 Plan (subject to adjustment as provided in the 2007 Plan in the event of stock splits, stock dividends, the issuance of rights and certain other events) would constitute 17.8% of the shares of Common Stock outstanding on a fully diluted basis (see footnote 1).

        As a result of the historical increase in the market value of the Common Stock over time, holders of a substantial portion of options issued by the Company have continued to hold a significant portion of their options rather than promptly exercise options after they become exercisable. As of July 18, 2007, based on the $18.21 per share closing market price of Common Stock as reported on Nasdaq on such date, there were outstanding exercisable, in-the-money options to purchase 33,964,094 shares of Common Stock in the aggregate that had not yet been exercised, including options to purchase 25,270,460 shares of Common Stock outstanding under the Rolled-Up Plans. If all such options outstanding had been exercised as of July 18, 2007, based on the assumptions set forth above the maximum number of shares of Common Stock that could be available for issuance under the 2007 Plan (subject to adjustment as provided in the event of stock splits, stock dividends, the issuance of rights and certain other events) would constitute 10.8% of the shares of Common Stock outstanding on a fully diluted basis.

        If the 2007 Plan is approved by Stockholders, the Board currently expects that no new equity incentive plans and no amendments to the 2007 Plan will be required for the next several fiscal years, though such expectations could change depending on, among other things, the recruiting, retention and acquisition efforts during such period.

Importance of Stockholder Approval

        The Board believes that approval of the 2007 Plan by Stockholders is critically important for the continued success of the Company and enhancement of stockholder value. If the 2007 Plan is not approved by Stockholders, the Company will soon no longer be able to use equity-based compensation as a meaningful component of compensation. In this regard, the Board believes that the following points are worth noting:

  •
  Failure to obtain Stockholder approval would place the Company at a severe disadvantage from a retention and recruitment perspective.    In the interactive entertainment software industry, the Company's inability to use equity-based compensation would place it at a severe competitive disadvantage with respect to the recruitment and retention of executive, creative, technical and other talent.

  •
  Failure to obtain Stockholder approval would hinder the Company's ability to expand through acquisitions.    As the interactive entertainment software industry continues to consolidate and the Company continues to search for additional acquisition opportunities in an increasingly competitive environment, the Company's inability to use equity-based compensation in connection with suitable acquisitions and the integration of acquired businesses into its existing business would hinder the ability of the Company to continue to expand through acquisitions.

  •
  Failure to obtain Stockholder approval would significantly increase the Company's cash compensation expense.    As a result of limitations on the Company's ability to use equity-based compensation as part of its recruitment, retention and acquisition efforts, the Company would have to increase its use of cash compensation, thereby significantly increasing the Company's cash compensation expense.

        Stockholder approval of the 2007 Plan is necessary in order for the Company to (1) meet the stockholder approval requirements of the Nasdaq, (2) take tax deductions for certain compensation resulting from awards granted thereunder qualifying as performance-based compensation under Section 162(m) of the Internal Revenue Code, as amended (the "Code"), and (3) grant incentive stock options ("ISOs") thereunder.

Highlights of the 2007 Plan

        The 2007 Plan authorizes the Compensation Committee of the Board (or, if the Board determines, another committee of the Board) to provide equity-based compensation in the form of stock options, share appreciation rights ("SARs"), restricted shares, restricted share units, performance shares, performance units and other performance- or value-based awards structured by the Compensation Committee within parameters set forth in the 2007 Plan ("custom awards"), including custom awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock or factors that may influence the value of Common Stock or that are valued based on performance of the Company or any of its subsidiaries or business units or other factors designated by the Compensation Committee, as well as incentive bonuses, for the purpose of providing the Company's directors, officers, employees and consultants incentives and rewards for superior performance. Some of the key features of the 2007 Plan that reflect the Company's commitment to effective management of incentive compensation are as follows:

  •
  Limitations on Grants.    Subject to adjustment for stock splits, stock dividends, the issuance of rights and certain other events described in the 2007 Plan, in addition to the annual grant limitations described under "Summary of the 2007 Plan—Shares Available Under the 2007 Plan," the 2007 Plan contains the following grant limitations:

  •
  Limits on ISOs.    The number of shares that may be issued or transferred by the Company upon the exercise of ISOs may not exceed 15,000,000 in the aggregate; and

    •
    Limits on Awards Other than Options and SARs.    The number of shares that may be issued or transferred by the Company as or pursuant to awards other than options or SARs may not exceed 7,500,000 in the aggregate, including no more than 3,000,000 in the aggregate as or pursuant to custom awards.

  •
  No Repricing or Replacement of Options.    The 2007 Plan prohibits the amendment of options to reduce the exercise price or the replacement of options with options having a lower exercise price without Stockholder approval.

  •
  No In-the-Money Option or SAR Grants.    The 2007 Plan prohibits the grant of options or SARs with an exercise or base price less than the fair market value of the Common Stock on the date of grant.

  •
  Section 162(m) Qualification.    The 2007 Plan is designed to allow awards made under the 2007 Plan, including incentive bonuses, to qualify as performance-based compensation under Section 162(m) of the Code.

  •
  Independent Administration.    The Compensation Committee of the Board, which consists of only independent directors, will administer the 2007 Plan if it is approved by Stockholders.

        The Company currently anticipates that its equity-based compensation program will primarily utilize a combination of options, restricted shares and restricted share units. Equity grants to executive officers will generally vest on a pro rata basis over three years or will vest in their entirety on the third anniversary of the date of grant, subject to the possible earlier vesting if the Company meets or exceeds corporate operating income targets established by the Compensation Committee. Equity grants to all other employees of the Company will generally vest on a pro rata basis over a three- or five- year period. However, the Company will monitor competitive compensation practices and may from time to time modify its own equity grant practices.

Summary of the 2007 Plan

        The following summary of the principal terms and provisions of the 2007 Plan is qualified in its entirety by the terms of the 2007 Plan, which is included as Appendix A attached to this Proxy Statement and incorporated herein by reference.

  Shares Available Under the 2007 Plan

        Subject to adjustment as provided in the 2007 Plan in the event of stock splits, stock dividends, the issuance of rights and certain other events, the number of shares of Common Stock that may be issued or transferred under the 2007 Plan will not exceed 15,000,000 as such number is increased as described under "—2007 Plan Appropriately Sized" above. Under the 2007 Plan:

  •
  shares relating to awards that expire, or are forfeited, terminated or cancelled, without the issuance of shares, awards that are settled in cash in lieu of shares and awards that are exchanged, with the Compensation Committee's permission, prior to the issuance of shares of Common Stock, for awards not involving Common Stock, will again be available for issuance or transfer under the 2007 Plan;

  •
  if the exercise price of any option is, or the tax withholding requirements with respect to any award granted under the 2007 Plan are, satisfied by withholding shares otherwise then deliverable in respect of the award or the actual or constructive transfer to the Company of shares already owned, a number of shares equal to the withheld or transferred shares will again be available for issuance or transfer under the 2007 Plan; and

  •
  if a SAR is exercised and settled in shares, a number of shares equal to the difference between the total number of shares exercised and the number of shares actually issued or transferred will again be available for issuance or transfer under the 2007 Plan, with the result being that only the number of shares actually issued or transferred upon exercise of the SAR are counted against the maximum number of shares of Common Stock available for issuance or transfer under the 2007 Plan.

Shares utilized under the 2007 Plan may be newly issued shares, treasury shares or a combination of the foregoing.

        In addition to the aggregate limits described in "—Highlights of the 2007 Plan," the 2007 Plan contains the following individual annual grant limitations:

  •
  Limits on Options and SARs.    The number of shares issuable or transferable in respect of options and SARs granted to any one participant in a single fiscal year may not exceed 2,000,000 in the aggregate;

  •
  Limits on Restricted Shares and Restricted Share Units.    The number of (1) restricted shares granted to any one participant in a single fiscal year and (2) shares issuable or transferable in respect of restricted share units granted to such participant in such year, may not exceed 1,000,000 in the aggregate;

  •
  Limits on Performance Shares.    The number of performance shares granted to any one participant in a single fiscal year may not exceed 1,500,000 in the aggregate;

  •
  Limits on Performance Units.    The value of performance units granted to any one participant in a single fiscal year may not exceed $2,000,000 in the aggregate (with the value of any such grant to be determined as of the date of such grant);

  •
  Limits on Incentive Bonuses.    The amount of any incentive bonus payable under the 2007 Plan to any one participant for a single fiscal year may not exceed $4,000,000; and

  •
  Limits on Custom Awards.    The number of shares issuable or transferable in respect of custom awards granted to any one participant in a single fiscal year may not exceed 1,500,000 in the aggregate and the value of any custom award that does not involve the issuance or transfer of shares may not exceed $2,000,000 in the aggregate (with the value of any such award to be determined as of the date of such award).

  Eligibility

        Directors, officers and other employees of and consultants to the Company and its subsidiaries are eligible to participate in the 2007 Plan. We currently estimate that approximately 2,000 individuals will be eligible to be selected by the Compensation Committee to receive awards under the 2007 Plan. This group of eligible participants currently includes 13 directors and executive officers.

  Types of Awards Authorized

        The 2007 Plan provides for the granting of stock options, SARs, restricted shares, restricted share units, performance shares, performance units, dividend equivalents and custom awards. Awards granted under the 2007 Plan will be upon such terms as may be approved by the Compensation Committee and set forth in an award agreement. An award will contain such terms and provisions, consistent with the 2007 Plan, as the Compensation Committee may approve, including provisions for the acceleration of vesting or the lapse, expiration or termination of restrictions or other conditions upon the occurrence of certain events, including change of control events.

        The 2007 Plan also provides that the Compensation Committee may from time to time authorize payment of an incentive bonus to a participant who is, or is determined by the Compensation Committee to be likely to become, a "covered employee" within the meaning of Section 162(m) of the Code (generally, the chief executive officer and the three other highest paid officers other than the chief financial officer), which incentive compensation will become payable upon the achievement of specified Management Objectives, as described below. Such incentive bonuses will be payable upon such terms and conditions as the Compensation Committee may determine in accordance with the terms of the 2007 Plan. The payment of an incentive bonus under the 2007 Plan that becomes payable to a participant may be made in cash, in shares of Common Stock or a combination thereof, as determined by the Compensation Committee.

  Management Objectives

        The 2007 Plan contemplates that the Compensation Committee will establish "Management Objectives" for purposes of any grants of performance shares, performance units or incentive bonuses. Under the 2007 Plan, the Compensation Committee may also establish Management Objectives in connection with grants of stock options, SARs, restricted shares, restricted share units, dividend credits and custom awards. For example, the Compensation Committee may specify Management Objectives that must be achieved as a condition to exercising options or SARs or to result in termination or early termination of the restrictions applicable to restricted shares or restricted share units.

        Subject to the limits described below, Management Objectives may be described in terms of either Company-wide objectives or objectives that are related to the performance of the individual participant or a subsidiary, division, department, region or function. The Compensation Committee may provide, in connection with the setting of Management Objectives, that any evaluation of performance may include or exclude certain items, including, without limitation, asset write downs, litigation or claim judgments or settlements, the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results, any reorganization and restructuring programs, extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company's Annual Report on Forms 10-K for the applicable year, acquisitions or divestitures and foreign exchange gains and losses. To the extent such inclusions or exclusions affect the awards to "covered employees" within the meaning of Section 162(m) of the Code, they will be prescribed in a form that meets the requirements of Section 162(m) of the Code for deductibility.

        Management Objectives applicable to any award to a participant who is, or is determined by the Compensation Committee to be likely to become, a "covered employee" within the meaning of Section 162(m) of the Code, will be limited to specified levels of or relative peer company performance in any one or more of the following objectives, or any combination thereof, as determined by the Compensation Committee in its sole discretion: adjusted net earnings; appreciation in and/or maintenance of the price of Common Stock (or any other publicly-traded securities of the Company), including, without limitation, comparisons with various stock market indices; attainment of strategic and operational initiatives; budget; cash flow (including, without limitation, free cash flow); cost of capital; cost reduction; earnings and earnings growth (including, without limitation, earnings per share, earning before taxes, earnings before interest and taxes and earnings before interest, taxes, depreciation and amortization); market share; market value added; net income; net sales; operating profit and operating income; pretax income before allocation of corporate overhead and bonus; quality; recruitment and development of associates; maintenance of internal controls over financial reporting and corporate governance practices; reductions in costs; return on assets and return on net assets; return on equity; return on invested capital; sales and sales growth; successful acquisition/divestiture; and total stockholder return and improvement of stockholder return.

        If the Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances, render previously established Management Objectives unsuitable, the Compensation Committee may in its discretion modify such Management Objectives or the minimum acceptable level of achievement, in whole or in part, as the Compensation Committee deems appropriate and equitable, except in the case of a "covered employee" where such action would result in the loss of the otherwise available exemption under Section 162(m) of the Code. In such case, the Compensation Committee may not make any modification of the Management Objectives or minimum acceptable level of achievement with respect to such "covered employee."

  Administration and Amendments

        The 2007 Plan is to be administered by the Compensation Committee. The Compensation Committee will have sole discretion to interpret any provision of the 2007 Plan or an award thereunder, make any determination necessary or advisable for the administration of the 2007 Plan and awards thereunder, and waive any condition or right of the Company under an award or discontinue or terminate an award. Without intending to limit the generality or effect of the foregoing, any decision or determination made by the Compensation Committee with respect to the 2007 Plan or an award thereunder will be made by the Compensation Committee in its sole and absolute discretion, subject to the terms of the 2007 Plan. The interpretation and construction by the Compensation Committee of any provision of the 2007 Plan or of any award, and any determination by the Compensation Committee pursuant to any provision of the 2007 Plan or of any such award, will be final and conclusive.

        The Compensation Committee may amend the 2007 Plan from time to time without further approval by Stockholders, except where the amendment must be approved by Stockholders in order to comply with applicable legal requirements or the requirements of the principal securities exchange, association or quotation system on which Common Stock is listed or quoted. Without intending to limit the generality or effect of the foregoing, if an amendment to the 2007 Plan would increase the number of shares of Common Stock that may be issued or transferred upon the exercise of ISOs, then such amendment will be subject to Stockholder approval and will not be effective unless and until such approval has been obtained.

        Subject to the foregoing, the Compensation Committee may amend the terms of any award granted under the 2007 Plan prospectively or retroactively, except in the case of a covered employee where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. No amendment to any award may materially and adversely affect the rights of any participant taken as a whole without his or her consent.

  Change of Control

        Awards under the 2007 Plan may provide that, upon a change of control of the Company, such awards will become vested or earned, in whole or in part. For example, an award of options or SARs may provide that unvested options or SARs will become vested and immediately exercisable, either in whole or in part, upon a change of control. Similarly, awards of restricted shares, restricted share units, performance shares and performance units, custom awards and incentive bonuses may provide that the restrictions or other conditions prescribed by the Compensation Committee, if any, with respect thereto will automatically lapse, expire and terminate, and such awards will be deemed to be earned, in whole or in part, upon a change of control.

  Transferability

        The 2007 Plan expressly provides that, with the Company's consent, which may be granted or withheld in its sole and absolute discretion, a participant may transfer an award for estate planning purposes or pursuant to a domestic relations order, provided the transferee executes an agreement, in form satisfactory the Company, to be bound by the terms and conditions of the 2007 Plan and the award being transferred. Unless otherwise permitted by the Compensation Committee, except as described in the immediately preceding sentence (1) no award or other derivative security granted under the 2007 Plan is transferable by a participant except, upon death, by will or the laws of descent and distribution and (2) stock options and SARs are exercisable during the optionee's lifetime only by him or her or by his or her guardian or legal representative.

  Adjustments

        The number of shares authorized under the 2007 Plan, the number of, and, if applicable, amounts payable for, shares subject to outstanding awards and the various limits contained in the 2007 Plan will be adjusted in the event of stock dividends, extraordinary dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, spin-offs, split-offs, spin-outs, split-ups, reorganizations, liquidations, issuances of rights or warrants, and similar events. In the event of any such transaction or event or in the event of a change of control, the Compensation Committee, in its discretion, may provide in substitution for any or all outstanding awards under the 2007 Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and may require the surrender of all awards so replaced. The Compensation Committee will also make or provide for such adjustments in the number of shares available under the 2007 Plan and the other limitations contained in the 2007 Plan as is appropriate to reflect any transaction or event described above. The 2007 Plan also provides that, without limiting the generality of the foregoing, in the event that the Company issues warrants or other rights to acquire common shares on a pro-rata basis to all Stockholders, the Compensation Committee will make such adjustments in the number of shares authorized under the 2007 Plan and in the limits contained in the 2007 Plan as it may determine to be equitable, including proportionately increasing the number of authorized shares or any such limit.

  Withholding Taxes

        To the extent that the Company or a subsidiary is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a participant or other person under the 2007 Plan and the amounts available to the Company or subsidiary for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Compensation Committee) may include relinquishment of a portion of such benefit.

  Termination

        No award will be made under the 2007 Plan more than 10 years after the date on which the 2007 Plan is first approved by Stockholders, but all awards made on or prior to the tenth anniversary of Stockholder approval will continue in effect thereafter subject to the terms of such awards and of the 2007 Plan.

Federal Income Tax Consequences

        The following discussion of the principal U.S. federal income tax consequences with respect to awards under the 2007 Plan is based on statutory authority and judicial and administrative interpretations as of the date of this Proxy Statement, which are subject to change at any time (possibly with retroactive effect) and may vary in individual circumstances. Therefore, the following discussion is designed to provide a general understanding of the federal income tax consequences (state, local and other tax consequences are not addressed below). This discussion assumes that awards granted under the 2007 Plan are exempt from, or comply with, the provisions of Section 409A of the Code. This discussion is limited to the U.S. federal income tax consequences to individuals who are citizens or residents of the U.S. The U.S. federal income tax law is technical and complex and the discussion below represents only a general summary.

  Non-Qualified Stock Options

        In general, no income will be recognized by an optionee at the time a non-qualified stock option is granted. At the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the exercise price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise. At the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

  Incentive Stock Options

        No income generally will be recognized by an optionee upon the grant or exercise of an ISO. The exercise of an ISO, however, may result in alternative minimum tax liability. If shares are issued to the optionee pursuant to the exercise of an ISO and no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares any amount realized in excess of the exercise price will be taxed to the optionee as a capital gain and any loss sustained will be a capital loss. If shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as capital gain (or loss).

  Stock Appreciation Rights

        Generally, no income will be recognized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares received on the exercise.

  Restricted Shares

        A recipient of restricted shares generally will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the participant for such restricted shares) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code. However, a recipient who makes an election under Section 83(b) of the Code within 30 days of the date of grant of the shares will have taxable ordinary income on the date of grant of the shares equal to the excess of the fair market value of such shares (determined without regard to the restrictions) over the purchase price, if any, of such restricted shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to the restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

  Restricted Share Units

        No income generally will be recognized upon the award of restricted share units. The recipient of a restricted share unit award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted shares on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such restricted share units), and the capital gains/loss holding period for such shares will also commence on such date.

  Performance Shares and Performance Units

        No income generally will be recognized upon the grant of performance shares or performance units. Upon payment in respect of the earn-out of performance shares or performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares received.

  Incentive Bonuses

        The participant generally will be required to include as ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any non-restricted shares of Common Stock received as payment of a bonus.

  Tax Consequences to the Company or Subsidiary

        To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an "excess parachute payment" within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain compensation of "covered employees" under Section 162(m) of the Code.

  Section 409A of the Code

        To the extent that any award granted under the 2007 Plan constitutes a deferral of compensation within the meaning of Section 409A of the Code, the Compensation Committee intends to cause the award to comply with the requirements of Section 409A. If an award does not comply with the requirements of Section 409A, penalty taxes and interest may be imposed on the participant receiving the award.

Registration with the SEC

        The Company intends to file a Registration Statement on Form S-8 relating to the issuance of shares of Common Stock under the 2007 Plan with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended, as soon as is practicable after approval of the 2007 Plan by Stockholders.

New Plan Benefits

        Awards under the 2007 Plan are discretionary. As a consequence, the Company cannot currently determine the number or type of awards that may be granted in the future under the 2007 Plan.

Required Vote and Board Recommendation

        The affirmative vote of a majority of the votes cast on Proposal 2 at the Annual Meeting is required for the approval of Proposal 2.

The Board recommends that you vote FOR the approval of the 2007 Plan.

PROPOSAL 3—
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP to serve as the Company's independent registered public accounting firm for the current fiscal year ending March 31, 2008. The Board is requesting ratification by Stockholders at the Annual Meeting of the appointment of PricewaterhouseCoopers LLP.

        The Audit Committee has the responsibility for selecting auditors, and Stockholder approval is not required for the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm. However, the Company is requesting that Stockholders ratify such appointment at the Annual Meeting. In the event Stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection for the next fiscal year. Even if the appointment is ratified, the Audit Committee may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and its Stockholders.

        PricewaterhouseCoopers LLP was initially engaged as the Company's independent registered public accounting firm on March 20, 2001. During the Company's three most recently completed fiscal years, there were no disagreements between the Company and PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, and there were no reportable events as described in Item 304 of Regulation S-K promulgated by the SEC.

        Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

Required Vote and Board Recommendation

        The affirmative vote of a majority of the votes cast on Proposal 3 at the Annual Meeting is required for approval of Proposal 3.

The Board recommends that you vote FOR the ratification
of the appointment of PricewaterhouseCoopers LLP.

PROPOSAL 4—
STOCKHOLDER PROPOSAL—DIVERSITY ON THE BOARD OF DIRECTORS

Stockholder Proposal

        The Fetzer Institute, 9292 West KL Ave., Kalamazoo, Michigan 49009, which purports to own 213 shares of Common Stock and the General Board of Pension and Health Benefits of the United Methodist Church, 1201 Davis Street, Evanston, Illinois 60201, which purports to own 95,398 shares of Common Stock, have notified the Company in writing that they intend to present a resolution for action by Stockholders at the Annual Meeting. The text of the resolution and the supporting statement submitted by these Stockholders are as follows:

"DIVERSITY ON THE BOARD OF DIRECTORS—2007
Activision

        WHEREAS

        Activision currently has a distinguished board of eight people, all of whom are white and one of whom is female.

        We believe that our Board should take every reasonable step to ensure that women and persons from minority racial groups are in the pool from which Board nominees are chosen; therefore be it

        RESOLVED that the shareholders request the Board:

  1.
  In connection with its search for suitable Board candidates ensure that women and persons from minority racial groups are among those it considers for nomination to the Board.

  2.
  Publicly commit itself to a policy of board inclusiveness, including steps to be taken and a timeline for implementing that policy.

  3.
  Report to shareholders, at reasonable expense, by December 2006 [sic]:

  a.
  On its efforts to encourage diversified representation on the board;

  b.
  Whether, in the Nominating and Corporate Governance committee's procedures, diversity is included as a criterion in selecting the total membership of the Board.

Supporting Statement

        The charter for our company's Nominating and Corporate Governance Committee gives it the responsibility to "actively seek and evaluate individuals qualified to become board members for recommendation to the Board."

        In response to the recent corporate scandals, the U.S. Congress (Sarbanes-Oxley Act), the stock exchanges, and the SEC have each taken actions to enhance the independence, accountability and responsiveness of corporate boards, including requiring greater board and committee independence.

        As companies seek new board members to meet the new independence standards, there is a unique opportunity to enhance diversity on the board. We believe that the judgments and perspectives that women and members of minority groups bring to board deliberations improve the quality of board decision-making and will enhance business performance by enabling a company to respond more effectively to the needs of customers worldwide.

        Increasingly, institutional investors have supported a call for greater board diversity. For example, in 2002 the $21 billion Connecticut Retirement Plans and Trust Funds launched a Board Diversity Initiative. "It has been shown that added diversity and independence helps a company's bottom line, and increasing diversity in the boardroom to better reflect a company's workforce, customers and community is ultimately in the best interest of shareholders and our economy," said Connecticut State Treasurer, Denise Nappier.

        We urge the Board to enlarge its search for qualified members by casting a wider net."

Company's Statement in Opposition

The Board recommends that Stockholders vote AGAINST Proposal 4 for the following reasons:

        Although the Board has established no specific criteria for the selection of director candidates (except as necessary to meet applicable legal, regulatory and securities exchange requirements), the Board has indicated as a general matter that director candidates should:

  •
  show evidence of leadership in their particular field of business or expertise;

  •
  have broad experience and the ability to exercise sound business judgment;

  •
  have specific knowledge about the Company's business; and

  •
  have the ability to effectively promote the Company's business.

        The Nominating/Corporate Governance Committee has a long-standing policy of (1) evaluating director candidates for recommendation to the Board based on their individual qualifications without specific regard to race, religion, national origin or gender and (2) seeking to identify the best possible director candidates based on the above-referenced criteria and other factors, such as the integrity, personal judgment, general knowledge and experience and unique talents, skills and viewpoints of the candidate. See "Corporate Governance Matters—Board of Directors and Committees—Criteria Used in the Selection of Director Nominees" below for further information regarding the selection of director nominees.

        The Board believes that providing reports relating to its director selection process or establishing formalistic procedures and arbitrary deadlines therefor would not enhance the selection process for director candidates. Rather, the Board believes that such measures would limit the Board's ability to select the most qualified director candidates, would involve cost and time without any commensurate benefits and would not be in the best interests of the Company or its Stockholders.

Required Vote and Board Recommendation

        The affirmative vote of a majority of the votes cast on Proposal 4 at the Annual Meeting is required for approval of Proposal 4.

The Board recommends that you vote AGAINST the proposal
regarding diversity on the Board.

PROPOSAL 5—
STOCKHOLDER PROPOSAL—STOCKHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION

Stockholder Proposal

        As You Sow, 311 California Street, Suite 510, San Francisco, California 94104, on behalf of Kristopher Morrison, who purports to own a number of shares of Common Stock having a value in excess of $2,000, has notified the Company in writing that it intends to present a resolution for action by Stockholders at the Annual Meeting. The text of the resolution and the supporting statement submitted by this Stockholder are as follows:

"ADVISORY VOTE ON EXECUTIVE COMPENSATION

        RESOLVED, that shareholders of Activision Inc. urge the board of directors to adopt a policy that company shareholders be given the opportunity at each annual meeting of shareholders to vote on an advisory resolution, to be proposed by Activision's management, to ratify the compensation of the named executive officers ("NEOs") set forth in the proxy statement's Summary Compensation Table (the "SCT") and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

Supporting Statement

        Investors are increasingly concerned about mushrooming executive compensation which sometime appears to be insufficiently aligned with the creation of shareholder value. Additionally, recent media attention to questionable dating of stock options grants by companies has raised related investor concerns.

        The SEC has created a new rule, with record support from investors, requiring companies to disclose additional information about compensation and perquisites for top executives. The rule goes into effect this year. In establishing the rule the SEC has made it clear that it is the role of market forces, not the SEC, to provide checks and balances on compensation practices.

        We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide shareholders with enough mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practices, in the United Kingdom, public companies allow shareholders to cast an advisory vote on the "directors' remuneration report," which discloses executive compensation. Such a vote isn't binding, but gives shareholders a clear voice that could help shape senior executive compensation.

        Currently U.S. stock exchange listing standards require shareholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Shareholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages. (See Lucian Bebchuk & Jesse Fried, Pay Without Performance 49 (2004))

        Similarly, performance criteria submitted for shareholder approval to allow a company to deduct compensation in excess of $1 million are broad and do not constrain compensation committees in setting performance targets for particular senior executives. Withholding votes from compensation committee members who are standing for reelection is a blunt and insufficient instrument for registering dissatisfaction with the way in which the committee has administered compensation plans and policies in the previous year.

        Accordingly, we urge Activision's board to allow shareholders to express their opinion about senior executive compensation at our company by establishing an annual referendum process. The results of such a vote would, we think, provide Activision with useful information about whether shareholders view the company's senior executive compensation, as reported each year, to be in shareholders' best interests.

        We urge shareholders to vote for this proposal."

Company's Statement in Opposition

The Board recommends that Stockholders vote AGAINST Proposal 5 for the following reasons:

        The Board believes that stockholder communication and input is invaluable and essential. To this end, the Company already maintains an effective means for Stockholders to communicate directly with the Board and the Compensation Committee, as discussed below under "Corporate Governance Matters—Board of Directors and Committees—Stockholder Communications with the Board of Directors." The Company believes that by using such direct communication, Stockholders can effectively provide the Board with meaningful insight into specific concerns regarding compensation of the Company's executive officers. An after-the-fact, up-or-down advisory vote, on the other hand, would not communicate any meaningful or specific criticism that could be used by the Board to timely address Stockholder concerns. In fact, if implemented, such an advisory vote would force the Board to speculate about Stockholder concerns and could be counterproductive if the Board were to misinterpret the results of such vote.

        The Compensation Committee, which is comprised entirely of independent directors, reviews and approves annually the compensation for the executive officers of the Company. The Compensation Committee is responsible for establishing and maintaining a competitive, fair and equitable compensation policy designed to attract, motivate and retain highly talented and experienced individuals. Executive compensation practices are influenced by a wide range of complex factors, including changes in strategic goals, changing economic and industry conditions, accounting requirements and tax laws, evolving governance trends and the compensation practices of other companies. As a result, it is important that the Compensation Committee retain the flexibility to select incentives that balance these influences so that the Company can continue to attract and retain executives of outstanding ability and motivate them to achieve superior performance. If implemented, an advisory vote could have the effect of limiting this flexibility and interfering with the Company's ability to attract and retain executives.

        The Compensation Committee considers both public and confidential information about the Company's strategies and performance when assessing executive performance and determining compensation. Some of the confidential information could not be made available to Stockholders without also providing such information to the Company's competitors. If implemented, an advisory vote would require the Company either to ask Stockholders to endorse or reject compensation decisions without complete information or to disclose competitively sensitive information in a public document.

        The Company complies with the SEC rules regarding disclosure of compensation information. The Company fully and fairly discloses the relevant details of its executive compensation in each annual proxy statement so that Stockholders may evaluate the Company's approach to rewarding its executives. The Company believes its compensation policies and practices result from a disciplined and thorough process for determining executive compensation as outlined in the Company's Compensation Discussion and Analysis. See "Executive Compensation—Compensation Discussion and Analysis" below. If, however, Stockholders have concerns about the Company's compensation policies and practices, the Company's detailed public disclosure regarding compensation and the ability of Stockholders to communicate directly with the Board as described above together provide Stockholders with a sufficient mechanism to provide input on those policies and practices.

        Contrary to the position taken by the proponent, the Company believes comparisons of compensation practices in the United States to those in the United Kingdom are inappropriate. Given the vast differences between the United States and the United Kingdom corporate governance policies, the success and experience in the United Kingdom of such stockholder advisory votes offers little or no guidance as to the effect that such a vote may have on the Company.

        The Board believes that adopting this proposal is unnecessary and not in the best interests of the Company or its Stockholders.

Required Vote and Board Recommendation

        The affirmative vote of a majority of the votes cast on Proposal 5 at the Annual Meeting is required for approval of Proposal 5.

The Board recommends that you vote AGAINST the proposal for a Stockholder advisory vote on executive compensation.

EQUITY COMPENSATION PLAN INFORMATION

        The following table sets forth information, as of March 31, 2007, with respect to shares of Common Stock that may be issued under our existing equity compensation plans.

Plan Category	Number of shares of Common Stock to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of shares of Common Stock remaining available for future issuance under compensation plans equity

Equity compensation plans approved by Stockholders:
Activision, Inc. 1991 Stock Option and Stock Award Plan, as amended	408,552	$3.38	–
Activision, Inc. 1998 Incentive Plan, as amended (1)	1,423,435	$3.30	56,269
Activision, Inc. 2001 Incentive Plan, as amended (1)	3,670,041	$7.18	158,329
Activision, Inc. 2002 Executive Incentive Plan (1)	7,188,226	$5.37	266,429
Activision, Inc. 2003 Incentive Plan (1)	14,571,610	$12.76	8,936,134
Second Amended and Restated 2002 Employee Stock Purchase Plan and the Amended and Restated 2002 Employee Stock Purchase Plan For International Employees	–	–	1,314,731

All such plans	27,261,864		10,731,892

Equity compensation plans not approved by Stockholders:
Activision, Inc. 1999 Incentive Plan, as amended (1)(2)	2,140,227	$4.64	84,529
Activision, Inc. 2002 Incentive Plan, as amended (1)(3)	9,551,725	$7.38	167,569
Activision, Inc. 2002 Studio Employee Retention Incentive Plan (1)(4)	2,361,885	$3.89	4,171
Other Employee Stock Options (5)	8,314,327	$1.74	–

All such plans	22,368,164		256,269

Total	49,630,028		10,988,161

(1)
If the 2007 Plan is approved by Stockholders, the Company will cease to make awards under this plan, though it will remain in effect and continue to govern outstanding awards thereunder. As described in detail in "Proposals—Proposal 3—Approval of the 2007 Incentive Plan—Summary of the 2007 Plan," in such circumstances, the number of shares available under the 2007 Plan will be increased at and after the time of Stockholder approval of the 2007 Plan based on the number of shares reserved for issuance at such time, but ultimately not issued, under this plan.

(2)
On April 26, 1999, the Board approved the Activision 1999 Incentive Plan (as amended, the "1999 Plan"). The 1999 Plan permits the granting of non-qualified stock options, ISOs, SARs, restricted share awards, deferred share awards and other equity-based awards to directors, officers, key employees, consultants, representatives and other consultant and agents of the Company or any of its subsidiaries. The 1999 Plan expires on May 31, 2009, on which date awards under the 1999 Plan may no longer be granted. As of March 31, 2007, the total number of shares of Common Stock available for distribution under the 1999 Plan was 2,224,756.

(3)
On April 4, 2002, the Board approved the Activision 2002 Incentive Plan (the "2002 Plan"). The 2002 Plan permits the granting of non-qualified stock options, ISOs, SARs, restricted share awards, deferred share awards and other equity-based awards to officers (other than executive officers), employees, consultants and advisors of the Company or any of its subsidiaries or affiliates. The 2002 Plan expires on April 3, 2012, on which date awards under the 2002 Plan may no longer be granted. As of March 31, 2007, the total number of shares of Common Stock available for distribution under the 2002 Plan was 9,719,294.

(4)
On December 16, 2002, the Board approved the Activision 2002 Studio Employee Retention Incentive Plan, as amended (the "2002 Studio Plan"). The 2002 Studio Plan permits the granting of non-qualified stock options and restricted share awards to key studio employees (other than executive officers) of the Company and its subsidiaries and affiliates. The 2002 Studio Plan expires on December 18, 2012, on which date awards under the 2002 Studio Plan may no longer be granted. As of March 31, 2007, the total number of shares of Common Stock available for distribution under the 2002 Studio Plan was 2,366,056.

(5)
Options to purchase Common Stock were granted to certain individuals in connection with their employment agreements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

        The following table sets forth information, as of July 18, 2007 (unless otherwise noted), with respect to the beneficial ownership of Common Stock by: (i) each executive officer named in the Summary Compensation Table; (ii) each director and each nominee for election as director; (iii) all current executive officers and directors as a group; and (iv) each Stockholder (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act")) known by the Company to be the beneficial owner of more than 5% of Common Stock. Unless otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by him or her.

	Shares Beneficially Owned
Beneficial Owner	Shares Owned		Right to Acquire (1)		Percent of Outstanding Shares (2)

Robert A. Kotick	4,529,661	(3)	9,040,105	(4)	4.6%
Brian G. Kelly	1,628,988	(3)	8,304,622		3.4%
Michael J. Griffith	155,763	(5)	373,474		*
Thomas Tippl	96,712	(6)	167,223		*
Robin Kaminsky	33,957	(7)	205,001		*
Brian Hodous	46,000	(8)	–		*
Charles J. Huebner	15,640		–		*
Robert J. Corti	12,000	(9)	125,140		*
Ronald Doornink	177,166	(10)	2,516,805	(10)	*
Barbara S. Isgur	4,000		226,253		*
Robert J. Morgado	60,666		460,701		*
Peter J. Nolan	46,666		125,140		*
Richard Sarnoff	11,000		62,917		*
All directors and executive officers as a group (13 persons)	6,802,579	(3)	21,857,200		9.3%
Goldman Sachs Asset Management L.P.	31,787,323	(11)	–		11.1%
Wellington Management Company, LLP	29,777,450	(12)	–		10.4%

*Percent of class less than 1%.

(1)
Represents shares of Common Stock that may be acquired within 60 days of July 18, 2007 through the exercise of stock options.

(2)
The percentage of outstanding shares was calculated by dividing the number of shares of Common Stock beneficially owned by each beneficial owner or group of beneficial owners as of July 18, 2007 (including the number of shares that each beneficial owner or group of beneficial owners had the right to acquire within 60 days of that date) by the sum of (a) 285,960,477, the total number of shares of Common Stock outstanding on that date (including 338,558 restricted shares of Common Stock, which were issued but subject to forfeiture on that date), and (b) the number of shares that may be acquired by such beneficial owner or group of beneficial owners within 60 days of that date.

(3)
Includes 112,442 shares of Common Stock owned directly by Delmonte Investments, L.L.C. Messrs. Kotick and Kelly are controlling persons of such entity and share voting and investment power with respect to such shares.

(4)
Includes (a) 8,522,265 shares of Common Stock that may be acquired pursuant to options held in Mr. Kotick's name and (b) 517,840 shares of Common Stock that may be acquired pursuant to options transferred by Mr. Kotick to an irrevocable trust for the benefit of his minor children and as to which Mr. Kotick disclaims beneficial ownership.

(5)
Represents 155,763 restricted shares of Common Stock that were granted to him on June 15, 2005 in connection with his employment agreement and that vest ratably over three years commencing on June 15, 2008.

(6)
Represents 96,712 restricted shares of Common Stock that were granted to him on October 3, 2005 in connection with his employment agreement and that vest ratably over three years commencing on October 3, 2008.

(7)
Includes 32,083 restricted shares of Common Stock that were granted to her in two tranches on October 19, 2006 in connection with her employment agreement. The first tranche consists of 23,333 restricted shares, and the restrictions with respect to one-third of the restricted shares in this tranche lapse on each of October 19, 2007, 2008 and 2009. The second tranche consists of 8,750 restricted shares, and the restrictions on which lapse on October 19, 2009, subject to the possible earlier lapse of restrictions with respect to 25% of the shares following 2008 if the Company were to meet or exceed corporate operating income targets established by the Compensation Committee for such year.

(8)
Represents 46,000 restricted shares of Common Stock that were granted to him on November 3, 2006 in connection with his employment agreement, of which 25,000 shares vest ratably over two years commencing on November 3, 2007 and 21,000 shares vest in their entirety on November 3, 2009.

(9)
Represents shares held jointly by Mr. Corti and his spouse, who share voting and investment power with respect to such shares.

(10)
Represents shares held by the Ronald Doornink Martha Doornink TTEE U/A/D 12-17-1996 FBO Doornink Rev Living Trust. Ronald and Martha Doornink are co-trustees of such trust and share voting and investment power with respect to such shares.

(11)
Goldman Sachs Asset Management L.P. ("GSAM LP") had sole voting power over 28,911,594 shares of Common Stock and sole dispositive power over 31,787,323 shares of Common Stock as of February 28, 2007. GSAM LP, in its capacity as an investment advisor, disclaims beneficial ownership of any securities managed on its behalf by third parties. This information is based upon a Schedule 13G filed with the SEC by GSAM LP on March 9, 2007. The address for GSAM LP is 32 Old Slip, New York, New York 10005.

(12)
Wellington Management Company, LLP ("Wellington") had shared voting power over 22,852,550 shares of Common Stock and shared dispositive power over 29,677,450 shares of Common Stock as of January 31, 2007. Wellington, in its capacity as investment adviser, may be deemed to beneficially own 29,777,450 shares of Common Stock held of record by clients of Wellington. This information is based on a Schedule 13G filed with the SEC by Wellington on February 12, 2007. The address for Wellington is 75 State Street, Boston, Massachusetts 02109.

CORPORATE GOVERNANCE MATTERS

Board of Directors and Committees

  Board Composition and Meetings

        The Board is currently comprised of five non-employee directors and three management directors. The Board will continue to have the same composition of non-employee and management directors if all director nominees designated by the Board in Proposal 1 are elected at the Annual Meeting. Non-employee directors have comprised a majority of the Board for over ten years. As discussed in "—Director Independence" below, the Company complies with Nasdaq requirements regarding Board composition.

        The primary responsibilities of the Board are to provide oversight of, and strategic guidance, counseling and direction to, the Company's management for the long-term interests of the Company and its Stockholders. The Board has established a regular meeting schedule under which the Board meets at least quarterly and in conjunction with the Annual Meeting. At least two of these meetings are to be held in person, and the others may be conducted by conference telephone or other similar equipment. In conjunction with meetings of the Board, the non-employee directors meet regularly in executive sessions without the management directors. Generally, written materials are distributed to the Board prior to its meetings. In addition, the Board regularly schedules meetings with and presentations from senior level management.

        The Board met six times during the Company's fiscal year ended March 31, 2007, which we refer to as "fiscal 2007." All directors who served on the Board during fiscal 2007 attended at least 75% of the meetings of the Board and of each committee on which they served during fiscal 2007.

  Board Attendance at Annual Meeting

        All directors are expected to attend the Annual Meeting. All directors attended the 2006 annual meeting of Stockholders.

  Standing Board Committees

        The Board currently has three standing committees, each of which operates under a written charter approved by the Board: (1) the Audit Committee; (2) the Compensation Committee; and (3) the Nominating/Corporate Governance Committee.

  Director Independence

        The Company's Corporate Governance Principles and Policies require that a majority of the members of the Board satisfy the independence requirements of the Nasdaq. The Company refers to these requirements as the "general independence criteria." Additionally, the Audit Committee charter, Compensation Committee charter and Nominating/Corporate Governance Committee charter require that all of their respective committee members satisfy the general independence criteria.

        Based upon information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, the Board has determined that each of Messrs. Corti, Nolan, Morgado and Sarnoff and Ms. Isgur, representing five of the Company's eight directors, satisfy the general independence criteria. In making such determination, the Board considered the relationships that each of the directors had with the Company and other facts and circumstances the Board deemed relevant.

  Audit Committee

        In June 2000, the Board adopted a formal charter that describes the Audit Committee's responsibilities and provides that (1) all Audit Committee members must meet the general independence criteria, (2) all Audit Committee members must understand financial statements and be financially literate, and (3) at least one Audit Committee member must be an "audit committee financial expert" as defined in the applicable rules of the SEC. The Audit Committee's charter, as amended, can be found on the Company's web site at http://investor.activision.com/documents.cfm.

        The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee's responsibilities include:

  •
  appointing, overseeing and setting the compensation for the Company's independent registered public accounting firm;

  •
  reviewing the financial statements with the Company's management and its independent registered public company accounting firm;

  •
  reviewing the Company's general policies and procedures with respect to audits and accounting and financial controls, the scope and results of the auditing engagement and the independence of the Company's independent registered public accounting firm;

  •
  reviewing and approving the terms of any proposed related party transactions involving the Company and any director, executive officer or family member (excluding employment agreements and compensation agreements) or outside auditor; and

  •
  the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.

        The Company's independent registered public accounting firm is required to report directly to the Audit Committee. The Audit Committee serves as an independent and objective party to monitor the Company's financial reporting process and internal control system.

        The Audit Committee endeavors to maintain free and open communication among the Board, the Company's independent registered public accounting firm, the individuals engaged in internal audit and legal compliance activities for the Company and the Company's financial and senior management. Consistent with these functions, the Audit Committee encourages continuous improvement of, and fosters adherence to, the Company's policies, procedures and practices at all levels.

        The Audit Committee meets at least quarterly. Each regular meeting includes a discussion with representatives of the Company's independent registered public accounting firm that, among other matters, focuses on key accounting principles and internal controls. The Audit Committee met five times during fiscal 2007.

        The members of the Audit Committee are Mr. Corti (Chairperson), Ms. Isgur and Mr. Morgado. The Board has determined that each member of the Audit Committee meets the general independence criteria and that each member of the Audit Committee understands financial statements and is financially literate. The Board has determined Mr. Corti is an "audit committee financial expert" as defined in the applicable rules of the SEC.

  Compensation Committee

        In September 2002, the Board adopted a formal charter that describes the Compensation Committee's responsibilities and provides that all members of the Compensation Committee must meet the general independence criteria and must be a "non-employee director" as defined in the applicable rules of the SEC. The Compensation Committee's charter can be found on the Company's web site at http://investor.activision.com/documents.cfm.

        The Compensation Committee reviews and approves the compensation policies that are specifically applicable to senior executives of the Company and establishes the compensation guidelines which govern all other Company employees. The Compensation Committee's responsibilities include:

  •
  reviewing and approving the compensation of the Chairman and Co-Chairman of the Company, the President of Activision Publishing and all executives that report directly to the President of Activision Publishing;

  •
  reviewing and making recommendations to the Board regarding compensation programs and policies applicable to all directors;

  •
  exercising oversight of general compensation practices;

  •
  setting the annual guidelines for salary administration, merit awards and equity awards; and

  •
  administering the Company's option and incentive plans and employee stock purchase plans.

        Pursuant to the Compensation Committee charter, the Compensation Committee is authorized to form a subcommittee, when appropriate, and delegate its responsibilities to such subcommittee, although it did not do either in fiscal 2007. As further described in "Executive Compensation—Compensation Discussion and Analysis," the Compensation Committee consults with management in formulating compensation plans, but ultimately the Compensation Committee exercises independent judgment in establishing the Company's executive compensation program. The Compensation Committee charter also authorizes the Compensation Committee to engage compensation consultants to assist in determining director and senior executive compensation. Although the Compensation Committee did not itself utilize outside consultants in fiscal 2007, the Compensation Committee considered and reviewed information provided by management, including the information supplied by Compensia, Inc., a compensation consultant hired by the Company to assist its senior management in analyzing certain aspects of executive compensation and making recommendations to the Compensation Committee regarding fiscal 2007 compensation, as described under "Executive Compensation—Compensation Discussion and Analysis."

        The Compensation Committee met eight times during fiscal 2007. The Compensation Committee reports regularly to the Board on its actions and recommendations.

        The members of the Compensation Committee are Mr. Morgado (Chairperson), Ms. Isgur and Mr. Nolan. The Board has determined that each member of the Compensation Committee meets the general independence criteria and is a "non-employee director" as defined in the applicable rules of the SEC. For additional information regarding the Compensation Committee, see "Executive Compensation—Compensation Discussion and Analysis."

  Nominating/Corporate Governance Committee

        In September 2002, the Board adopted a formal charter that describes the Nominating/Corporate Governance Committee's responsibilities and provides that all members of the Nominating/Corporate Governance Committee must meet the general independence criteria. The Nominating/Corporate Governance Committee's charter, as amended, can be found on the Company's web site at http://investor.activision.com/documents.cfm.

        The Nominating/Corporate Governance Committee's responsibilities include:

  •
  assisting the Board by identifying individuals qualified to become Board members and recommending such individuals for election at the annual meeting of Stockholders or to fill vacancies, as necessary;

  •
  making recommendations to the Board regarding possible changes in its size or composition;

  •
  making recommendations to the Board regarding corporate governance principles and policies applicable to the Company;

  •
  leading the Board in its annual review of the Board's performance; and

  •
  making recommendations to the Board regarding director nominees for each committee and for the position of Chairperson of each committee.

        The Nominating/Corporate Governance Committee identifies and considers individuals for Board membership based upon recommendations by members of the Nominating/Corporate Governance Committee or other Board members, by members of the Company's management, or by Stockholders of record, so long as such recommendation is made in accordance with the policies adopted by the Nominating/Corporate Governance Committee. See "—Stockholder Recommendation of Directors" below.

        The Nominating/Corporate Governance Committee met four times during fiscal 2007.

        The members of the Nominating/Corporate Governance Committee are Mr. Morgado (Chairperson), Mr. Sarnoff and Mr. Corti (who joined the Nominating/Corporate Governance Committee effective in May 2007). The Board has determined that each member of the Nominating/Corporate Governance Committee meets the general independence criteria.

  Criteria Used in the Selection of Director Nominees

        The Company's Corporate Governance Principles and Policies provide that the majority of the members of the Board will be outside directors, that the outside directors should have appropriate skills and characteristics required of Board members and that the assessment of outside director nominees should include issues of diversity, age and skills, all in the context of an assessment of the perceived needs of the Board at that point in time.

        Pursuant to its charter, in evaluating a nominee for director, the Nominating/Corporate Governance Committee considers, in addition to the criteria set forth in the Company's Corporate Governance Principles and Policies and such other criteria it determines to be appropriate under the circumstances, whether a nominee possesses the integrity, judgment, knowledge, experience, skills, expertise and viewpoints that are likely to enhance the Board's ability to manage and direct the affairs and business of the Company, including, when applicable, to enhance the ability of committees of the Board to fulfill their duties. The Nominating/Corporate Governance Committee also takes into account, as applicable, the satisfaction of any independence requirements imposed by law, regulation and the Company's Corporate Governance Principles and Policies. When considering director nominees recommended by a Stockholder, the Nominating/Corporate Governance Committee may also consider the factors described under "—Stockholder Recommendation of Directors" below.

        Beyond the considerations described above, there are no specific criteria for the selection of nominees for director except to the extent required to meet applicable legal, regulatory and exchange requirements. However, as a general matter, the Board believes that nominees should show evidence of leadership in their particular field of business or expertise, have broad experience and the ability to exercise sound business judgment, have specific knowledge about the Company's business and have the ability to network in order to promote the Company's business.

        The Nominating/Corporate Governance Committee has the authority to (1) retain (and later terminate) a search firm to assist in identifying director nominees and (2) approve such search firm's fees and other retention terms. The Nominating/Corporate Governance Committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors. Before engaging a search firm or other external advisors, the Nominating/Corporate Governance Committee must consult with the Company's Chairman and the Co-Chairman. The Company has in the past engaged, and may continue to engage in the future, search firms to assist with the identification and evaluation of potential director nominees.

  Stockholder Recommendation of Directors

        The Nominating/Corporate Governance Committee will consider director nominees recommended by Stockholders of record. In addition to all of the factors that the Committee may consider when proposing director nominees to the Board, when considering nominees submitted by a Stockholder, the Nominating/Corporate Governance Committee may take into consideration the number of shares of Common Stock held by the recommending Stockholder, the length of time that such shares have been held and the relationship, if any, between the recommending Stockholder and the proposed director nominee.

        For a nominee to be considered by the Nominating/Corporate Governance Committee, a Stockholder, or group of Stockholders, must submit a written recommendation, which must include the following information:

  •
  the name and address of the Stockholder and evidence of such Stockholder's ownership of Common Stock, including the number of shares beneficially owned and the length of time of ownership;

  •
  the name of the nominee, the nominee's resume or a list of his or her qualifications to be a director of the Company and the nominee's consent to be named a director if selected by the Nominating/Corporate Governance Committee and nominated by the Board;

  •
  a representation that the Stockholder is entitled to vote at the annual meeting of Stockholders at which the directors will be elected and that the Stockholder intends to appear in person or by proxy at such annual meeting to nominate the person specified in the notice; and

  •
  a description of any arrangements or understandings between the Stockholder and such nominee and any other persons (including their names), pursuant to which the nomination is made.

        The Stockholder recommendation and information described above must be sent to the Company's Corporate Secretary, Activision, Inc., 3100 Ocean Park Blvd., Santa Monica, CA 90405, and must be received by the Corporate Secretary not less than 120 days prior to the anniversary date of the Company's most recent annual meeting of Stockholders.

  Stockholder Communications with the Board of Directors

        To communicate directly with the full Board, the independent directors, any committee of the Board or any individual Board member, Stockholders of record may send written correspondence addressed to such director or directors in care of the Company's Corporate Secretary, Activision, Inc., 3100 Ocean Park Blvd., Santa Monica, CA 90405.

        All communications received as set forth in the preceding paragraph will be opened by the Corporate Secretary or his designee for the sole purpose of determining whether the contents contain a message to one or more of our directors. Any contents that are not advertising materials, promotions of a product or service, patently offensive materials or matters deemed, using reasonable judgment, inappropriate for the Board will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the Corporate Secretary will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed. Communications to the full Board, the independent directors or any individual director that relate to the Company's accounting practices, internal accounting controls or auditing matters will be referred to the Chairperson of the Audit Committee.

Code of Ethics for Senior Executive and Senior Financial Officers

        The Company has a Code of Ethics for Senior Executive and Senior Financial Officers, which applies to the Company's Chairman and Chief Executive Officer and Activision Publishing's Chief Executive Officer (who serve as the Company's Principal Executive Officers), the Company's Co-Chairman, Activision Publishing's Chief Financial Officer (who serves as the Company's Principal Financial Officer) and Activision Publishing's Controller and persons performing similar functions. A copy of the Company's Code of Ethics for Senior Executive and Senior Financial Officers is available on the Company's web site at http://investor.activision.com/documents.cfm. Furthermore, the Company will post any amendments to, or waivers of, the Code of Ethics for Senior Executives and Senior Financial Officers on the Company's web site at http://investor.activision.com/documents.cfm.

Corporate Governance Initiatives in Fiscal 2007

        The Board strongly believes that it is important for the Company not only to comply with all current regulatory and legislative requirements, but also to adopt and abide by high standards in its governance structure and activities. Therefore, the Board will continue to review all new proposals announced by Congress, the SEC and the Nasdaq, and intends to be proactive in addressing such rules and regulations.

        During fiscal 2007, the Board continued to refine and improve the Company's governance. As in past years, during fiscal 2007 the Nominating/Corporate Governance Committee continued to actively search for an additional independent director to match the criteria determined by the Board. In light of the Board's central role in seeking out, developing and retaining a strong management team to operate the Company, the Board has also been actively engaged with management to discuss succession planning matters in order to ensure continuity of the Company's management. The Compensation Committee has reinforced the need to maintain a thorough succession plan by making a portion of the bonuses of certain of the Company's senior executives dependent on the development of an acceptable succession plan and the establishment of a deep and talented pool of executives to carry out the operations of the Company.

        During fiscal 2007, the Board appointed a special subcommittee, which consisted of independent members of the Board (the "Special Subcommittee"), to review the Company's historical stock option granting practices. Consistent with recommendations of the Special Subcommittee, in fiscal 2007, the Company realigned certain internal responsibilities related to the granting and reporting of equity grants and established and determined to appoint a principal compliance officer who reports directly to the Nominating/Governance Committee. The Company also implemented a number of modifications to its equity compensation granting policies and practices, which are designed to ensure internal control surrounding the pricing and modification of option grants is adequate and to provide the Compensation Committee with the full ability to review and approve all grants prior to pricing on a predetermined date.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

        None of the executive officers of the Company are related to any other executive officer or to any director of the Company, and each executive officer holds office at the discretion of the Board and subject to the terms of such executive officer's employment agreement. As of July 18, 2007, the executive officers of the Company were as set forth below.

Executive Officers

        Robert A. Kotick, 44, has been a director, Chairman and Chief Executive Officer of the Company since February 1991. Biographical information regarding Mr. Kotick is set forth under "Proposals—Proposal 1—Election of Directors—Nominees."

        Brian G. Kelly, 44, has been a director of the Company since 1995 and Co-Chairman of the Company since October 1998. Biographical information regarding Mr. Kelly is set forth under "Proposals—Proposal 1—Election of Directors—Nominees."

        Michael J. Griffith, 50, has been President and Chief Executive Officer of Activision Publishing and Principal Executive Officer of the Company since June 2005. Prior to joining the Company, Mr. Griffith served in a number of executive level positions at The Procter & Gamble Company, a manufacturer of consumer goods products, from 1981 to 2005, including President of The Procter & Gamble Company's Global Beverage Division from 2002 to 2005, Vice President, Coffee Products from 1999 to 2002 and Vice President and General Manager of Fabric & Home Care—Japan and Korea and Fabric & Home Care Strategic Planning—Asia for The Procter & Gamble Company from 1997 to 1999. Mr. Griffith holds a B.A. degree from Albion College and an M.B.A. degree from the University of Michigan.

        Thomas Tippl, 40, has been Chief Financial Officer of Activision Publishing since October 2005 and Principal Financial and Accounting Officer of the Company since January 2006. Prior to joining the Company, Mr. Tippl served as Head of Investor Relations and Shareholder Services at The Procter & Gamble Company from 2004 to 2005. Mr. Tippl also served as Finance Director of The Procter & Gamble Company, Baby Care, Europe and as a member of the board of directors of The Procter and Gamble Company's Fater Italy Joint Venture from 2001 to 2003. Mr. Tippl co-founded The Procter & Gamble Company's Equity Venture Fund in 1999 and also served as Associate Director of Acquisitions and Divestitures for The Procter and Gamble Company from 1999 to 2001. Prior to 1999, Mr. Tippl served in various financial executive positions for The Procter and Gamble Company in Europe, China and Japan. Mr. Tippl holds a Masters degree in Economics & Social Sciences from the Vienna University of Economics and Business Administration.

        Brian Hodous, 44, has been Chief Customer Officer of Activision Publishing since November 2006. Prior to joining the Company, Mr. Hodous was employed by Cadbury Schweppes plc, an international confectionery and beverages company, where he held the position of Group Director and Executive Vice President of Global Sales from 1999 to 2006. Prior to working at Cadbury Schweppes, Mr. Hodous served in various sales and senior management positions of increasing responsibility with Wyeth Pharmaceuticals, Pillsbury, Drackett Products and GlaxoSmithKline plc. Mr. Hodous holds a B.A. degree in Marketing and Management from Marquette University.

        Robin Kaminsky, 41, has been Executive Vice President, Publishing of Activision Publishing since June 2006. Prior to that, she served as the Head of Global Brand Management of Activision Publishing from May 2005 until June 2006. Ms. Kaminsky served in various marketing executive roles within PepsiCo, a snack and beverage company, from December 1997 to April 2005, including Vice President, National Promotions and Customer Marketing from April 2003 to April 2005, Director, Non-Carbonated Beverages and Vice President of the water portfolio from 1999 to 2003 and Director,

Mountain Dew from 1997 to 1999. Ms. Kaminsky has also held management and marketing executive positions of increasing responsibility at the Coca-Cola Company, Revlon, Johnson & Johnson and D'Arcy Masius Benton & Bowles, an advertising agency. Ms. Kaminsky holds a B.A. degree from the University of North Carolina at Chapel Hill.

        George L. Rose, 46, has been Senior Vice President, General Counsel and Secretary of the Company since April 2000. Mr. Rose joined the Company in July 1995 and has held various positions of increasing responsibility within the Business and Legal Affairs Department since that time. Prior to joining the Company, Mr. Rose was in private practice in Los Angeles from 1986 to 1995. Mr. Rose holds a B.B.A. degree from the University of Michigan and a J.D. degree from Harvard Law School.

EXECUTIVE COMPENSATION

Employment Agreements

        The Compensation Committee believes that to attract and retain the executive talent necessary to lead the Company, the Company must enter into an employment agreement with each of its executive officers. Accordingly, the Company has entered into employment agreements with each of the individuals included in the Summary Compensation Table. Throughout this Proxy Statement, the individuals included in the Summary Compensation Table are referred to as the "named executive officers." The following is a summary of the material terms regarding compensation set forth in employment agreements, other than provisions regarding payments and benefits upon termination or a change in control. A description of the payments and benefits that would be provided to each of the named executive officers in connection with a termination of his or her employment or a change of control of the Company is set forth under "—Potential Payments upon Termination or Change of Control" below.

  Robert A. Kotick and Brian G. Kelly

        Under their current employment agreements, Mr. Kotick serves as Chairman and Chief Executive Officer of the Company and Mr. Kelly serves as Co-Chairman of the Company, and the Company has agreed to include each executive in the Company's nominees for election as a director at each annual meeting of Stockholders. Except with respect to the offices held by Messrs. Kotick and Kelly, their agreements are identical in all material respects. The agreements were entered into effective April 1, 2000 and amended in 2002 to extend the term through March 31, 2008 and in 2006 to avoid potential adverse tax consequences under Section 409A of the Code. The agreements provide for annual base salaries of $450,000 beginning April 1, 2000 and annual base salary increases of 10%, which occur automatically on April 1 of each year for the terms of the agreements, and contemplate the possibility of additional annual base salary increases in the discretion of the Board (which discretion the Board has delegated to the Compensation Committee). As a result of these provisions, the base salary for each of these individuals was $797,200 beginning April 1, 2006. Each of Messrs. Kotick and Kelly (1) is also entitled to an annual bonus, based on his achievement of mutually agreed financial and business objectives, and (2) may receive performance bonuses, which are paid in the sole discretion of the Board (which discretion the Board has delegated to the Compensation Committee). In 2000, in connection with entering into their employment agreements, Messrs. Kotick and Kelly each received options to purchase 1,000,000 shares of Common Stock (subsequently adjusted to 6,000,000 shares of Common Stock as a result of splits of the Common Stock), and, in connection with the 2002 amendment to each of their agreements, each of them received additional options to purchase 350,000 shares of Common Stock (subsequently adjusted to 1,400,000 shares of Common Stock as a result of splits of the Common Stock). The current agreements also provide that Messrs. Kotick and Kelly are eligible to participate in the Company's welfare benefit plans that are customarily available to the Company's senior executive officers and that the Company is required to maintain a $3 million renewable term life insurance policy through May 22, 2010 for the benefit of the estate of each of Messrs. Kotick and Kelly.

  Michael J. Griffith

        Michael J. Griffith is party to an employment agreement with Activision Publishing, pursuant to which he serves as President and Chief Executive Officer of Activision Publishing. The agreement became effective June 15, 2005, with an initial term through June 30, 2010. Activision Publishing has the option to extend his employment period for up to an additional three-year period if Mr. Griffith's total compensation exceeds $40 million during the initial term, where "total compensation" consists of his cumulative base salary, cumulative annual bonuses, realized and unrealized gains from all vested options issued to him, the market value of all restricted shares of Common Stock issued to him that have vested and the amounts realized by him from the sale of any such vested shares. The agreement provides for an annual base salary of $600,000 beginning July 15, 2005 and annual base salary increases of 8%, which occur automatically on July 1 of each year for the term of the agreement, and contemplates the possibility of additional annual base salary increases in the discretion of the Board or Compensation Committee. As a result of these provisions, the annual base salary for Mr. Griffith was $648,000 beginning July 1, 2006. Mr. Griffith may also be eligible for an annual bonus, with a target amount of 100% of his base salary, based on his achievement of mutually agreed objectives and goals and/or his contribution to the success of Activision Publishing's financial and business objectives, with the actual amount of any bonus being in the sole discretion of the Board or the Compensation Committee. As an inducement to enter into the employment agreement, in connection with the commencement of his employment Mr. Griffith was granted an option to purchase an aggregate of 1,000,000 shares of Common Stock (subsequently adjusted to 1,333,334 shares of Common Stock as a result of a split of the Common Stock). In addition, in consideration for abandoning certain long-term compensation, pension benefits and related equity participations with his prior employer, in connection with the commencement of his employment Mr. Griffith was granted 116,822 restricted shares of Common Stock (subsequently adjusted to 155,763 restricted shares as a result of a split of the Common Stock). Mr. Griffith was reimbursed for certain relocation costs and incremental income taxes resulting therefrom, and is also entitled to mortgage assistance in the aggregate amount of $300,000, payable $8,333.33 each month for 36 months. Mr. Griffith is also entitled to participate in benefit plans that are standard for Activision Publishing's senior executive officers, including life insurance plans.

        Under Mr. Griffith's employment agreement, if, on May 15, 2010, Mr. Griffith's total compensation (as described above) plus any severance payments received by him has not exceeded $20 million, Activision Publishing will pay Mr. Griffith the shortfall. Activision Publishing is required to make this shortfall payment whether or not Mr. Griffith is then employed by Activision Publishing, unless Mr. Griffith's employment is terminated by Activision Publishing for cause or performance failure or due to his death or disability, or Mr. Griffith terminates his employment other than for good reason. As of March 31, 2007, (1) Mr. Griffith had received $2,233,858 attributable to cumulative base salary and cumulative annual bonuses, (2) Mr. Griffith had no realized gains on vested options or restricted shares that had vested, and (3) based on the $18.94 closing market price of Common Stock as reported on the Nasdaq on March 30, 2007, the last trading day in fiscal 2007, Mr. Griffith's unrealized gains on vested options and the market value of his restricted shares that had vested totaled $11,749,739, so that his total compensation as of March 31, 2007, was $13,983,597.

  Thomas Tippl

        Thomas Tippl is party to an employment agreement with Activision Publishing, pursuant to which he serves as Chief Financial Officer of Activision Publishing. The agreement became effective October 1, 2005, with an initial term through September 30, 2010. Activision Publishing has the option to extend his employment period for up to an additional three-year period if Mr. Tippl's total compensation exceeds $15 million during the initial term, where "total compensation" consists of his cumulative base salary, cumulative annual bonuses, realized and unrealized gains from all vested options issued to him, the market value of all restricted shares of Common Stock issued to him that have vested and the amounts realized by him from the sale of any such vested shares. The agreement provides for an annual base salary of $450,000 beginning October 1, 2005 and annual base salary increases of 4%, which occur automatically on October 1 of each year for the term of the agreement, and contemplates the possibility of additional annual base salary increases in the discretion of the Board or Compensation Committee. As a result of these provisions, the annual base salary for Mr. Tippl was $468,000 beginning October 1, 2006. Mr. Tippl may also be eligible for an annual bonus with a target amount of 75% of his base salary, based on his achievement of mutually agreed objectives and goals and/or his contribution to the success of Activision Publishing's financial and business objectives, with the actual amount of any bonus being in the sole discretion of the Board or the Compensation Committee. As an inducement to enter into the employment agreement, in connection with the commencement of his employment Mr. Tippl was paid a signing bonus of $100,000 and granted an option to purchase an aggregate of 600,000 shares of Common Stock (subsequently adjusted to 800,000 shares of Common Stock as a result of a split of the Common Stock). In addition, in consideration for abandoning certain long-term compensation, pension benefits and related equity participations with his prior employer, in connection with the commencement of his employment Mr. Tippl was granted 72,534 restricted shares of Common Stock (subsequently adjusted to 96,712 restricted shares as a result of a split of the Common Stock). Mr. Tippl was reimbursed for certain relocation costs and incremental income taxes resulting therefrom and is also entitled to mortgage assistance in the aggregate amount of $420,000, payable $7,000 each month during the term of his employment, together with reimbursement for incremental income taxes resulting from such payments for the first 36 months of such term. Mr. Tippl is also entitled to participate in benefit plans standard for Activision Publishing's senior executive officers, including life insurance plans, and Activision Publishing is required to maintain a $2 million supplemental term life insurance policy for the benefit of his estate through the term of his employment.

  Robin Kaminsky

        Robin Kaminsky is party to an employment agreement with Activision Publishing, pursuant to which she serves as Executive Vice President, Publishing of Activision Publishing. The agreement became effective October 1, 2006, with an initial term through October 31, 2008. Activision Publishing has the option to extend her employment period for up to an additional one-year period if Ms. Kaminsky's total compensation exceeds $6 million during the initial term, where "total compensation" consists of her cumulative base salary, cumulative annual bonuses, realized and unrealized gains from all vested options issued to her, the market value of all restricted shares of Common Stock issued to her that have vested and the amounts realized by her from the sale of any such vested shares. The agreement provides for an annual base salary of $468,000 beginning October 1, 2006 and annual minimum base salary increases of 4%, which occur automatically on June 1 of each year for the term of the agreement, and contemplates the possibility of additional annual base salary increases in the discretion of the Board or Compensation Committee. Ms. Kaminsky may also be eligible for an annual bonus with a target amount of 75% of her base salary based on her achievement of mutually agreed objectives and goals and/or her contribution to the success of Activision Publishing's financial and business objectives, with the actual amount of any bonus being in the sole discretion of the Board or the Compensation Committee. As an inducement to enter into the employment agreement, in connection with the commencement of her employment Ms. Kaminsky was paid a signing bonus of $35,000 and granted an option to purchase an aggregate of 300,000 shares of Common Stock. In addition, in connection with the commencement of her employment, Ms. Kaminsky was granted 35,000 restricted shares of Common Stock. Ms. Kaminsky is entitled to mortgage assistance in the aggregate amount of $187,500, payable $7,500 each month during the initial term of her employment, plus an amount sufficient to reimburse her for incremental income taxes resulting from such mortgage assistance payments. Ms. Kaminsky is also entitled to participate in benefit plans that are standard for Activision Publishing's senior executive officers, including life insurance plans, and Activision Publishing is required to maintain a $2 million supplemental term life insurance policy for the benefit of her estate through the term of her employment.

  Brian Hodous

        Brian Hodous is party to an employment agreement with Activision Publishing, pursuant to which he serves as Chief Customer Officer of Activision Publishing. The agreement became effective November 3, 2006, with an initial term through September 30, 2009. Activision Publishing has the option to extend his employment period for up to an additional one-year period if Mr. Hodous's total compensation exceeds $4,000,000 during the initial term, where "total compensation" consists of his cumulative base salary, cumulative annual bonuses, realized and unrealized gains from all vested options issued to him, the market value of all restricted shares of Common Stock issued to him that have vested and the amounts realized by him from the sale of any such vested shares. He is initially located in the United Kingdom and is expected to relocate to the United States during fiscal 2008. The agreement provides for an annual base salary of $375,000 until the completion of his initial assignment in the United Kingdom. His agreement provides that, upon his relocation to the United States, which is expected to occur in late October 2007, his base salary will increase to $450,000. Mr. Hodous may be eligible for an annual bonus with a target amount of 75% of his base salary, based on his achievement of mutually agreed objectives and goals and/or his contribution to the success of Activision Publishing's financial and business objectives, with the amount of the bonus being in the sole discretion of the Board or the Compensation Committee. The employment agreement provided for a minimum annual bonus for fiscal 2007 in the amount of $230,000. As an inducement to enter into the employment agreement, in connection with the commencement of his employment Mr. Hodous was (1) paid a signing bonus of $150,000, (2) granted an option to purchase an aggregate of 240,000 shares of Common Stock, and (3) granted 21,000 restricted shares of Common Stock. In addition, in consideration for abandoning certain long-term compensation and pension benefits with his prior employer, in connection with the commencement of his employment Mr. Hodous was granted 25,000 restricted shares of Common Stock. Activision Publishing also agreed to provide certain benefits in connection with his initial assignment in the United Kingdom, including a cost of living allowance, housing allowance, utility allowance, mobility premium, payments for loss on sales of up to two automobiles, moving allowance, storage allowance, flight allowance, automobile allowance, health club membership allowance, cultural training, relocation services, temporary accommodation allowance, spousal employment training allowance, repatriation allowance and certain tax equalization payments or reimbursements. In connection with Mr. Hodous's relocation to the United States, Activision Publishing will provide comprehensive relocation support, including mortgage assistance in the aggregate amount of $48,000, payable $2,000 each month for 24 months, plus an amount sufficient to reimburse him for incremental income taxes resulting from such relocation support. Mr. Hodous is also entitled to participate in benefit plans that are standard for Activision Publishing's senior executive officers, including life insurance plans, and Activision Publishing is required to maintain a $2 million supplemental term life insurance policy for the benefit of his estate through the term of his employment.

  Charles J. Huebner

        Charles Huebner formerly served as the Head of Worldwide Studios of Activision Publishing pursuant to an employment agreement with Activision Publishing that became effective May 16, 2005 and expired on May 31, 2007. As a result of the expiration of the agreement, Mr. Huebner is no longer employed by Activision Publishing. The agreement provided for an initial annual base salary of $425,000. Although the agreement also provided that Mr. Huebner could be eligible for an annual bonus with a target amount of 60% of his base salary, because Mr. Huebner and Activision Publishing had mutually agreed that he would not be providing services full-time for Activision Publishing and would be transitioning his duties to others in fiscal 2007, the Compensation Committee determined not to implement an annual bonus program for Mr. Huebner in fiscal 2007. As an inducement to enter into the employment agreement, in connection with the commencement of his employment Mr. Huebner was paid a signing bonus of $100,000 and granted an option to purchase an aggregate of 250,000 shares of Common Stock (subsequently adjusted to 333,333 shares of Common Stock as a result of a split of the Common Stock). Mr. Huebner's agreement provided for mortgage assistance in the aggregate amount of $180,000, payable $5,000 each month for 36 months provided he remained an employee for that period. Because his employment terminated on May 31, 2007, Mr. Huebner received only $120,000 of mortgage assistance. Mr. Huebner's agreement also provided for reimbursement of certain relocation costs. In connection with the expiration of the term of his employment agreement, Mr. Huebner and Activision Publishing entered into an amendment to the employment agreement in March 2007, pursuant to which Mr. Huebner was paid $240,000 in fulfillment of Activision Publishing's reimbursement obligations, and $97,962 was paid on his behalf in respect of estimated incremental income taxes related to such payment. Mr. Huebner was also entitled to participate in benefit plans that are standard for Activision Publishing's senior executive officers, including life insurance plans.

Compensation Discussion and Analysis

  Overview of Compensation Program

        The Compensation Committee has responsibility for establishing, implementing and continually monitoring adherence to the Company's compensation philosophy. The Committee ensures that the total compensation paid to the named executive officers is fair, reasonable and competitive.

  Compensation Philosophy and Objectives

        The Compensation Committee is guided by the following key principles in determining the compensation programs for the Company's named executive officers:

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  Competitive Requirements.    Compensation should reflect the competitive marketplace so that the Company can attract, retain and motivate talented individuals who will make a long-term commitment to the Company. Because the Company has grown rapidly in size and reputation, and remains in a significant growth phase, the Company has sizeable managerial and staffing needs. Accordingly, the Compensation Committee is acutely sensitive to marketplace conditions as it shapes compensation policies to support the Company's business expansion strategy.

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  Alignment with Stockholders' Interests.    Compensation should be substantially aligned with the interests of the Stockholders. A significant component of the named executive officers' compensation should be tied to the Company's success in delivering stockholder value. To accomplish this objective, the Compensation Committee uses grants of options and restricted shares, as well as annual bonus metrics that heavily value delivery of and improvement in operating income in determining the bonus opportunity for the Company's named executive officers. The Compensation Committee may in the future use other forms of long-term equity compensation, including restricted share units, in lieu of or in addition to options and restricted shares.

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  Accountability for Achieving Clearly Defined Business Goals.    The named executive officers should be held accountable for achieving clearly defined business performance goals. As part of the Company's compensation plans, the performance of the named executive officers is measured annually against Company goals that the Compensation Committee establishes near the beginning of each fiscal year. These goals may be expressed in financial terms and/or other objectively framed metrics that are communicated to the executive officers and other members of senior management as a guide to performance expectations. These annual goals not only reflect targets for the year, but also represent targets that must be achieved to effect the Company's long-term operating plan.

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  Accountability for Achieving Individual Goals.    In addition to business performance goals, the named executive officers' compensation should also encourage and reward individual leadership. Individualized goals are intended to foster professionalism, build loyalty and respect for the Company and its products, and encourage creative leadership. The Compensation Committee annually reviews the performance of the named executive officers against individual goals established and communicated to the named executive officer near the beginning of each fiscal year. Historically, these goals have been defined, for example, as implementation of constructive management succession plans throughout the Company, enhancement of professional development, improvements to the Company's internal and external communications, improvements to the Company's compensation structure and demonstration of industry leadership in terms of the quality, creativity and acclaim of its products. Accordingly, the evaluation of the named executive officer's performance against his or her goals has been largely subjective. As the Company has matured, the Compensation Committee has determined that in the future it may be beneficial and desirable to establish individual goals that are more objective.

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  Exercise of Independence.    The Compensation Committee is composed of independent directors, who rely on both internally generated information and externally developed data sources and expertise. The Compensation Committee believes that effective oversight in this area is best achieved by engaging, on a collaborative basis, the Company's senior management, including the Chairman and the Co-Chairman of the Company and the President and Chief Executive Officer, the Chief Financial Officer and the Vice President of Compensation and Benefits of Activision Publishing, in formulating compensation plans. The Compensation Committee often invites these members of senior management to its meetings to make recommendations on and engage in discussions regarding the compensation of executives and other employees. The Compensation Committee ultimately exercises its independent judgment on how to apply the guiding philosophical principles and objectives in developing, establishing and balancing the elements of the Company's compensation program for named executive officers.

  Establishing Compensation Levels

        The Compensation Committee believes that to attract and retain the executive talent necessary to lead the Company, the Company must enter into an employment agreement with each of its named executive officers. The typical employment agreement for a named executive officer of the Company:

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  has a term from two to five years (subject in most cases to the right of the Company to extend the term if the executive has received a stated minimum amount of compensation during the initial term);

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  establishes an initial base salary with automatic annual increases ranging from 4% to 10% and/or permits additional increases in the discretion of the Compensation Committee;

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  provides for or permits participation in a performance-based annual incentive program;

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  provides for a one-time long-term incentive equity grant; and

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  provides for certain payments upon termination.

The specific agreements the Company currently has in place with the named executive officers are described above under "—Employment Agreements."

        The Compensation Committee emphasizes intra-company pay comparability and does not generally engage in extensive peer company benchmarking in establishing compensation levels. However, in order to ensure that the compensation and benefits provided to its named executive officers pursuant to employment agreements or otherwise are in a competitive range for the marketplace for executive talent, the Compensation Committee reviews a peer group analysis prepared by the Company's senior management with the assistance of Compensia, Inc. (the compensation consultants retained by the Company) for each of two tiers of peer groups. The primary peer group consists of the Company's direct competitors, which for fiscal 2007 consisted of Electronic Arts Inc., Take-Two Interactive Software, Inc. and THQ Inc. The Compensation Committee considers the level, elements and mix of compensation in this peer group in evaluating whether the Company's compensation policies are appropriate to promote the Company's executive retention goals, ensure the proper motivation of the senior leadership of the Company and aid recruitment of talented individuals. The secondary peer group consists of software companies, high-technologies companies that generate approximately $1 billion to $3 billion in annual revenues, select entertainment companies and large consumer products companies. The companies in the secondary peer group are selected by senior management, in consultation with Compensia, Inc., and are likely to change from year to year. The Compensation Committee focuses on the elements and mix, rather than level, of compensation in this peer group in evaluating the Company's compensation policies.

        In addition to using the peer group analyses to assist in determining appropriate employment agreement terms, the Compensation Committee uses these analyses to determine whether the terms contained in existing employment agreements have resulted in compensation that is below market or otherwise insufficient to reward and motivate the named executive officers. In the event that these analyses show that the Company is not compensating its named executive officers under the terms of their current employment agreements at market or sufficiently to retain and motivate them, the Compensation Committee may decide to provide additional amounts and/or elements of compensation to the named executive officers for a given year.

  Elements of Fiscal 2007 Compensation Program

        The Company's compensation program for the named executive officers for fiscal 2007 incorporated the following components:

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  base salaries;

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  annual bonuses;

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  long-term incentive and equity grants;

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  perquisites and other personal benefits; and

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  termination and, in some cases, change-of-control arrangements.

        The Compensation Committee believes that each of these elements is essential in formulating the total compensation paid in order to attract and retain talented executive officers in the highly competitive video game sector. The Compensation Committee reviews the mix of these elements as part of the peer group analyses described above. To the extent that the Compensation Committee deems appropriate based on trends in the video game sector, the Company's position in the video game sector, the Company's organizational maturity and the marketplace for available talent, the Compensation Committee changes the mix of these elements. These changes typically occur gradually, because certain elements of compensation are determined by multi-year contracts with the named executive officers. Currently, the Compensation Committee believes that at least one-half of a named executive officer's total compensation should consist of "at-risk" compensation in the form of performance-based annual bonuses and long-term equity incentives, both of which are dependent on attainment of Company and individual performance goals and long-term stockholder value.

  Base Salaries

        The annual base salary of each of the named executive officers is principally dictated by contractual arrangements that the Compensation Committee has approved. The specific terms of the individual employment agreements with the named executive officers are described above under "—Employment Agreements." At the time an executive officer is hired, and upon the expiration of an executive officer's employment agreement, the Compensation Committee examines peer companies to assure that the Company's base salaries are set at appropriate levels to attract, reward and retain talented individuals. The Compensation Committee believes that the level of base salaries paid to the named executive officers is reasonable in light of market practices and the Company's need to attract and retain talented executives to attain the Company's growth objectives. Employment agreements with our named executive officers generally have terms of two to five years (subject in most cases to the right of the Company to extend the term if the executive has received a stated minimum amount of compensation during the initial term) and provide for automatic annual increases in base salaries from 4% to 10% and/or permit annual increases in the discretion of the Compensation Committee. The Compensation Committee believes that the length of the contracts and the minimum percentages of annual salary increases for those named executive officers with such provisions are at levels necessary to attract, reward and retain talented executives. On an annual basis, the base salary of each named executive officer is reviewed and, in the sole and absolute discretion of the Compensation Committee, the base salary may be increased above the minimum amount set forth in the executive's employment agreement. In addition, for Mr. Hodous, who resides outside of the United States, the Compensation Committee also considered the amount of perquisites and personal benefits that he would receive pursuant to the Company's policy for executives serving outside of the United States in establishing the executive's base salary. The amounts set forth under the heading "Salary" in the Summary Compensation Table reflect payments for base salaries pursuant to the terms of the employment agreements described above, as the Compensation Committee did not exercise its discretion to further increase the base salary of any of the named executive officers in fiscal 2007.

  Annual Bonuses

        Unless there are unusual circumstances, the Compensation Committee believes that annual performance-based bonuses should be used as the primary method of linking Company financial performance and individual performance results to pay outcomes. Annual bonuses are based on the achievement of Company financial and business goals and individual goals that are established and communicated to the named executive officers near the beginning of each fiscal year. The performance goals place the payment of annual bonuses "at risk" and reward the attainment of short-term annual goals that are designed to foster the Company's long-term growth objectives.

        The employment agreements for each of the named executive officers other than Messrs. Kotick and Kelly set forth the target annual bonus that the executive officer may receive. The Compensation Committee established the target bonus for fiscal 2007 for each of Messrs. Kotick and Kelly at 200% of his base salary. The Compensation Committee determined to not implement a fiscal 2007 annual bonus program for Mr. Huebner, whose term of employment with the Company ended on May 31, 2007, because he and the Company had mutually agreed that he would not be providing services full-time for the Company in fiscal 2007 and would be transitioning his duties to others during the period. Mr. Hodous entered into his employment agreement in the middle of fiscal 2007, and, in connection with obtaining Mr. Hodous's services, the Compensation Committee agreed to pay him a minimum annual bonus of $230,000 for fiscal 2007, and on April 11, 2007, the Compensation Committee determined $230,000 was the annual bonus he should receive for fiscal 2007.

        For fiscal 2007, the target bonus for each of Messrs. Kotick and Kelly was set at $1,594,400 (200% of his base salary as in effect on April 1, 2006). The bonus for each of these individuals was based on the attainment of performance goals weighted as follows: 50% dependent on the Company's achievement of specified earnings per share targets; 17.5% dependent upon the identification and execution of capital market opportunities and acquisitions of strategic assets; 15% dependent upon the identification of an individual to become a new Board member (within the criteria established by the Nominating/Corporate Governance Committee), along with the Board electing such individual and such individual agreeing to serve on the Board, and making advancements in Board processes, business strategies, the Company's reputation to employees, investors and partners and the professional development of the organization; and 17.5% dependent upon achievement of studio cost accounting and efficiency, franchise planning and leadership planning (including hiring individuals to fill certain key positions, particularly in Europe). The Company exceeded its fiscal 2007 earnings per share target. In addition, other than with respect to the identification of capital market opportunities and the identification and election of a new Board member, each of Messrs. Kotick and Kelly met or exceeded his individual performance targets. Accordingly, Messrs. Kotick and Kelly each earned a bonus in the amount of $1,763,141, which was 11% above the target amount for each of them.

        In previous years, the Compensation Committee had determined to pay the entire amounts of annual bonuses of Messrs. Kotick and Kelly in the form of options to purchase Common Stock that vest approximately two years from the end of the fiscal year for which they were earned in place of a current cash payment. With respect to the fiscal 2007 bonuses of Messrs. Kotick and Kelly, the

Compensation Committee determined to pay one-half of the amount in cash and one-half of the amount in options. Accordingly, on June 15, 2007, Messrs. Kotick and Kelly were each awarded options to purchase 131,499 shares of Common Stock at an exercise price of $19.13 per share (the closing market price of Common Stock as reported on the Nasdaq on June 15, 2007). The number of options was determined by dividing (1) one-half of the bonus amount ($881,570) by (2) 80% of the binomial value of the options as determined by an outside financial analysis company. The 20% discount is applied to the binomial value in determining the number of options to grant in recognition of the fact that, although the annual bonuses for these individuals were earned currently, the granted options are subject to forfeiture and restricted from being exercised until June 15, 2009. The Compensation Committee believes that paying a portion of the annual bonuses in the form of options that are subject to forfeiture (even though the annual bonuses were fully vested and earned) further links the compensation of Messrs. Kotick and Kelly to attainment of increased stockholder value.

        The fiscal 2007 bonus award opportunities for each of Messrs. Griffith and Tippl and Ms. Kaminsky were subject to achievement levels with respect to specified corporate and individual performance goals. Three types of measures were utilized: corporate operating income goals; other operating income goals; and non-operating income goals. Goals for each individual were established and assigned a weight, which weights when added together totaled 100%. If all goal targets for a named executive officer were satisfied (but not exceeded), the executive would receive a payment equal to his or her target bonus amount (although the Compensation Committee retained the discretion to reduce bonus award payments).

        The level of achievement with respect to the various goals could result in a bonus payment to an executive in excess of his or her target bonus opportunity. Payments of up to 150% of the target bonus payment for operating income goals could be attained by the achievement of specified levels in excess of the applicable operating income goal target. Payments of up to 120% of the target bonus payment for non-operating income goals could be attained by the achievement of specified levels in excess of the applicable non-operating income goal target. In addition, payments in respect of other operating income goals and non-operating income goals could be increased by a corporate multiplier of up to 150% if specified corporate operating income levels were achieved. The Company significantly exceeded its corporate operating income target for fiscal 2007, and, accordingly, the corporate multiplier was 150%.

        Mr. Griffith's target bonus was set at $648,000 (100% of his base salary effective July 1, 2006). Mr. Griffith's bonus was based on the attainment of performance goals weighted as follows:

  •
  70% dependent on the Company's achievement of specified corporate operating income targets;

  •
  10% dependent on improvement in studio cost accounting and efficiency planning;

  •
  10% dependent on developing long-term franchise plans; and

  •
  10% dependent on leadership planning (including hiring individuals to fill certain key positions, particularly in Europe).

Mr. Griffith exceeded each of his individual performance targets, and the 30% portion of Mr. Griffith's bonus attributable to goals other than corporate operating income was increased by the 150% corporate multiplier. As a result, Mr. Griffith earned a bonus of $1,030,320, which was 59% above his target bonus amount.

        Mr. Tippl's target bonus was set at $344,250 (75% of his base salary pro-rated 50% at $450,000 and 50% at $468,000, due to the mid-year increase in his base salary). Mr. Tippl's bonus was based on the attainment of performance goals weighted as follows:

  •
  40% dependent on the Company's achievement of specified corporate operating income targets;

  •
  20% dependent on improved studio cost accounting and efficiency;

  •
  20% on the development of strategic planning regarding the creation of stockholder value;

  •
  10% dependent upon successful integration of the RedOctane division, acquisitions and investments, and business development activities; and

  •
  10% dependent upon organizational stabilization, development and efficiency improvement.

Mr. Tippl exceeded each of his individual performance targets, and the 60% portion of Mr. Tippl's bonus attributable to goals other than corporate operating income was increased by the 150% corporate multiplier. As a result, Mr. Tippl received a bonus of $573,176, which was 67% above his target bonus amount.

        Ms. Kaminsky's target bonus was set at $351,000 (75% of her base salary effective October 1, 2006). Ms. Kaminsky's bonus was based on the attainment of performance goals weighted as follows:

  •
  40% dependent on achievement of specified worldwide publishing operating income targets;

  •
  10% dependent on delivery of quality games on a timely basis;

  •
  20% dependent on developing long-term franchise plans and identified key opportunities;

  •
  20% dependent on improvements in studio cost accounting and development efficiencies; and

  •
  10% dependent on developing or improving processes in order to improve the Company's ability to deliver quality games in a timely manner within budget.

Ms. Kaminsky met or exceeded each of her individual performance targets, and the worldwide publishing unit exceeded the performance level for fiscal 2007 operating income required for Ms. Kaminsky to obtain her maximum payout with respect to that goal. In addition, Ms. Kaminsky's entire base bonus was increased by the 150% corporate multiplier. As a result, Ms. Kaminsky received a bonus of $679,185, which was 94% above her target bonus amount.

        For each of the named executive officers who was eligible to receive a fiscal 2007 performance-based annual bonus, the payment in excess of the target bonus amount was largely attributable to the Company or a division of the Company exceeding the specified financial performance targets and the weight given the financial performance target under the named executive officer's bonus plan. Factors contributing to the Company's strong performance in fiscal 2007 included improvements in the quality of the Company's games and cost controls and the successful integration and the performance of a business unit that the Company acquired in fiscal 2007.

        The Compensation Committee had set Company financial goals and individual goals at levels that the Committee thought would (1) be challenging for the named executive officers to meet, particularly considering the disappointing financial performance of the Company in fiscal 2006, and (2) motivate performance and support attainment of long-term financial and business goals. Because disclosure of specific performance targets would give the Company's competitors insight to the Company's business strategies and thereby potentially put the Company at a disadvantage relative to its competitors, the Company is not disclosing specific performance targets in this Compensation Discussion and Analysis. Knowledge of the specific performance targets could also be used by competitors in connection with their recruitment of individuals away from the Company. In addition, the Company's business strategies focus on long-term financial and business goals and disclosing short-term performance targets used for compensation purposes would run counter to the Company's long-term focus and could result in confusion for investors.

  Long-Term Incentive and Equity Grants

        The Compensation Committee has used long-term incentive and equity grants, primarily in the form of options to purchase Common Stock, to recruit and retain talented employees and to tie a significant component of compensation to a longer-term reward system that is also aligned with Stockholders' interests. For executive officers, grants are normally awarded as part of a contractual agreement that is intended to secure long-term commitments to the Company's multi-year business growth strategy. The timing of these awards necessarily coincides with the hiring of a new executive officer or the renewal of an executive officer's employment agreement. The outstanding awards granted to the named executive officers in fiscal 2007 and prior years are set forth under "—Outstanding Equity Awards at Fiscal Year-End for Fiscal 2007" below. The Company entered into employment agreements with two named executive officers, Ms. Kaminsky and Mr. Hodous, in fiscal 2007.

        Based on trends relating to hiring executive talent in the video game sector at the time the Company entered into an employment agreement with Ms. Kaminsky, the Compensation Committee agreed to grant Ms. Kaminsky options to purchase 300,000 shares of Common Stock. The grant provided that options with respect to 200,000 shares vest one-third on each of October 19, 2007, 2008 and 2009. The grant also provided that options with respect to 100,000 shares would vest on October 19, 2009, subject to the possible earlier vesting of options with respect to 25% of the shares following each of fiscal 2007 and 2008 if the Company were to meet or exceed corporate operating income targets established by the Compensation Committee for such year. The corporate operating income target was achieved for fiscal 2007, and, accordingly, options with respect to 25% of the shares vested on May 15, 2007. In addition, pursuant to her employment agreement, on October 19, 2006, Ms. Kaminsky received a grant of 35,000 restricted shares of Common Stock in two tranches. The first tranche consists of 23,333 restricted shares, and the restrictions with respect to one-third of the restricted shares in this tranche lapse on each of October 19, 2007, 2008 and 2009. The second tranche consists of 11,667 restricted shares, the restrictions on which lapse on October 19, 2009, subject to the possible earlier lapse of restrictions with respect to 25% of the shares following each of fiscal 2007 and 2008 if the Company were to meet or exceed corporate operating income targets established by the Compensation Committee for such year. The corporate operating income target was achieved for fiscal 2007, and, accordingly, restrictions with respect to 25% of the restricted shares lapsed on May 15, 2007.

        Based on trends relating to hiring executive talent in the video game sector at the time the Company entered into an employment agreement with Mr. Hodous, the Compensation Committee agreed to grant Mr. Hodous options to purchase 240,000 shares of Common Stock. Options with respect to one-third of the shares vest on each of October 1, 2007, 2008 and 2009. Mr. Hodous was also granted 21,000 restricted shares of Common Stock, the restrictions on which lapse on November 3, 2009, subject to the possible earlier lapse of restrictions with respect to one-half of the shares following each of fiscal 2008 and 2009 if the Company were to meet or exceed corporate operating income targets established by the Compensation Committee for such year. In addition, in consideration for Mr. Hodous relinquishing certain benefits and equity opportunities with his prior employer, Mr. Hodous was granted an additional 25,000 restricted shares of Common Stock. Restrictions with respect to one-half of these shares lapse on each of November 3, 2007 and 2008.

        At its April 2006 meeting, the Compensation Committee determined that Messrs. Griffith, Tippl and Huebner and Ms. Kaminsky should receive special leadership option grants to encourage their continued service and further motivate their performance. Mr. Griffith received a grant of options to purchase 125,000 shares that vests in full on April 1, 2011, subject to the possible earlier vesting of (1) options with respect to 25% of the shares following fiscal 2007 if the Company were to meet or exceed a corporate operating income target established by the Compensation Committee for such year and (2) options with respect to 35% of the shares following fiscal 2008 if the Company were to meet or exceed a corporate operating income target established by the Compensation Committee for such year. The corporate operating income target was achieved for fiscal 2007, and, accordingly, options with respect to 25% of the shares vested on May 15, 2007. Mr. Tippl received a grant of options to purchase 100,000 shares and each of Ms. Kaminsky and Mr. Huebner received a grant of options to purchase 80,000 shares. The options granted to each of Messrs. Tippl and Huebner and Ms. Kaminsky vest in full on April 1, 2010, subject to the possible earlier vesting of (1) options with respect to 25% of the shares following fiscal 2007 if the Company were to meet or exceed a corporate operating income target established by the Compensation Committee for such year and (2) options with respect to 35% of the shares following fiscal 2008 if the Company were to meet or exceed a corporate operating income target established by the Compensation Committee for such year. The corporate operating income target was achieved for fiscal 2007, and, accordingly, options with respect to 25% of the shares vested on May 15, 2007.

        The schedules with respect to vesting and lapse of restrictions are designed to encourage the named executive officers' long-term commitment to the Company and to reward them for exceptional performance by potential early vesting of a portion of the options or early lapse of restrictions with respect to a portion of the restricted shares.

        As discussed above, the Compensation Committee's practice recently has been to substitute annual option grants to Messrs. Kotick and Kelly in lieu of all or part of a cash payment for their earned annual bonuses. Because the options are subject to forfeiture and not exercisable until June 15, 2009, this substitution has tied to an even greater degree Messrs. Kotick's and Kelly's compensation to the achievement of enhanced stockholder value. These substitution grants are approved by the Compensation Committee only after the final year-end results are available.

  Retirement Arrangements

        The Company does not maintain any qualified or supplemental defined benefit pension plans or deferred compensation plans for its named executive officers. All named executive officers are, however, eligible to participate in the Company's 401(k) plan that is generally available to all United States employees and provides for Company matching contributions. As a result of the minimal retirement arrangements maintained by the Company, a substantial portion of the named executive officers' long-term wealth accumulation is dependent on appreciation of the Company's stock price and the named executive officers being able to recognize gains on the equity awards they receive.

  Perquisites and Other Personal Benefits

        For its named executive officers in the United States, the Company provides limited perquisites and personal benefits. Given the high cost of housing near the Company's corporate headquarters compared to many other areas of the United States, the Compensation Committee has found mortgage assistance (including associated tax reimbursements) to be an especially important tool in recruiting executive talent. In accordance with the Company's policy for executives serving outside the United States, the Company provided Mr. Hodous with the additional perquisites and personal benefits that are described in the summary of his employment agreement under "—Employment Agreements" above and in the Summary Compensation Table below. In addition, as described above under "—Employment Agreements," the named executive officers receive supplemental life insurance and supplemental long-term disability insurance for which the Company pays the premiums. The named executive officers are also eligible to participate in benefit programs that are generally available to all employees, including health/medical, life and disability insurance benefits and the Company's employee stock purchase plan.

  Additional Compensation in Connection with New Employment Agreements in Fiscal 2007

        In order to enhance responsiveness, communication and cooperation between the Company's global brand marketing and studio divisions, the Company created the position of Executive Vice President, Publishing, of Activision Publishing in fiscal 2007 and promoted Ms. Kaminsky to this position. In order to induce Ms. Kaminsky to accept this position, the Compensation Committee authorized the Company to enter into an employment agreement with Ms. Kaminsky with the terms summarized above under "—Employment Agreements." Under the terms of her employment agreement, in addition to her annual base salary, annual bonus, equity grants and perquisites and personal benefits, Ms. Kaminsky received as part of her fiscal 2007 compensation a signing bonus of $35,000.

        The Company is also focused on increasing worldwide sales. In October 2006, the Company hired Mr. Hodous to fill the position of Chief Customer Officer of Activision Publishing, and the Compensation Committee authorized the Company to enter into an employment agreement with him on the terms summarized above under "—Employment Agreements." Under the terms of his employment agreement, in addition to his annual base salary, annual bonus, equity grants and perquisites and personal benefits, Mr. Hodous received as part of his fiscal 2007 compensation a signing bonus of $150,000. In accordance with the Company's policy for executives serving outside the United States, he also received certain perquisites and benefits described in the summary of his employment agreement under "—Employment Agreements" above and in the Summary Compensation Table below, which the Compensation Committee took into consideration in establishing his base salary.

  Elements of Fiscal 2008 Compensation Program

        Each of the named executive officers other than Mr. Huebner (the "continuing named executive officers") is party to an agreement that dictates a minimum base salary and contemplates bonus plan participation for fiscal 2008. Pursuant to those agreements, the base salaries for the continuing named executive officers will increase in fiscal 2008. In addition, the Compensation Committee has established the fiscal 2008 annual bonus plan targets for each of the continuing named executive officers. At this time, no long-term incentive grants are required to be made by the Company in fiscal 2008 pursuant to existing agreements with the continuing named executive officers (although, as discussed above, options were granted to Messrs. Kotick and Kelly on June 15, 2007 in payment of 50% of their 2007 performance-based bonuses).

        Mr. Huebner's employment agreement expired, and the term of his employment with the Company ended, on May 31, 2007. The employment agreements with each of Messrs. Kotick and Kelly expire at the end of fiscal 2008. At this time, the Compensation Committee has begun negotiations with each of Messrs. Kotick and Kelly for an extension of his agreement. Although the Compensation Committee currently believes agreements with each of Messrs. Kotick and Kelly will be reached, it is possible that an acceptable agreement will not be reached with one or both of them. Furthermore, it is premature to discuss the potential amounts and mix of compensation elements that may be paid to those individuals and the possible duration of any such agreement.

  Base Salaries

        In fiscal 2008, the base salary of each of the named executive officers listed below has increased or will increase, and for each of these named executive officers, the table below sets forth the officer's base salary in effect on March 31, 2007, the date on which his new base salary will first become effective, the amount of his new base salary and the percentage increase the new base salary represents.

Name	Base Salary in Effect on March 31, 2007	Beginning Date for New Base Salary	New Base Salary	Percentage Increase

Robert A. Kotick	$797,200	April 1, 2007	$876,920	10.0%
Brian G. Kelly	$797,200	April 1, 2007	$876,920	10.0%
Michael J. Griffith	$648,000	July 1, 2007	$700,000	8.0%
Thomas Tippl	$468,000	October 1, 2007	$500,000	6.8%
Robin Kaminsky	$468,000	June 1, 2007	$495,000	5.8%
Brian Hodous	$375,000	October 29, 2007 *	$450,000	20.0%

*
Reflects the date on which the Company currently expects Mr. Hodous to begin performing his duties in the United States following his relocation from the United Kingdom.

The increases for each of Messrs. Kotick, Kelly and Griffith are equal to the percentage increases specified in his respective employment agreement. The employment agreements for each of Mr. Tippl and Ms. Kaminsky specify an annual base salary increase of 4%. Based on the exceptional performance of each of these individuals in fiscal 2007, the Compensation Committee determined that the base salaries for each of Mr. Tippl and Ms. Kaminsky should be increased above the minimum 4% amount. Mr. Hodous's employment agreement provides that his base salary will be $375,000 until the completion of his initial assignment in the United Kingdom and that, upon his relocation to the United States, which is expected to occur in late October 2007, his base salary will increase to $450,000. In offering Mr. Hodous a base salary of $375,000 during his service in the United Kingdom, the Compensation Committee considered that, in accordance with the Company's policy for executives serving outside the United States, Mr. Hodous would receive perquisites and benefits in excess of those received by the named executive officers serving in the United States. Accordingly, his base salary increase upon his return to the United States reflects the Compensation Committee's desire to establish his new base salary at a level intended to approximate that of his current base salary and additional expatriate perquisites and benefits, with an appropriate annual base salary increase.

  Performance-Based Annual Bonuses

        The employment agreement for each of the named executive officers listed below contemplates that the officer will or will have the opportunity to participate in an annual bonus plan. Consistent with fiscal 2007, the Compensation Committee established the target bonus payments for Messrs. Kotick and Kelly at 200% of base salary. For each of Messrs. Griffith, Tippl and Hodous and Ms. Kaminsky, the Compensation Committee established their target bonus payments at a level which is 10% above that required by their respective employment agreement in response to current market trends and to further motivate them to achieve the applicable performance goals. Moreover, the Compensation Committee believes that the increase is warranted due to the fact that performance goals have been established at targets the Company believes are in excess of the targets for the Company's direct competitors and are otherwise at stretch levels that will be challenging to satisfy. Accordingly, the Compensation Committee established target and maximum bonus levels to be paid for fiscal 2008 as follows:

Name	Target Dollar Amount	Maximum Dollar Amount

Robert A. Kotick	$1,753,840	Not Capped
Brian G. Kelly	$1,753,840	Not Capped
Michael J. Griffith	$755,700	$1,133,550
Thomas Tippl	$399,300	$631,620
Robin Kaminsky	$404,663	$629,066
Brian Hodous	$309,375	$472,500

        The bonus for each of Messrs. Kotick and Kelly is 50% dependent on the achievement of target earnings per share, 15% dependent on capital optimization, including the achievement of strategic acquisitions, the acquisition of new intellectual property and the location of developmental growth opportunities on favorable terms, 15% dependent on the achievement of certain corporate governance and business franchise goals, including the identification of an individual to become a new member of the Board (within the criteria established by the Nominating/Corporate Governance Committee), along with the Board's election of such individual and such individual's agreement to serve on the Board, and making advancements in Board processes, business strategies and the Company's reputation, and 20% dependent on the achievement of target operating income for the RedOctane publishing unit, the European publishing unit and a combination of specified portfolio product lines and operating margin expansion.

        For the continuing named executive officers other than Messrs. Kotick and Kelly, their bonus award opportunities are again subject to the achievement of specified corporate and individual performance goals. Again, three types of measures are utilized: corporate operating income goals; other operating income goals; and, for those executives other than Mr. Griffith, non-operating income goals. The aggregate payments pursuant to these bonus plans will be based on the weight assigned to each goal established for him and her and the extent to which the goals are satisfied or exceeded. For each of Messrs. Griffith, Tippl and Hodous and Ms. Kaminsky, if the target for each goal in his or her plan is satisfied, but not exceeded, the executive will receive his or her target bonus payment (although the Compensation Committee retains the discretion to reduce bonus award payments).

        The level of achievement with respect to the various goals may result in a bonus payment to Messrs. Griffith, Tippl or Hodous or Ms. Kaminsky that is less than or in excess of his or her target bonus opportunity. Payments of less than the target bonus payment in respect of the corporate operating income goal can be attained if at least 75% of the corporate operating income goal target is achieved, and payments of up to 150% of the target bonus payment for the corporate operating income goal can be attained by the achievement of specified levels in excess of the corporate operating income target. Payments of less than the target bonus payment in respect of any other operating income goal can be attained if at least 75% of the other operating income goal target is achieved, and payments of up to 150% of the target bonus payment for any other operating income goal can be attained by the achievement of specified levels in excess of the other operating income goal target. In addition, if the level of achievement with respect to any other operating income goal does not merit payment of the maximum bonus payment with respect to that goal but at least 75% of that other operating income goal target is achieved, the payment with respect to that goal may be increased (but not above the maximum payment of 150% of the target bonus payment for that goal) if specified corporate operating income levels are achieved. Payments in respect of non-operating income goals will only be made if the target for that goal is achieved. Payments of up to 120% of the target bonus payment for non-operating income goals can be attained by the achievement of specified levels in excess of that non-operating income goal target. In addition, assuming the non-operating income goal target is achieved, the payment with respect to that goal may be increased (but not above 180% of the target bonus payment for that goal) if specified corporate operating income levels are achieved.

        Mr. Griffith's bonus is dependent on the achievement of various operating income targets, including corporate operating income and operating income for the RedOctane publishing unit, the European publishing unit and a combination of specified portfolio product lines.

        Mr. Tippl's bonus is dependent on the achievement of various operating income targets, including corporate operating income and operating income for the European publishing unit, completing the filing of certain information with the SEC, execution of a comprehensive international audit plan and tax restructuring, and building and acquiring new businesses, studios and intellectual property.

        Ms. Kaminsky's bonus is dependent on the achievement of various operating income targets, including corporate operating income and operating income for the RedOctane publishing unit, delivery of portfolio product lines and platforms, the achievement of business franchise targets and improvements in the quality of games.

        Mr. Hodous's bonus is dependent on the achievement of various operating income targets, including corporate operating income and operating income for the RedOctane publishing unit, the European publishing unit and a combination of specified portfolio product lines, development of certain product lines, achievement of supply chain savings, and achievement of market share growth in strategic geographic areas.

  Stock Ownership and Retention Guidelines

        The Compensation Committee believes that stock retention guidelines help to foster a focus on long-term growth and align the interests of senior management, including the named executive officers, with those of the Stockholders. Accordingly, in June 2005, the Compensation Committee began to include minimum ownership provisions in new employment agreements with the named executive officers, and as a result:

  •
  Mr. Griffith's employment agreement provides that beginning June 15, 2007, and at all times thereafter during his employment, Mr. Griffith must own a number of shares of Common Stock with an aggregate market value equal to the greater of (1) 1.5 times his annual base salary or (2) 10% of the total amount realized by him from all option exercises on or before June 15, 2007.

  •
  Mr. Tippl's employment agreement provides that beginning October 1, 2007, and at all times thereafter during his employment, Mr. Tippl must own a number of shares of Common Stock with an aggregate market value equal to the greater of (1) 1.5 times his annual base salary or (2) 10% of the total amount realized by him from all option exercises on or before October 1, 2007.

  •
  Ms. Kaminsky's employment agreement provides that beginning October 1, 2007, and at all times thereafter during her employment, Ms. Kaminsky must make a good-faith effort to own a number of shares of Common Stock with an aggregate market value at least equal to her annual base salary.

  •
  Mr. Hodous's employment agreement requires that beginning on October 1, 2008, and at all times thereafter during his employment, Mr. Hodous must own shares of Common Stock with an aggregate market value equal to the greater of (1) one times his annual base salary or (2) 10% of the total amount realized by him from all option exercises on or before October 1, 2008.

        Restricted shares held by Messrs. Griffith, Tippl and Hodous and Ms. Kaminsky are included in determining if their respective minimum stock ownership requirements are satisfied. As of the end of fiscal 2007, each of Messrs. Griffith, Tippl and Hodous and Ms. Kaminsky satisfied the applicable ownership requirements even though they were not yet in effect at the time. Based on the equity holdings of each of the continuing named executive officers as of the end of fiscal 2007, the Compensation Committee does not believe it is necessary at this time to impose ownership requirements on the other named executive officers. See "Security Ownership of Certain Beneficial Owners and Management."

  Termination of Employment and Change-of-Control Arrangements

        In order to attract talented executives, the Company provides post-employment benefits that are negotiated with each executive officer in connection with a new or renewed employment agreement. In addition, Messrs. Kotick and Kelly are eligible to receive change-of-control benefits that the Compensation Committee believes will assist them in maintaining objectivity in the context of a potential change-of-control transaction. These benefits for each of the named executive officers are described under "—Potential Payments upon Termination or Change of Control" below.

  Impact of Tax and Accounting Consideration

        The Company considers tax and accounting implications in determining the major elements of its compensation programs and the details of significant individual compensation.

        In structuring compensation programs and in setting individual compensation levels and awarding bonuses each year, the Compensation Committee considers the potential impact of Section 162(m) of the Internal Revenue Code. This section generally disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year paid to its "covered employees" (generally, the chief executive officer or any of its three other highest paid officers other than the chief financial officer) unless (1) the compensation is payable solely on account of the attainment of pre-established objective performance goals, (2) the performance goals are determined by a committee of two or more outside directors, (3) the material terms under which compensation is to be paid are disclosed to and approved by the Stockholders, and (4) the committee certifies that the performance goals were met. The tax deductibility of deferred compensation paid to other executives is not subject to these limitations.

        As discussed above, the Company's compensation program for named executive officers incorporates an annual base salary, a performance-based annual bonus and long-term incentive and equity grants as the primary components. None of the Company's covered employees' salaries exceeds $1.0 million, and the Company may therefore deduct the full amount of each executive's salary in any taxable year. With respect to annual performance-based bonuses and long-term incentive and equity grants, the Compensation Committee has determined, in light of the competitive environment in which the Company operates, that these annual bonuses and options or other equity-based compensation are necessary to attract and retain the best executives, whether or not the compensation results in expenses that are fully deductible under Section 162(m).

        If the 2007 Plan is approved by the Stockholders, the Compensation Committee may structure performance-based annual bonuses to employees who are "covered employees" for purposes of Section 162(m) in a manner that would allow the payments thereunder to satisfy the requirements of Section 162(m) for deductibility. In addition, to the extent that any award granted under the 2007 Plan constitutes a deferral of compensation within the meaning of Section 409A of the Code, the Compensation Committee intends to cause the award to comply with the requirements of Section 409A and to avoid the imposition of penalty taxes and interest upon the participant receiving the award.

        The Compensation Committee also takes accounting considerations, including the impact of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Shared-Based Payment ("FAS 123(R)"), into account in structuring compensation programs and determining the form and amount of compensation awarded.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($) (3)		Total ($)

Robert A. Kotick Chairman, Chief Executive Officer and Director	2007	797,200		–		–	1,156,610	881,571	(4)	8,990		2,844,371
Brian G. Kelly Co-Chairman and Director	2007	797,200		–		–	1,156,610	881,571	(4)	7,789		2,843,170
Michael J. Griffith President and Chief Executive Officer, Activision Publishing	2007	635,077		–		400,000	2,342,935	1,030,320		225,757		4,634,089
Thomas Tippl Chief Financial Officer, Activision Publishing	2007	458,654		–		300,000	2,009,424	573,176		168,857		3,510,111
Robin Kaminsky Executive Vice President, Publishing, Activision Publishing	2007	414,231		35,000	(5)	124,387	1,271,606	679,185		135,259		2,659,668
Brian Hodous Chief Customer Officer, Activision Publishing	2007	148,846	(6)	380,000	(7)	156,277	476,615	–		89,295	(8)	1,251,033
Charles J. Huebner (9) Head of Worldwide Studios, Activision Publishing	2007	444,615		–		–	580,356	–		474,124	(10)	1,499,095

(1)
The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to fiscal 2007 in accordance with FAS 123(R), but excludes any impact of assumed forfeiture rates, for awards of restricted shares granted in and prior to fiscal 2007. Assumptions and key variables used in the calculation of the amounts expensed for fiscal 2007 are discussed in footnote 14 to the Company's audited financial statements for fiscal 2007 included in the Company's Annual Report on Form 10-K filed with the SEC on June 14, 2007.

(2)
The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to fiscal 2007 in accordance with FAS 123(R), but excludes any impact of assumed forfeiture rates, for option awards granted in and prior to fiscal 2007. Assumptions and key variables used in the calculation of the amounts expensed for fiscal 2007 are discussed in footnote 14 to the Company's audited financial statements for fiscal 2007 included in the Company's Annual Report on Form 10-K filed with the SEC on June 14, 2007.

(3)
The amounts in this column include: (a) matching contributions under the Company's 401(k) plan of $3,591 to Mr. Kotick, $4,428 to Mr. Kelly, $3,133 to Mr. Griffith, $3,241 to Mr. Tippl, $3,542 to Ms. Kaminsky, $283 to Mr. Hodous and $3,100 to Mr. Huebner; (b) life and disability insurance premiums paid by the Company in the amount of $5,399 for Mr. Kotick, $3,361 for Mr. Kelly, $11,787 for Mr. Griffith, $2,261 for Mr. Tippl, $1,795 for Ms. Kaminsky, $623 for Mr. Hodous and $2,434 for Mr. Huebner; (c) mortgage assistance payments by the Company in the amount of $100,000 to Mr. Griffith, $84,000 to Mr. Tippl, $63,000 to Ms. Kaminsky and $60,000 to Mr. Huebner; and (d) tax reimbursements in connection with the mortgage assistance payments of $110,837 to Mr. Griffith, $79,355 to Mr. Tippl, $66,922 to Ms. Kaminsky and $70,628 to Mr. Huebner.

(4)
The total value of the fiscal 2007 annual performance-based bonus for each of Messrs. Kotick and Kelly was $1,763,141. The Compensation Committee determined that these bonuses would each be paid one-half in cash and one-half in options that will vest in years subsequent to fiscal 2007. Accordingly, the amount in this column reflects the $881,571 cash payment received by each of

  Messrs. Kotick and Kelly. On June 15, 2007, each of Messrs. Kotick and Kelly received 131,499 options that vest on June 15, 2009. The number of options was determined by dividing (1) one-half of the bonus amount ($881,570) by (2) 80% of the binomial value of the options as determined by an outside financial analysis company. Because the grant of the options occurred in fiscal 2008, the amounts shown in the "Option Awards" column for each of Messrs. Kotick and Kelly, which represent the dollar amount recognized for financial reporting purposes with respect to fiscal 2007 in accordance with FAS 123(R), do not include any amounts attributable to these options.

(5)
The amount shown represents a signing bonus that Ms. Kaminsky received in accordance with the terms of her employment agreement.

(6)
Pursuant to his employment agreement, Mr. Hodous's annual base salary for fiscal 2007 was $375,000. Because Mr. Hodous's employment with the Company commenced on November 3, 2006, he only received $148,846 of his base salary during fiscal 2007. His salary was paid partly in U.S. dollars and partly in Great Britain pounds: $101,971 was paid in U.S. dollars and the equivalent of $46,875 was paid in Great Britain pounds. The portion of his salary paid in pounds was converted into U.S. dollars at a rate of 1.8531, the average exchange rate in effect during the seven-month period ending October 2006.

(7)
The amount shown consists of a signing bonus of $150,000 and the minimum annual bonus of $230,000 provided for in Mr. Hodous's employment agreement.

(8)
In addition to the items listed in footnote 3 above for Mr. Hodous, the amount shown includes an aggregate of $88,389 of Company-borne costs as follows: (1) $48,380 in respect of housing, (2) $20,197 in respect of a cost of living allowance, (3) $3,801 in respect of utilities, (4) $3,992 in respect of council taxes, (5) $770 in respect of telephone, television, and Internet services, (6) $588 in respect of pet sitting services, (7) $5,217 in respect of a car allowance, (8) $577 in respect of fuel, (9) $305 in respect of a reimbursement for payment of Medicare taxes, and (10) $4,562 in respect of immigration services provided to Mr. Hodous. Except for the reimbursement payment for Medicare taxes, the foregoing costs were paid in Great Britain pounds and the amounts shown have been converted into U.S. dollars based on the average exchange rate in effect for the month in which the expenses were incurred (1.9096 for November 2006, 1.9627 for December 2006, 1.9582 for January and February 2007 and 1.9440 for March 2007).

(9)
Mr. Huebner's employment with the Company terminated on May 31, 2007.

(10)
In addition to the items discussed in footnote 3 for Mr. Huebner, the amount shown consists of $240,000 in fulfillment of certain of Activision Publishing's relocation reimbursement obligations, and $97,962 paid on his behalf in respect of estimated incremental income taxes related to such payment.

Grants of Plan-Based Awards for Fiscal 2007

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)				All Other Stock Awards: Number of Shares of Stock or Units (2) (#)		All Other Option Awards: Number of Securities Underlying Options (2) (#)		Exercise or Base Price of Option Awards (3) ($/Sh)		Grant Date Fair Value of Stock and Option Awards (4) ($)
											Closing Price of Common Stock on Grant Date ($)
Name	Grant Date	Threshold ($)	Target ($)		Maximum ($)

Robert A. Kotick	N/A 04/21/06	–	1,594,400	(5)	–			41,682	(6)	13.61	13.65	282,258
Brian G. Kelly	N/A 04/21/06	–	1,594,400	(5)	–			41,682	(6)	13.61	13.65	282,258
Michael J. Griffith	N/A 04/21/06	–	648,000		1,030,320			125,000	(7)	13.61	13.65	717,587
Thomas Tippl	N/A 04/21/06	–	344,250		578,340			100,000	(8)	13.61	13.65	584,906
Robin Kaminsky	N/A 10/19/06 10/19/06 04/21/06 10/19/06 10/19/06	–	351,000		694,980	23,333 11,667	(9) (10)	80,000 200,000 100,000	(8) (11) (12)	13.61 15.14 15.14	15.25 15.25 13.65 15.25 15.25	355,828 177,922 467,926 1,486,013 756,913
Brian Hodous	11/03/06 11/03/06 11/03/06					21,000 25,000	(13) (14)	240,000	(15)	15.85	15.85 15.85 15.85	332,850 396,250 1,843,452
Charles J. Huebner	04/21/06							80,000	(8)	13.61	13.65	467,925

(1)
The fiscal 2007 executive bonus plan for each of Messrs. Kotick, Kelly, Griffith and Tippl and Ms. Kaminsky did not establish a threshold payout amount, and the bonus plan for each of Messrs. Kotick and Kelly did not establish a maximum payout amount. Neither Mr. Hodous nor Mr. Huebner participated in a fiscal 2007 executive bonus plan.

(2)
All awards were made under the Company's Amended and Restated 2003 Incentive Plan.

(3)
Prior to January 1, 2007, the Company's policy was to grant options with an exercise price equal to the lowest per share market price of the Common Stock as reported on the Nasdaq on the date of grant. Beginning January 1, 2007, the Company changed this policy to grant options with an exercise price equal to the per share closing market price of the Common Stock as reported on the Nasdaq on the date of grant.

(4)
The grant date fair value of the awards is computed in accordance with FAS 123(R), but excludes any impact of assumed forfeiture rates. The grant date fair value of restricted shares is based on the per share closing market price of the Common Stock as reported on the Nasdaq on the date of grant.

(5)
The amount shown represents the cash value of the target fiscal 2007 performance-based bonus for each of Messrs. Kotick and Kelly. At the time the annual performance-based bonus is paid, the Compensation Committee determines the form of payment for the bonus. With respect to the fiscal 2007 executive bonus plan for each of these individuals, the Compensation Committee determined on April 11, 2007 to pay the bonus one-half in cash and one-half in options, resulting in a grant of options to purchase 131,499 shares of Common Stock on June 15, 2007. See footnote 4 to the Summary Compensation Table above.

(6)
The amount shown represents the number of shares of Common Stock underlying options granted to each of Messrs. Kotick and Kelly in payment of his annual performance-based bonus for fiscal 2006. For fiscal 2006, the Compensation Committee determined to pay the entire annual performance-based bonuses of Messrs. Kotick and Kelly in the form of options. These options vest on April 1, 2008.

(7)
These options vest in full on April 1, 2011, subject to the possible earlier vesting of (a) options with respect to 25% of the shares following fiscal 2007 if the Company were to meet or exceed a corporate operating income target established by the Compensation Committee for such year and (b) options with respect to 35% of the shares following fiscal 2008 if the Company were to meet or exceed a corporate operating income target established by the Compensation Committee for such year. The corporate operating income target was achieved for fiscal 2007, and, accordingly, options with respect to 25% of the shares vested on May 15, 2007.

(8)
These options vest in full on April 1, 2010, subject to the possible earlier vesting in the same manner as the options to which footnote 7 refers. Accordingly, options with respect to 25% of the shares vested on May 15, 2007. With respect to Mr. Huebner, his options that remained unvested and unexercised as of the date of termination of his employment were cancelled.

(9)
The restrictions lapse with respect to one-third of these shares on each of October 19, 2007, 2008 and 2009.

(10)
The restrictions lapse with respect to all of these shares on October 19, 2009, subject to the possible earlier lapse of restrictions with respect to 25% of the restricted shares following each of fiscal 2007 and 2008 if the Company were to meet or exceed a corporate operating income target established by the Compensation Committee for such year. The corporate operating income target was achieved for fiscal 2007, and, accordingly, restrictions with respect to 25% of the restricted shares lapsed on May 15, 2007.

(11)
These options vest with respect to one-third of the shares on each of October 19, 2007, 2008 and 2009.

(12)
These options vest in full on October 19, 2009, subject to the possible earlier vesting of options with respect to 25% of the shares following each of fiscal 2007 and 2008 if the Company were to meet or exceed a corporate operating income target established by the Compensation Committee for such year. The corporate operating income target was achieved for fiscal 2007, and, accordingly, options with respect to 25% of the shares vested on May 15, 2007.

(13)
The restrictions lapse with respect to all of these shares on November 3, 2009, subject to the possible earlier lapse of restrictions with respect to one-half of the shares following each of fiscal 2008 and 2009 if the Company were to meet or exceed corporate operating income targets established by the Compensation Committee for such year.

(14)
The restrictions lapse with respect to one-half of these shares on each of November 3, 2007 and 2008.

(15)
These options vest with respect to one-third of the shares on each of October 1, 2007, 2008 and 2009.

Outstanding Equity Awards at Fiscal Year-End for Fiscal 2007

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (1)		Number of Securities Underlying Unexercised Options (#) Unexercisable
									Market Value of Shares or Units of Stock That Have Not Vested (3) ($)
						Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)
					Option Exercise Price ($) (2)
Name

Robert A. Kotick	4,548,048 1 1 130,279 83,612 300,309 175,081 178,201 351,648 1,400,002 450,000 408,000 675,236 – –	(4) (5) (6)	– – – – – – – – – – 150,000 – – 339,687 41,682	(6) (7) (8)	1.75 1.02 1.02 1.02 3.48 3.48 3.48 4.17 6.90 5.74 3.54 3.54 7.73 13.08 13.61	3/23/2009 5/22/2010 5/22/2010 5/22/2010 4/4/2011 4/4/2011 4/4/2011 10/1/2011 4/8/2012 7/22/2012 4/1/2013 3/31/2013 4/29/2014 6/20/2015 4/21/2016
Brian G. Kelly	3,626,460 700,309 175,081 178,201 351,648 1,400,000 450,000 408,000 675,236 – –	(6)	– – – – – – 150,000 – – 339,687 41,682	(6) (7) (8)	1.75 3.48 3.48 4.17 6.90 5.74 3.54 3.54 7.73 13.08 13.61	3/23/2009 4/4/2011 4/4/2011 10/1/2011 4/8/2012 7/22/2012 4/1/2013 3/31/2013 4/29/2014 6/20/2015 4/21/2016
Michael J. Griffith	– – 93,334 –	(12)	400,000 466,667 373,333 125,000	(10) (11) (12) (13)	12.84 12.84 12.84 13.61	6/15/2015 6/15/2015 6/15/2015 4/21/2016	155,763	(9)	2,950,151
Thomas Tippl	– – 53,334 –	(17)	266,666 266,667 213,333 100,000	(15) (16) (17) (18)	15.21 15.21 15.21 13.61	10/3/2015 10/3/2015 10/3/2015 4/21/2016	96,712	(14)	1,831,725
Robin Kaminsky	53,334 – – –	(21)	213,333 80,000 200,000 100,000	(21) (18) (22) (23)	10.81 13.61 15.14 15.14	5/2/2015 4/21/2016 10/19/2016 10/19/2016	23,333 11,667	(19) (20)	441,927 220,973
Brian Hodous	–		240,000	(26)	15.85	11/3/2016	21,000 25,000	(24) (25)	397,740 473,500
Charles J. Huebner	66,667 –	(27)	266,666 80,000	(27) (18)	11.27 13.61	5/16/2015 4/21/2016

(1)
All exercisable options are currently vested.

(2)
As discussed above, in fiscal 2007, the Board appointed a Special Subcommittee to conduct a review of the Company's historical option grant practices. The Special Subcommittee determined that actual measurement dates for certain historical stock option grants differ from the recorded grant dates for such awards. While such options had an exercise price that was equal to the fair market value of the Common Stock on the original grant date, the exercise price may be less than the fair market value of the stock on the redetermined measurement date. If certain options have a measurement date different from the original measurement date and the exercise price of such option is less than the fair market value of the Common Stock on the redetermined measurement date, the option recipient may be subject to the adverse tax consequences, and the Company may be subject to the reporting and withholding obligations, imposed by Section 409A of the Code. Prior to December 31, 2006, in order to address the potential adverse consequences of Section 409A of the Code, certain of the Company's officers and directors, including each of the named executive officers, executed an irrevocable consent, pursuant to which each such person (a) agreed that the exercise price of any of his or her options subject to Section 409A of the Code will be increased so as to be equal to the fair market value of the Common Stock on the redetermined measurement date or (b) agreed that any of such person's options subject to Section 409A of the Code that vested in calendar year 2005 or calendar year 2006 must be exercised in calendar year 2007 and that any such options that vest on or after January 1, 2007 will be exercised in the calendar year of vesting. Each officer executing a consent also agreed not to exercise his or her options until notified by the Company whether such options are subject to Section 409A. As of the date of this Proxy Statement, the implementation of the modifications required by the irrevocable consents has not been effectuated. The Company anticipates that, in accordance with the consents, the exercise prices of options subject to Section 409A of the Code held by the Company's officers and directors that executed such consents will be increased as discussed above during the first half of fiscal 2008.

(3)
Calculated using the closing market price of Common Stock as reported on the Nasdaq of $18.94 per share of Common Stock on March 30, 2007, the last trading day in fiscal 2007.

(4)
As a result of Mr. Kotick's transfer by gift, options with respect to 244,135 of these shares are held by an irrevocable trust for the benefit of his minor children.

(5)
As a result of Mr. Kotick's transfer by gift, options with respect to 273,705 of these shares are held by an irrevocable trust for the benefit of his minor children.

(6)
These options consist of two tranches. The first tranche of options to purchase 300,000 shares vested with respect to 100,000 shares on each of April 1, 2004, April 1, 2005 and April 1, 2006. The second tranche of options to purchase 300,000 shares vests in full in April 10, 2010, subject to the possible earlier vesting of options with respect to one-half of the shares upon the satisfaction of certain performance objectives for fiscal 2004 and 2005, respectively. The target for fiscal 2004 was achieved, and, accordingly, options with respect to 50% of the shares vested on May 6, 2004. (The target was not met for fiscal 2005.)

(7)
These options vested in full on June 20, 2007.

(8)
These options vest in full on April 1, 2008.

(9)
Restrictions lapse with respect to one-third of these shares on each of June 15, 2008, 2009 and 2010.

(10)
These options vest in full on June 30, 2010.

(11)
These options vest in full on June 30, 2010, subject to the possible earlier vesting of options with respect to one-third of the shares following each of fiscal 2007, 2008 and 2009 if the Company were to meet or exceed a corporate operating income target established by the Compensation Committee for such year. The corporate operating income target was achieved for fiscal 2007, and, accordingly, options with respect to one-third of the shares vested on June 30, 2007.

(12)
These options vest with respect to 20% of the shares on each of June 30, 2006, 2007, 2008, 2009 and 2010. In accordance with that vesting schedule, options with respect to 20% of the shares vested on June 30, 2007.

(13)
These options vest in full on April 1, 2011, subject to the possible earlier vesting of (a) options with respect to 25% of the shares following fiscal 2007 if the Company were to meet or exceed a corporate operating income target established by the Compensation Committee for such year and (b) options with respect to 35% of the shares following fiscal 2008 if the Company were to meet or exceed a corporate operating income target established by the Compensation Committee for such year. The corporate operating income target was achieved for fiscal 2007, and, accordingly, options with respect to 25% of the shares vested on May 15, 2007.

(14)
Restrictions lapse with respect to one-third of these shares on each of October 3, 2008, 2009 and 2010.

(15)
These options vest in full on October 1, 2010.

(16)
These options vest in full on October 1, 2010, subject to the possible earlier vesting in the same manner as the options to which footnote 11 refers. Accordingly, options with respect to one third of the shares vested on May 15, 2007.

(17)
These options vest with respect to 20% of the shares on each of October 3, 2006, 2007, 2008, 2009 and 2010.

(18)
These options vest in full on April 1, 2010, subject to possible earlier vesting in the same manner as the options to which footnote 13 refers. Accordingly, options with respect to 25% of the shares vested on May 15, 2007. With respect to Mr. Huebner, his options that remained unvested and unexercised as of the date of termination of his employment were cancelled.

(19)
The restrictions lapse with respect to one-third of these shares on each of October 19, 2007, 2008 and 2009.

(20)
The restrictions lapse with respect to all of these shares on October 19, 2009, subject to the possible earlier lapse of restrictions with respect to 25% of the shares following each of fiscal 2007 and 2008 if the Company were to meet or exceed a corporate operating income target established by the Compensation Committee for such year. The corporate operating income target was achieved for fiscal 2007, and, accordingly, restrictions with respect to 25% of the restricted shares lapsed on May 15, 2007.

(21)
These options vest with respect to 20% of the shares on each of May 1, 2006, 2007, 2008, 2009 and 2010, subject to the possible earlier vesting of options with respect to an additional 20% of the shares following each of fiscal 2006 and 2007 if the Company were to meet or exceed a corporate operating income target established by the Compensation Committee for such year. The corporate operating income target was achieved for fiscal 2007, and, accordingly, options with respect to 20% of the shares vested on May 15, 2007, in addition to the options with respect to 20% of the shares that vested in accordance with that vesting schedule on May 1, 2007. The target was not met for fiscal 2006.

(22)
These options vest with respect to one-third of the shares on each of October 19, 2007, 2008 and 2009.

(23)
These options vest in full on October 19, 2009, subject to the possible earlier vesting of options with respect to 25% of the shares following each of fiscal 2007 and 2008 if the Company were to meet or exceed a corporate operating income target established by the Compensation Committee for such year. The corporate operating income target was achieved for fiscal 2007, and, accordingly, options with respect to 25% of the shares vested on May 15, 2007.

(24)
The restrictions lapse with respect to all of these shares on November 3, 2009, subject to the possible earlier lapse of restrictions with respect to one-half of the shares following each of fiscal 2008 and 2009 if the Company were to meet or exceed corporate operating income targets established by the Compensation Committee for such year.

(25)
Restrictions lapse with respect to one-half of these shares on each of November 3, 2007 and 2008.

(26)
These options vest with respect to one-third of the shares on each of October 1, 2007, 2008 and 2009.

(27)
These options vest with respect to 20% of the shares on each of May 16, 2006, 2007, 2008, 2009 and 2010. In accordance with that vesting schedule, options with respect to 20% of the shares vested on May 16, 2007. Because Mr. Huebner's employment with the Company terminated on May 31, 2007, his options ceased to vest as of that date and, to the extent vested on that date, remained exercisable for 30 days.

Option Exercises and Stock Vested for Fiscal 2007

        None of the named executive officers exercised any options in fiscal 2007. With respect to restricted shares that have been granted to the named executive officers, no restrictions lapsed in fiscal 2007.

Potential Payments upon Termination or Change of Control

        Each of the named executive officers other than Mr. Huebner (i.e., the continuing named executive officers) may be entitled to payments and benefits under the terms of the executive's employment agreement and the Company's compensation plans and related award agreements in connection with a termination of employment and, in the case of Messrs. Kotick and Kelly, a change of control of the Company. The specific rights of each continuing named executive officer to payments and benefits in any particular termination or change of control scenario depend on the unique terms of his or her employment and equity award agreements. Mr. Huebner's employment with Activision Publishing terminated on May 31, 2007 upon the expiration of the term of his employment agreement. In connection therewith, Mr. Huebner and Activision Publishing entered into an amendment to his employment agreement in March 2007, pursuant to which Mr. Huebner was paid $240,000 in fulfillment of certain of Activision Publishing's relocation reimbursement obligations, and $97,962 was paid on his behalf in respect of estimated incremental income taxes related to such payment. Neither his employment agreement nor any of his equity award agreements provided for any other termination-related payments or benefits.

        In the event that a continuing named executive officer retires or otherwise voluntarily resigns, he or she will receive any earned but unpaid salary and unreimbursed business expenses through the date of termination, as well as earned but unpaid bonuses for prior fiscal years. In connection with a termination of a continuing named executive officer by the Company for cause, he or she will receive only any earned but unpaid salary and unreimbursed business expenses through the date of termination, except for each of Messrs. Kotick and Kelly who are also entitled to receive earned but unpaid bonuses for prior fiscal years. Additionally, because Mr. Tippl abandoned certain long-term compensation, pension benefits and related equity participations with his prior employer, if his employment is terminated by the Company for cause, a number of his restricted shares that are unvested on the date of termination will vest on that date such that the value of the aggregate number of his restricted shares already vested but not yet sold, if any, and such newly-vested restricted shares (based on the fair market value of the shares on the date of termination) is equal to $1,500,000, less the amount, if any, of the after-tax proceeds of any vested shares sold by him prior to the date of termination. In general, a termination for "cause" would involve the executive's willful, reckless or gross misconduct, material breach of his or her employment agreement, conviction of or plea of no contest to a felony or crime involving dishonesty or moral turpitude, breach of duty of loyalty or violation of the Company's governance policies.

        The continuing named executive officers are subject to non-competition, non-solicitation and confidentiality covenants following termination of their employment with the Company. Messrs. Kotick and Kelly are subject to non-competition and non-solicitation restrictions for a period of two years. Messrs. Griffith, Tippl and Hodous and Ms. Kaminsky are subject to non-competition restrictions for a period of one year and to non-solicitation restrictions for a period of two years. (In the case of Mr. Griffith, the periods follow the expiration of his consulting arrangement discussed in footnote 3 to the table below, if applicable.)

        The potential payments and value of benefits payable to the continuing named executive officers under various termination and change of control scenarios are set forth in the table below, and the relevant provisions of the agreements that provide for those payments and benefits are summarized in the footnotes to the table. The amounts included in the table have been calculated assuming that the termination event or change of control occurred on March 31, 2007, the last day of fiscal 2007, and are based on the $18.94 per share closing market price of the Common Stock as reported on the Nasdaq on March 30, 2007, the last trading day in fiscal 2007. The actual amounts to be paid can only be determined at the time of an executive's separation from the Company. Where amounts included in the table are determined based on the salary or bonus paid or payable to an executive for the most recent fiscal year immediately prior to termination, the amounts included in the table have been determined based on the executive's salary or bonus for fiscal 2007, which is consistent with the Company's policy for the determination of such amounts when a termination event actually occurs on the last day of a fiscal year. Where amounts included in the table for Mr. Hodous, who was employed by the Company for only a portion of fiscal 2007, are determined based on the salary paid or payable to him for the most recent fiscal year immediately prior to termination, the amounts included in the table have been determined based on his annualized salary for fiscal 2007. Where amounts included in the table are determined based on the exercise prices of options, the amounts included in the table have been determined based on the exercise prices in effect on the date of this Proxy Statement. See footnote 2 to the table under "Outstanding Equity Awards of Fiscal Year-End for Fiscal 2007" above for a discussion of the anticipated increase in the exercise prices of certain options held by the named executive officers.

Name and Type of Payment/Benefit	Death (1)	Disability (1)	Performance Termination (2)	Termination by Company Without Cause or Termination by Employee for Good Reason (3)	Change of Control (4)	Termination by Company Without Cause or Termination by Employee for Good Reason After Change of Control (5)

Robert A. Kotick
2007 bonus	$1,763,141	$1,763,141		$1,763,141	–	$1,763,141
Lump-sum payment	2,391,600	2,180,775		7,681,023	–	12,801,705
Salary continuation	–	–		–	–	–
Bonus continuation	–	–		–	–	–
Benefits continuation (6)	27,514	38,677		73,687	–	73,687
Mortgage assistance continuation	–	–		–	–	–
Consulting fees	–	–		2,551,040	–	2,551,040
Value of accelerated equity awards (7)	4,522,731	4,522,731		4,522,731	4,522,731	–
Tax reimbursement	–	–		–	–	–

Total	$8,704,986	$8,505,324		$16,591,622	$4,522,731	$17,189,573

Brian G. Kelly
2007 bonus	$1,763,141	$1,763,141		$1,763,141	–	$1,763,141
Lump-sum payment	2,391,600	2,180,775		7,681,023	–	12,801,705
Salary continuation	–	–		–	–	–
Bonus continuation	–	–		–	–	–
Benefits continuation (6)	27,514	33,103		67,001	–	67,001
Mortgage assistance continuation	–	–		–	–	–
Consulting fees	–	–		2,551,040	–	2,551,040
Value of accelerated equity awards (7)	4,522,731	4,522,731		4,522,731	4,522,731	–
Tax reimbursement	–	–		–	–	–

Total	$8,704,986	$8,499,750		$16,584,936	$4,522,731	$17,182,887

Name and Type of Payment/Benefit	Death (1)	Disability (1)	Performance Termination (2)	Termination by Company Without Cause or Termination by Employee for Good Reason (3)	Change of Control (4)	Termination by Company Without Cause or Termination by Employee for Good Reason After Change of Control (5)

Michael J. Griffith
2007 bonus	$1,030,320	$1,030,320	$1,030,320	$1,030,320		$1,030,320
Lump-sum payment	1,905,231	1,905,231	–	–		–
Salary continuation	–	–	1,216,980	1,216,980		1,216,980
Bonus continuation	–	–	2,478,259	2,478,259		2,478,259
Benefits continuation (6)	27,514	27,514	–	134,106		134,106
Mortgage assistance continuation	–	–	–	–		–
Consulting fees	–	–	–	1,716,980		1,716,980
Value of accelerated equity awards (7)	1,878,734	–	–	–		–
Tax reimbursement (8)	–	–	–	–		–

Total	$4,841,799	$2,963,065	$4,725,559	$6,576,645		$6,576,645

Thomas Tippl
2007 bonus	$573,176	$573,176	–	$573,176		$573,176
Lump-sum payment	1,375,962	1,375,962	–	–		–
Salary continuation	–	–	–	1,753,345		1,753,345
Bonus continuation	–	–	–	–		–
Benefits continuation (6)	19,008	27,514	–	–		–
Mortgage assistance continuation	–	–	294,000	294,000		294,000
Consulting fees	–	–	–	–		–
Value of accelerated equity awards (7)	2,096,800	1,500,000	1,500,000	–		–
Tax reimbursement (8)	–	–	106,258	106,258		106,258

Total	$4,064,946	$3,476,652	$1,900,258	$2,726,779		$2,726,779

Robin Kaminsky
2007 bonus	$679,185	$679,185		$679,185		$679,185
Lump-sum payment	1,242,693	1,242,693		–		–
Salary continuation	–	–		775,632		775,632
Bonus continuation	–	–		–		–
Benefits continuation (6)	27,514	30,448		32,842		32,842
Mortgage assistance continuation	142,500	142,500		142,500		142,500
Consulting fees	–	–		–		–
Value of accelerated equity awards (7)	867,203	867,203		867,203		867,203
Tax reimbursement (8)	120,173	120,173		120,173		120,173

Total	$3,079,268	$3,082,202		$2,617,535		$2,617,535

Name and Type of Payment/Benefit	Death (1)	Disability (1)	Performance Termination (2)	Termination by Company Without Cause or Termination by Employee for Good Reason (3)	Change of Control (4)	Termination by Company Without Cause or Termination by Employee for Good Reason After Change of Control (5)

Brian Hodous
2007 bonus	$230,000	$230,000		$230,000		$230,000
Lump-sum payment	1,125,000	1,125,000		–
Salary continuation	–	–		1,081,250		1,081,250
Bonus continuation	–	–		–		–
Benefits continuation	–	–		–		–
Mortgage assistance continuation	–	–		–		–
Consulting fees	–	–		–		–
Value of accelerated equity awards	–	–		–		–
Tax reimbursement	–	–		–		–

Total	$1,355,000	$1,355,000		$1,311,250		$1,311,250

(1)
For each continuing named executive officer, in the event of a termination of the executive's employment due to death or disability, the executive or the executive's estate will receive, in addition to any earned but unpaid salary, earned but unpaid bonuses for prior fiscal years and unreimbursed business expenses (collectively, "unpaid/unreimbursed amounts"), which, for purposes of this table, are assumed to have been paid or reimbursed in full as of March 31, 2007:

(a)
the pro rata portion of the executive's bonus for the fiscal year in which termination occurs, to the extent such bonus is earned;

(b)
a lump-sum payment equal to 300% of the base salary paid or payable to the executive for the most recent fiscal year immediately prior to termination (except that, in the case of each of Messrs. Kotick and Kelly, in the event of a termination due to disability the amount is 300% of the average of the base salaries paid or payable to him for the three most recent fiscal years immediately prior to termination) less, in the case of Messrs. Kotick, Kelly and Griffith, in the event of a termination due to disability, certain payments received under Company-provided disability insurance (which payments, for purposes of this table, are assumed to be zero); and

(c)
except in the case of Mr. Hodous, continuation of health/medical insurance benefits for the executive's family, in the case of the executive's death, and the executive and the executive's family, in the case of the executive's disability, for a period of two years.

  In addition, each of Messrs. Kotick and Kelly will continue to receive supplemental life insurance benefits through May 22, 2010 in the event of a termination of his employment due to disability. Ms. Kaminsky will continue to receive mortgage assistance payments, including tax reimbursements, through October 31, 2008 (the date on which the initial term of employment under her employment agreement will expire unless earlier terminated). Ms. Kaminsky will also continue to receive life insurance benefits for two years following the termination of her employment due to disability.

  The Company maintains a "key man" life insurance policy with respect to each of the continuing named executive officers and a "key man" disability insurance policy with respect to each of them other than Mr. Tippl. As a result, in the event of a termination of the employment of a continuing named executive officer due to death and, except in the case of Mr. Tippl, disability, the Company would receive insurance proceeds sufficient to fund the additional payments and benefits due to the executive or his or her estate upon such a termination.

  The effects of a termination of employment due to death or disability on outstanding equity awards are discussed in footnote 7.

  The amounts reflected in the table are in addition to any insurance proceeds the executive or the executive's estate would receive upon death or disability, as the case may be.

(2)
For each of Messrs. Griffith and Tippl, a "performance termination" occurs if the Company terminates the executive's employment by reason of the executive's failure to perform the functions of the position at the appropriate level.

•
Griffith. In the event of a performance termination, he will receive, in addition to any unpaid/unreimbursed amounts:

(a)
the pro rata portion of his bonus for the fiscal year in which termination occurs, to the extent such bonus is earned;

(b)
salary continuation through June 30, 2010 (the date on which the initial term of employment under his employment agreement will expire unless earlier terminated), in an amount equal to 50% of the base salary that would have been payable to him through that date (taking into account the automatic increases in base salary for which his employment agreement provides); and

(c)
annual bonus continuation through June 30, 2010, with the bonus each year to equal the product of (i) his base salary that would have been in effect for such fiscal year (taking into account the automatic increases in base salary for which his employment agreement provides) and (ii) a fraction, the numerator of which is the total of the annual bonuses paid to him in the two fiscal years prior to termination and the denominator of which is the total base salary that was paid to him in the two most recently completed fiscal years prior to termination;

    provided that the total of severance payments to Mr. Griffith following a performance termination will not be more than $8,000,000 if his employment is terminated before June 15, 2008, $12,000,000 if his employment is terminated on or after June 15, 2008 and before June 15, 2009, $16,000,000 if his employment is terminated on or after June 15, 2009 and before June 15, 2010, and $20,000,000 if his employment is terminated on or after June 15, 2010.

  •
  Tippl. In the event of a performance termination, he will receive, in addition to any unpaid/unreimbursed amounts, continuation of mortgage assistance payments through September 30, 2010, including tax reimbursements through September 30, 2008.

  The effects of a performance termination on outstanding equity awards are discussed in footnote 7.

(3)
Upon a termination of employment by the Company without cause, the continuing named executive officers will receive, in addition to any unpaid/unreimbursed amounts, the following:

•
Kotick and Kelly. Messrs. Kotick and Kelly each will receive:

(a)
the pro rata portion of his bonus for the fiscal year in which termination occurs, to the extent such bonus is earned; and

(b)
a lump-sum payment equal to the greater of (i) 300% of the sum of his base salary and bonus paid or payable to him for the most recent fiscal year immediately prior to termination and (ii) the aggregate amount payable to him for the remaining term of his employment agreement as if his employment had not been terminated (taking into account the automatic increases in base salary for which his employment agreement provides).

    In addition, upon a termination of employment by the Company without cause or by him for good reason, or upon a voluntary resignation following a change of control, each of Messrs. Kotick and Kelly will enter into a consulting agreement, with a term of four years following termination and providing for consulting fees equal to 80% of his base salary in effect immediately prior to termination and continuation of health/medical, life and disability insurance benefits for him and his family (other than his supplemental life insurance benefits which, as described under "Executive Compensation—Employment Agreements" above, will be maintained through May 22, 2010).

  •
  Griffith. Mr. Griffith will receive:

  (a)
  the pro rata portion of his bonus for the fiscal year in which termination occurs, to the extent such bonus is earned;

  (b)
  salary continuation through June 30, 2010, in an amount equal to 50% of the base salary that would have been payable to him through such date (taking into account the automatic increases in base salary for which his employment agreement provides); and

  (c)
  annual bonus continuation through June 30, 2010, with the bonus each year to be computed in the same manner as discussed in footnote 2.

    In addition, upon a termination of employment by the Company without cause or by him for good reason, Mr. Griffith and the Company will enter into a consulting agreement, with a term through June 30, 2012 and providing for consulting fees equal to 50% of the base salary that would have been payable to him had his employment not been terminated until June 30, 2010 (taking into account the automatic increases in base salary for which his employment agreement provides) and thereafter $250,000 per year through June 30, 2012, and continuation of health/medical, life and disability insurance benefits for him and his family.

    If, on May 15, 2010, Mr. Griffith's total compensation (as described under "Executive Compensation—Employment Agreements" above) plus any severance payments received by him has not exceeded $20 million, Activision Publishing will pay Mr. Griffith the shortfall. Activision Publishing is required to make this shortfall payment whether or not Mr. Griffith is then employed by Activision Publishing, unless Mr. Griffith's employment is terminated by Activision Publishing for cause or performance failure or due to his death or disability, or Mr. Griffith terminates his employment other than for good reason. As of March 31, 2007, (1) Mr. Griffith had received $2,233,858 attributable to cumulative base salary and cumulative annual bonuses, (2) Mr. Griffith had no realized gains on vested options or restricted shares that had vested, and (3) based on the $18.94 closing market price of Common Stock as reported on the Nasdaq on March 30, 2007, the last trading day in fiscal 2007, Mr. Griffith's unrealized gains on vested options and the market value of his restricted shares that had vested totaled $11,749,739, so that his total compensation as of March 31, 2007, was $13,983,597. Whether any payment would be due to Mr. Griffith on May 15, 2010 following the assumed termination of his employment without cause or by him for good reason as of March 31, 2007 would depend on Mr. Griffith's realized and unrealized gains as of March 15, 2010, which cannot be known until that date.

  •
  Tippl. Mr. Tippl will receive:

  (a)
  the pro rata portion of the bonus for the fiscal year in which termination occurs, to the extent such bonus is earned;

    (b)
    salary continuation through September 30, 2010 (the date on which the initial term of employment under his employment agreement will expire unless earlier terminated), in an amount equal to 100% of the base salary that would have been payable to him through that date (taking into account the automatic increases in base salary for which his employment agreement provides); and

    (c)
    continuation of mortgage assistance payments through September 30, 2010, including tax reimbursements through September 30, 2008.

  •
  Kaminsky. Ms. Kaminsky will receive:

  (a)
  the pro rata portion of her bonus for the fiscal year in which termination occurs, to the extent such bonus is earned;

  (b)
  salary continuation in an amount equal to 100% of the base salary that would have been payable to her through the later of October 31, 2008 and the date that is 12 months from the date of termination (taking into account the automatic increases in base salary for which her employment agreement provides);

  (c)
  continuation of health/medical, life and disability insurance benefits for her and her family for a period of two years; and

  (d)
  continuation of mortgage assistance payments, including tax reimbursements, through October 31, 2008.

  •
  Hodous. Mr. Hodous will receive:

  (a)
  the pro rata portion of his bonus for the fiscal year in which termination occurs, to the extent such bonus is earned; and

  (b)
  salary continuation through September 30, 2009 (the date on which the initial term of employment under his employment agreement will expire unless earlier terminated), in an amount equal to 100% of the base salary that would have been payable to him through that date.

  Each of Messrs. Kotick, Kelly, Griffith and Tippl and Ms. Kaminsky would receive the same payment and benefits upon termination of employment by him or her for good reason (and, in the case of Mr. Tippl, upon termination of his employment as a result of his loss of immigration status and legal ability to work for Activision Publishing in the United States) as he or she would receive upon a termination of employment by the Company without cause as describe above. In the event of a termination of his employment by his voluntary resignation, as discussed above, Mr. Hodous would receive payment of any unpaid/unreimbursed amounts.

  The effects of a termination of employment by the Company without cause or by the continuing named executive officer for good reason or otherwise on outstanding equity awards are discussed in footnote 7.

(4)
For each of Messrs. Kotick and Kelly, in the event of a change of control:

(a)
his unvested options will immediately vest and become exercisable for a period of 10 years;

(b)
he will receive a lump-sum cash payment equal to the product of (i) the number of shares underlying his options and (ii) the amount, if any, that the exercise price of his options or the closing share value (defined as the per share closing price of the Common Stock on the date of a change of control), whichever is less, exceeds the initial share value (defined as the average of the per share closing prices of the Common Stock for the period commencing on the 180th date prior to the date of a change of control and ending on the 150th day prior to the date of a change of control);

  (c)
  to the extent that the closing share value is greater than the exercise price of any option, he has the choice to (i) retain his options, (ii) exercise his options, or (iii) forfeit his options and receive a cash payment equal to the product of excess of the closing share value over the exercise price of his options and the number of shares underlying such options; and

  (d)
  if he has received (or will receive) any compensation or recognize any income which constitutes an "excess parachute payment" within the meaning of Section 280G of the Code or for which tax is otherwise payable under Section 4999 of the Code, he will receive an amount equal to all applicable taxes.

  Based on an assumed change of control date of March 31, 2007, Messrs. Kotick and Kelly would not have been entitled to a lump-sum cash payment under the provision discussed in clause (b) above and no payment would have been necessary under the provision discussed in clause (d) above. The amount set forth in this column assumes that Messrs. Kotick and Kelly each chose under the provision discussed in clause (c) above to retain his options. If each of Messrs. Kotick and Kelly had instead chosen under the provision discussed in clause (c) above to forfeit his options to the Company and receive, in exchange therefor, a cash payment, the amount of such payment (determined based on the excess or "spread" of the $18.94 per share closing market price of the Common Stock as reported on the Nasdaq on March 30, 2007, the last trading day of fiscal 2007, over the exercise prices of such options) would be $139,808,975 for Mr. Kotick ($135,286,244 of which represents the value attributable to options vested on that date) and $126,523,574 for Mr. Kelly ($122,000,843 of which represents the value attributable to options vested on that date).

  Prior to December 29, 2006, the employment agreements for Messrs. Kotick and Kelly contained terms that could have reduced the exercise prices of options held by them upon a change of control. On December 29, 2006, those employment agreements were amended to eliminate such terms in order to avoid potential adverse tax consequences under Section 409A of the Code. At such time, the Company agreed with each of Messrs. Kotick and Kelly to negotiate in good faith to further amend his employment agreement to provide a reasonably comparable benefit that would satisfy the requirements of Section 409A of the Code. No such amendment has been agreed to as of the date of this Proxy Statement.

(5)
For each of Messrs. Kotick and Kelly, in addition to the benefits discussed in footnote 4, in the event he resigns during the six-month period following the three-month anniversary of the effective date of a change of control other than for good reason, or his employment is terminated by the Company without cause or by him for good reason during the nine-month period following the effective date of a change of control, he will receive, in addition to any unpaid/unreimbursed amounts:

(a)
the pro rata portion of his bonus for the fiscal year in which the change of control occurs, to the extent such bonus is earned;

(b)
a lump-sum payment equal to the greater of (i) 500% of the sum of his base salary and bonus paid or payable to him for the most recent fiscal year immediately prior to termination and (ii) the aggregate amount payable to him under his employment agreement for the remaining term of his agreement as if his employment had not been terminated (taking into account the automatic increases in base salary which his employment agreement provides); and

(c)
continuation of health/medical, life and disability insurance benefits for him and his family as discussed in footnote 3.

  Upon a voluntary resignation following a change of control, each of Messrs. Kotick and Kelly will also enter into a consulting agreement as discussed in footnote 3. Messrs. Kotick and Kelly are also entitled to payment of an additional amount, as discussed in footnote 4, as a result of any taxes payable under Section 4999 of the Code; however, based on an assumed voluntary resignation on March 31, 2007 following a change of control, no such payment would be due. Messrs. Griffith, Tippl and Hodous and Ms. Kaminsky would be entitled to the payments and benefits discussed in footnote 3 upon termination by the Company without cause or termination by him or her for good reason following a change of control, the same as if such termination had occurred in the absence of a change of control.

  The effects of a change of control on their options are discussed in footnote 4.

(6)
Represents the estimated cost to the Company of continuation of health/medical insurance benefits and, if applicable, life and disability insurance benefits for the required period, based on the current cost of such benefits.

(7)
The amounts shown represent (a) the value of any unvested option the vesting of which accelerates upon termination determined based on the excess of the $18.94 per share closing market price of the Common Stock as reported on the Nasdaq on March 30, 2007, the last trading day of fiscal 2007, over the exercise price of such option and (b) the value of any restricted shares as to which the restrictions lapse upon termination determined based on the $18.94 per share closing market price of the Common Stock as reported on the Nasdaq on March 30, 2007, the last trading day of fiscal 2007. The outstanding equity awards that continue to vest in accordance with their vesting schedules do not have any value attributed to them in this table because the market price of the Common Stock at the time of vesting cannot be known.

  The effects of termination on outstanding options and/or restricted shares are as follows:

  •
  Kotick and Kelly—All Option Grants. For each of Messrs. Kotick and Kelly:

  (a)
  in the event of a termination of his employment by the Company without cause or by him for good reason, or in the event of a termination of his employment as a result of his death or disability, his unvested options immediately vest and become exercisable until the fifth anniversary of the date of termination; and

  (b)
  in the event of a termination of his employment for any other reason, his options will cease to vest on the date of termination and, to the extent vested on that date, will generally remain exercisable for 30 days.

    The effects of a change of control on options held by Messrs. Kotick and Kelly are discussed in footnote 4.

    As of March 31, 2007, each of Messrs. Kotick and Kelly held unvested options to purchase 531,369 shares of Common Stock.

  •
  Griffith—Grants under Employment Agreement. With respect to equity awards granted to Mr. Griffith pursuant to his employment agreement:

  (a)
  in the event of a termination of his employment as a result of his death, on the date of termination (i) a pro rata portion (determined based upon the amount of time between June 15, 2005, the date on which the initial term of employment under his employment agreement commenced, and his death) of his unvested options to purchase 866,667 shares of Common Stock (which are otherwise scheduled to vest on June 30, 2010) will vest and become exercisable, the remainder of his unvested options will cease to vest, and, to the extent vested, his options will generally remain exercisable for one year and (ii) the restrictions on his restricted shares will continue to lapse as if his employment had not terminated;

    (b)
    in the event of a termination of his employment due to disability, (i) his options will cease to vest on the date of disability and, to the extent vested on that date, will generally remain exercisable for one year after termination and (ii) the restrictions on his restricted shares will continue to lapse as if his employment had not terminated; and

    (c)
    in the event of a termination of his employment for any reason other than death or disability, on the date of termination (i) his options will cease to vest and, to the extent vested, will generally remain exercisable for 30 days (unless such termination is for cause, in which case his options will immediately be cancelled) and (ii) his restricted shares will be forfeited.

    As of March 31, 2007, the outstanding equity awards granted to Mr. Griffith pursuant to his employment agreement were as follows: (a) vested options to purchase 93,334 shares of Common Stock; (b) unvested options to purchase 1,240,000 shares of Common Stock; and (c) 155,763 unvested restricted shares of Common Stock.

  •
  Tippl—Grants under Employment Agreement. With respect to options and restricted shares granted to Mr. Tippl pursuant to his employment agreement:

  (a)
  in the event of a termination of his employment for cause or as a result of a performance termination, on the date of termination (i) his options (whether or not vested) will be cancelled and (ii) a number of his restricted shares that are unvested will vest so that the value of the aggregate number of his restricted shares already vested but not yet sold, if any, and such newly-vested restricted shares (based on the fair market value of the shares on the date of termination) is equal to $1,500,000, less the amount, if any, of the after-tax proceeds of any vested shares already sold by him and the remainder of his restricted shares will be forfeited on the date of termination;

  (b)
  in the event of a termination of his employment as a result of his death, on the date of termination (i) a pro rata portion (determined based upon the amount of time between October 1, 2005, the date on which the initial term of employment under his employment agreement commenced, and his death) of his unvested options to purchase 533,333 shares of Common Stock (which are currently scheduled to vest on October 3, 2010) will vest and become exercisable, the remainder of his unvested options will cease to vest, and, to the extent vested, his options will generally remain exercisable for 30 days and (ii) a number of his restricted shares that are unvested will vest in the same manner as discussed in clause (a) and the remainder of his restricted shares will be forfeited;

  (c)
  in the event of a termination of his employment by reason of disability, on the date of termination (i) his options will cease to vest and, to the extent vested, will generally remain exercisable for 30 days and (ii) a number of his restricted shares that are unvested will vest in the same manner as discussed in clause (a) and the remainder of his restricted shares will be forfeited;

    (d)
    in the event of a termination of his employment by the Company without cause or by him for good reason (or as a result of his loss of immigration status and legal ability to work for Activision Publishing in the United States), (i) his options will continue to vest and be exercisable as if his employment had not terminated and (ii) the restrictions on his restricted shares will continue to lapse as if his employment had not terminated, subject in each case to a valuation limit determined by multiplying $1,968,750 (which is equal to 2.5 times the sum of his initial base salary and target bonus during the first year of his employment) by the number of full and partial years worked as of the date of termination (with any partial year pro-rated based on the number of whole months actually worked through the date of termination); and

    (e)
    in the event of a termination of his employment for any other reason, on the date of termination (i) his options (whether or not vested) will be cancelled and (ii) his restricted shares will be forfeited.

    As of March 31, 2007, the outstanding equity awards granted to Mr. Tippl pursuant to his employment agreement were as follows: (a) vested options to purchase 53,334 shares of Common Stock; (b) unvested options to purchase 746,666 shares of Common Stock; and (c) 96,712 unvested restricted shares of Common Stock.

  •
  Kaminsky—Grants under Employment Agreement and Prior Thereto. With respect to equity awards granted to Ms. Kaminsky pursuant to her employment agreement and prior to such agreement:

  (a)
  in the event of a termination of her employment due to death or disability, by the Company without cause or by her with good reason, (i) the options granted to her pursuant to her employment agreement will continue to vest as if her employment had not terminated for the 24-month period after termination and, to the extent vested at the end of such period, will generally remain exercisable for 30 days, (ii) the options granted to her prior to her current employment agreement will vest on the date of termination with respect to the number of shares as to which they would have ultimately vested over the 24-month period after termination if her employment had not terminated (assuming no acceleration for performance) and will remain exercisable as if her employment had not terminated, and (iii) the restrictions on her restricted shares will continue to lapse as if her employment had not terminated for the 24-month period after termination and thereafter any remaining restricted shares will be forfeited; and

  (b)
  in the event of a termination of her employment for any other reason, on the date of termination (i) her options will cease to vest and, to the extent vested, will remain exercisable for 30 days and (ii) her restricted shares will be forfeited.

    As of March 31, 2007, the outstanding equity awards granted to Ms. Kaminsky pursuant to her employment agreement were as follows: (a) vested options to purchase 53,334 shares of Common Stock; (b) unvested options to purchase 213,333 shares of Common Stock granted pursuant to her current employment agreement (of which options to purchase 53,333 shares vested on May 1, 2007, options to purchase 53,333 shares vested on May 15, 2007 and options to purchase an additional 53,334 shares vest on or prior to March 31, 2009); (c) unvested options to purchase 300,000 shares of Common Stock granted pursuant to her prior to her current employment agreement (of which options to purchase 25,000 shares vested on May 15, 2007 and options to purchase an additional 133,334 shares vest on or prior to March 31, 2009 and 35,000); and (d) unvested restricted shares of Common Stock (of which 18,457 restricted shares vest on or prior to March 31, 2009).

  •
  Griffith, Tippl and Kaminsky—Leadership Grants. With respect to leadership options granted to Messrs. Griffith and Tippl and Ms. Kaminsky:

  (a)
  in the event of a termination of the executive's employment for cause, the executive's options (whether or not vested) will be cancelled on the date of termination;

  (b)
  in the event of a termination of the executive's employment as a result of death or disability, the executive's options will cease to vest on the date of death or disability, as applicable, and, to the extent vested on that date, will generally remain exercisable for one year; and

  (c)
  in the event of a termination of the executive's employment for any other reason, the executive's options will cease to vest on the date of termination and, to the extent vested on that date, will remain exercisable for 30 days.

    As of March 31, 2007, none of the leadership options were then exercisable for shares of Common Stock.

  •
  Hodous—Grants under Employment Agreement. With respect to equity awards granted to Mr. Hodous pursuant to his employment agreement:

  (a)
  in the event of a termination of his employment by the Company for cause, on the date of termination (i) his options (whether or not vested) will be cancelled and (ii) his restricted shares will be forfeited;

  (b)
  in the event of a termination of his employment by reason of death or disability or by the Company without cause, (i) his options will continue to vest through September 30, 2009 as if his employment had not terminated and, to the extent vested on that date, will generally remain exercisable for 30 days and (ii) the restrictions on his restricted shares will continue to lapse as if his employment had not terminated until the restrictions lapse in full; and

  (c)
  in the event of a termination of his employment for any other reason, on the date of termination (i) his options will cease to vest and, to the extent vested, will generally remain exercisable for 30 days and (ii) his restricted shares will be forfeited.

    As of March 31, 2007, the outstanding equity awards granted to Mr. Hodous pursuant to his employment agreement were as follows: (a) vested options to purchase shares of Common Stock; (b) unvested options to purchase 240,000 shares of Common Stock (of which options to purchase 160,000 shares vest on or prior to September 30, 2009); and (c) 46,000 unvested restricted shares of Common Stock.

(8)
For Mr. Tippl and Ms. Kaminsky, represents the estimated cost to the Company of tax reimbursements to the named executive officer in connection with his or her mortgage assistance payments, based on the current cost of such reimbursements. As discussed in footnotes 4 and 5, no tax reimbursement payments would have been due to Messrs. Kelly and Kotick.

DIRECTOR COMPENSATION

General

        Non-employee directors of the Company receive a mix of compensation, which includes an annual cash retainer, options and specific cash fees for services rendered. In addition, non-employee directors are reimbursed for expenses incurred in attending Board, Board committee and Stockholder meetings. The Compensation Committee annually reviews the compensation plans and policies applicable to all directors and makes recommendations to the Board regarding such plans and policies.

        The Company believes that directors should be familiar with the Company's intellectual properties and those of its competitors. From time to time, the Company provides directors with representative samples of the Company's software, third-party console platforms and competitive products. The Board and the Compensation Committee believe that receiving these products serves a business purpose by familiarizing directors with the Company's products, its intellectual properties and the current competitive marketplace for videogame software.

        The Company maintains a directors' and officers' insurance policy that insures the directors of the Company from any claim arising out of an alleged wrongful act by such persons in their capacity as directors of the Company. In addition, the Company has entered into indemnification agreements with its directors containing provisions which in some respects provide broader indemnification than the indemnification required by the Delaware General Corporation Law. The indemnification agreements require the Company, among other things, to indemnify such directors against certain liabilities that may arise by reason of their status or service as directors, provided that the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company (and, with respect to any criminal action, suit or proceeding, provided further that he or she had no reasonable cause to believe that his or her conduct was unlawful). The indemnification agreements also require the Company to advance expenses incurred by directors as a result of any proceeding against them as to which they could be indemnified. The Company believes that these agreements are necessary to attract and retain qualified persons as directors.

Cash Compensation

        The following table sets forth a summary of the cash compensation that the Company pays to its non-employee directors.

Annual Retainer	$45,000
For Each Board Meeting	$1,500
For Each Telephone Board Meeting	$1,000
For Each Committee Meeting	$1,000
For Each Telephone Committee Meeting	$750
For Serving as Chairman of the Audit Committee	$20,000
For Serving as Chairman of the Compensation Committee	$20,000
For Serving as Chairman of the Nominating/Corporate Governance Committee	$10,000
Per Day for Special Assignments	$1,000
For Serving as an Audit Committee Member	$5,000

Options and Stock Ownership Guidelines

        The Company's compensation plan for non-employee directors is closely linked with Stockholders' interests through the grant of options and the promulgation of stock ownership guidelines. Currently,

(1) upon a non-employee director's initial election to the Board, such director receives a grant of options to purchase 30,000 shares of Common Stock and (2) at each subsequent re-election to the Board, a non-employee director receives options to purchase 12,500 shares of Common Stock for service to the Company, all of which vest ratably every six months over a two-year period.

        Each non-employee director is required, within four years following his or her first election to the Board, to own shares of Common Stock having a value at least equal to three times the amount of the annual cash retainer that the Company then pays such directors for service on the Board. The value of shares owned by the non-employee director will be calculated at the beginning of each fiscal year and will be based on the higher of the actual cost of the shares or their fair market value at that time. Non-employee directors are subject to these guidelines for as long as they continue to serve on the Board. The Board's policies in this area are intended to further strengthen the alignment between service as a director of the Company and the enhancement of stockholder value.

Compensation for Fiscal 2007

        The following table sets forth a summary of certain information regarding the compensation of the Company's directors for fiscal 2007, excluding Messrs. Kotick and Kelly, who are also named executive officers of the Company and included in the Summary Compensation Table above. Messrs. Kotick and Kelly do not receive any additional compensation for their Board activities. The table does not reflect perquisites and other personal benefits, because the aggregate amount of such compensation received by each director in fiscal 2007 was less than $10,000.

Name	Fees Earned or Paid in Cash ($)		Option Awards ($) (1)	Total ($)

Robert J. Corti	82,750		67,814	149,564
Ronald Doornink	–	(2)	717,333	717,333
Barbara S. Isgur	68,500		67,814	136,314
Robert J. Morgado	101,250		67,814	169,064
Peter J. Nolan	59,250		67,814	127,064
Richard Sarnoff	56,000		114,936	170,936

(1)
The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to fiscal 2007 in accordance with FAS 123(R), but excludes any impact of assumed forfeiture rates, for option awards granted in and prior to fiscal 2007. Assumptions and key variables used in the calculation of the amounts expensed for fiscal 2007 are discussed in footnote 14 to the Company's audited financial statements for fiscal 2007 included in the Company's Annual Report on Form 10-K filed with the SEC on June 14, 2007. The following table sets forth the number of shares underlying options granted in fiscal 2007 to each director who is not a named executive officer, the grant date fair value of those options (computed in accordance with FAS 123(R) but excludes any impact of assumed forfeiture rates) and the number of shares underlying options held by each of those directors as of March 31, 2007.

Name	Number of Shares Underlying Options Granted in Fiscal 2007 (#)		Grant Date Fair Value of Options Granted in Fiscal 2007 ($)	Number of Shares Underlying Options as of March 31, 2007 (#)

Robert J. Corti	12,500		70,189	131,390
Ronald Doornink	42,500	(a)	207,889	2,538,055	(b)
Barbara S. Isgur	12,500		70,189	232,503
Robert J. Morgado	12,500		70,189	466,951
Peter J. Nolan	12,500		70,189	131,390
Richard Sarnoff	12,500		70,189	69,167

  (a)
  Mr. Doornink became a director of the Company in April 2003 while he was employed as Chief Executive Officer of Activision Publishing and President of the Company. In December 2006, Mr. Doornink retired from these executive officer positions. In May 2007, the Compensation Committee determined that Mr. Doornink should receive director compensation in the form of options in the amount provided to the Company's non-employee directors and, at that time, Mr. Doornink received a one-time grant of options to purchase 30,000 shares. Mr. Doornink subsequently received an annual grant of options to purchase 12,500 shares on September 14, 2006 on the same basis as the non-employee directors.

  (b)
  All of these options are held through the Ronald Doornink Martha Doornink TTEE U/A/D 12-17-1996 FBO Doornink Rev Living Trust. Ronald and Martha Doornink are co-trustees of such trust.

(2)
Mr. Doornink is employed by the Company as an advisor through June 30, 2008 and receives compensation for his employment. See "Certain Relationships and Related Transactions" below. Mr. Doornink does not receive an annual cash retainer or any other cash fees paid to the non-employee directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

        Pursuant to the Audit Committee charter, the Audit Committee is responsible for reviewing and approving all related party transactions involving the Company and any director, executive officer or family member. In carrying out its responsibilities, the Audit Committee must review with management and the independent auditor all transactions or courses of dealing with parties related to the Company that are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties. Neither the Board nor the Audit Committee has adopted specific procedures for reviewing or approving related party transactions.

Transactions with Related Persons

        Mr. Doornink, a former executive officer of Activision Publishing, became a senior advisor to Activision Publishing on January 1, 2006 pursuant to his employment agreement with Activision Publishing. Under the agreement, Mr. Doornink provides advisory services to the Company and receives $250,000 per year as compensation for these services. During fiscal 2007, the term of Mr. Doornink's employment agreement was extended through June 30, 2008. Such extension was approved by the Compensation Committee in accordance with its charter. Mr. Doornink also serves as a director of the Company and receives director compensation in the form of options. See "Director Compensation" above.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included under "Executive Compensation—Compensation Discussion and Analysis" above. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in this Proxy Statement and also incorporated by reference into the Company's Annual Report on Form 10-K for fiscal 2007.

MEMBERS OF THE COMPENSATION COMMITTEE
Robert J. Morgado (Chairperson) Barbara J. Isgur Peter J. Nolan

AUDIT COMMITTEE REPORT

        Management is responsible for the Company's system of internal controls over financial reporting. The Company's independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), and to issue a report thereon. The Audit Committee is responsible for overseeing management's conduct of the financial reporting process and system of internal control.

        The Audit Committee reviewed and discussed with both management and the Company's independent registered public accounting firm all annual financial statements prior to their issuance. During fiscal 2007, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Statement on Auditing Standards ("SAS") No. 61 (Communication with Audit Committees), as amended by SAS No. 90 (Audit Committee Communications), including the quality of the Company's accounting principles, the reasonableness of significant judgments and the clarity of disclosure in the financial statements. The Audit Committee also discussed with its independent registered public accounting firm matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from PricewaterhouseCoopers LLP to the Audit Committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

        Taking all of these reviews and discussions into account, all of the Audit Committee members, whose names are listed below, recommended to the Board that it approve the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K for fiscal 2007 for filing with the SEC.

MEMBERS OF THE AUDIT COMMITTEE
Robert J. Corti (Chairperson) Barbara J. Isgur Robert J. Morgado

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S FEES

Selection and Fees

        During fiscal 2007, the Company retained PricewaterhouseCoopers LLP to provide services as its independent registered public accounting firm. The table below sets forth the categories and amounts (amounts include out-of-pocket expenses incurred by PricewaterhouseCoopers LLP in connection with providing such services and billed to the Company) paid to PricewaterhouseCoopers LLP for the years ended March 31, 2007 and 2006:

	Year ended March 31,
	2007	2006

Audit fees (1)
Worldwide audit fee	$1,449,000	$1,410,000
Statutory audits	236,827	208,000
Accounting assistance and SEC documents	2,017,000	18,000

Total audit fees	3,702,827	1,636,000

Audit related fees (2)
401k audit	–	22,000

Total audit related fees	–	22,000

Tax fees (3)
Compliance	267,306	388,000
Planning and advice	256,946	160,000

Total tax fees	524,252	548,000

All other fees (4)	1,500	23,000

Total	$4,228,579	$2,229,000

(1)
Audit Fees: This category includes services provided in connection with the annual audit of the Company's financial statements (including required quarterly reviews of financial statements included in the Company's quarterly reports on Form 10-Q), services provided in connection with the annual audit of the Company's internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, statutory audits required for certain of the Company's non-U.S. subsidiaries, comfort letters, consents, assistance with and review of documents filed with the SEC and other services that are normally provided in connection with statutory or regulatory filings or engagements.

(2)
Audit Related Fees: This category includes fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements. It includes services provided in connection with the annual audit of the Company's 401(k) plan.

(3)
Tax Fees: This category includes services rendered for U.S. and foreign tax compliance and returns, transfer pricing, research and development tax credit and other technical tax consulting.

(4)
Other Fees: This category includes fees for all other services except those described above. For fiscal 2007 and fiscal 2006, this category includes fees for services provided in connection with subscription to an online research tool. For fiscal 2006, this category also includes preparation of expatriate employees' tax returns.

Pre-Approval Policies and Procedures

        The Audit Committee charter requires that the Audit Committee pre-approve all audit and non-audit services provided by the independent auditor in a manner consistent with applicable law and requirements of the exchange on which Common Stock is listed, which is currently the Nasdaq.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who beneficially own more than 10% of Common Stock, to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. Those persons are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

        Based solely upon a review of the copies of Section 16(a) forms furnished to the Company and written representations from certain reporting persons that no Forms 5 were required, the Company believes that during fiscal 2007, all of the Company's executive officers, directors and persons who beneficially own more than 10% of Common Stock were in compliance with all filing requirements of Section 16(a) of the Exchange Act.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

        Pursuant to Rule 14a-8 under the Exchange Act, Stockholders may present proper proposals for inclusion in the Company's proxy statement and for consideration at the 2008 annual meeting of Stockholders by submitting their proposals to the Company in a timely manner. In order to be so included for the next annual meeting, Stockholder proposals must be received by the Company no later than April 16, 2008, and must otherwise comply with the requirements of Rule 14a-8. To be presented at the 2008 annual meeting of Stockholders without inclusion in the Company's proxy statement for such meeting, the Company's bylaws require that proposals of Stockholders must be in writing and be delivered to or mailed and received by the Secretary of the Company not less than 60 days nor more than 90 days prior to the 2008 annual meeting of Stockholders. However, in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to Stockholders, notice by the Stockholders to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first.

FINANCIAL AND OTHER INFORMATION

        The Company's Annual Report for fiscal 2007, including financial statements, accompanies this Proxy Statement. The Annual Report is not a part of the proxy solicitation materials.

OTHER MATTERS

        The Board knows of no matters other than those described in this Proxy Statement that are likely to come before the Annual Meeting.

        YOUR VOTE IS IMPORTANT. ACCORDINGLY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO PROMPTLY VOTE YOUR SHARES BY PROXY. YOU MAY VOTE ELECTRONICALLY USING THE WEB SITE ADDRESS OR TOLL-FREE TELEPHONE NUMBER INCLUDED ON THE ACCOMPANYING PROXY CARD. YOU MAY ALSO VOTE BY MAIL. IF YOU CHOOSE TO VOTE BY MAIL, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD AS SOON AS POSSIBLE. NO POSTAGE IS REQUIRED IF THE PROXY CARD IS MAILED FROM WITHIN THE UNITED STATES IN THE ENVELOPE PROVIDED. STOCKHOLDERS WHO ARE PRESENT AT THE ANNUAL MEETING MAY WITHDRAW THEIR PROXY AND VOTE IN PERSON IF THEY SO DESIRE. IT IS IMPORTANT THAT YOU PROVIDE YOUR PROXY PROMPTLY SO THAT THE COMPANY CAN AVOID THE ADDITIONAL EXPENSE OF FURTHER SOLICITATION.

By Order of the Board of Directors,

George L. Rose Secretary

July 30, 2007
Santa Monica, California

ANNEX A

ACTIVISION, INC.
2007 INCENTIVE PLAN

        1.    Purpose.    The purpose of the Activision, Inc. 2007 Incentive Plan is to attract and retain directors, officers and other employees of and consultants to Activision, Inc., a Delaware corporation, and its Subsidiaries, and to provide to such persons incentives and rewards for performance.

        2.    Definitions.    As used in the Plan:

          (a)   "Award" means a grant of a Stock Option, SARs, Performance Shares, Performance Units or a Senior Executive Bonus or a grant or sale of Restricted Shares, Restricted Share Units or an award contemplated by Section 10.

          (b)   "Base Price" means the price per share specified in an Evidence of Award of a Freestanding SAR.

          (c)   "Board" means the Board of Directors of the Company.

          (d)   "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          (e)   "Committee" means the Compensation Committee of the Board or such other committee of the Board responsible for administering the Plan pursuant to Section 11.

          (f)    "Common Shares" means the shares of common stock, par value $0.000001 per share, of the Company or any security into which such Common Shares may be changed by reason of any transaction or event of the type referred to in Section 12.

          (g)   "Company" means Activision, Inc., a Delaware corporation, and its successors.

          (h)   "Covered Employee" means a Participant who is, or is determined by the Committee to be likely to become, a "covered employee" within the meaning of Section 162(m) of the Code (or any successor provision).

          (i)    "Date of Grant" means the date specified by the Committee on which an Award becomes effective (which date may not be earlier than the date on which the Committee takes action with respect thereto).

          (j)    "Deferral Period" means the period of time during which Restricted Share Units are subject to deferral limitations, as provided in Section 7.

          (k)   "Director" means a member of the Board of Directors of the Company.

          (l)    "Effective Date" means the date of approval of the Plan by the Company's stockholders.

          (m)  "Evidence of Award" means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of Awards. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, with the approval of the Committee, need not be signed by a representative of the Company or a Participant.

          (n)   "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as such law, rules and regulations may be amended from time to time.

          (o)   "Exercise Price" means the purchase price per share payable on exercise of a Stock Option.

          (p)   "Fiscal Year" means the fiscal year of the Company.

          (q)   "Freestanding SAR" means a SAR that is not granted in tandem with a Stock Option.

          (r)   "Incentive Stock Option" means a Stock Option that is intended to qualify as an "incentive stock option" under Section 422 of the Code or any successor provision.

          (s)   "Management Objectives" means the measurable performance objective or objectives established pursuant to the Plan for Participants who have received grants of Performance Shares or Performance Units or, when so determined by the Committee, Stock Options, SARs, Restricted Shares, Restricted Share Units, dividend credits and other awards pursuant to the Plan. Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of a Subsidiary, division, department or function within the Company or a Subsidiary. The Committee may provide, in connection with the setting of the Management Objectives, that any evaluation of performance may include or exclude certain items that may occur during any Fiscal Year, including, without limitation, the following: (i) asset write downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (iv) any reorganization and restructuring programs; (v) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company's Annual Report on Form 10-K for the applicable year; (vi) acquisitions or divestitures; and (vii) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they will be prescribed in a form that meets the requirements of Section 162(m) of the Code for deductibility. The Management Objectives applicable to any Award to a Covered Employee will be based on specified levels of, or relative peer company, performance in any one or more of the following objectives, or any combination thereof, as determined by the Committee in its sole discretion:

            (A)  Adjusted net earnings

            (B)  Appreciation in and/or maintenance of the price of Common Shares (or any other publicly-traded securities of the Company), including, without limitation, comparisons with various stock market indices

            (C)  Attainment of strategic and operational initiatives

            (D)  Budget

            (E)  Cash flow (including, without limitation, free cash flow)

            (F)  Cost of capital

            (G)  Cost reduction

            (H)  Earnings and earnings growth (including, without limitation, earnings per share, earnings before taxes, earnings before interest and taxes, and earnings before interest, taxes, depreciation and amortization)

            (I)  Maintenance of internal controls over financial reporting and corporate governance practices

            (J)  Market share

            (K)  Market value added

            (L)  Net income

            (M)  Net sales

            (N)  Operating profit and operating income

            (O)  Pretax income before allocation of corporate overhead and bonus

            (P)  Quality

            (Q)  Recruitment and development of associates

            (R)  Reductions in costs

            (S)  Return on assets and return on net assets

            (T)  Return on equity

            (U)  Return on invested capital

            (V)  Sales and sales growth

            (W)  Successful acquisition/divestiture

            (X)  Total stockholder return and improvement of stockholder return

If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances, render previously established Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the related levels of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Covered Employee where such action would result in the loss of the otherwise available exemption of the Award under Section 162(m) of the Code. In such case, the Committee will not make any modification of the Management Objectives or the level or levels of achievement with respect to such Covered Employee.

          (t)    "Market Value per Share" means, as of any particular date, (i) the closing price per Common Share as reported on the principal securities exchange, association or quotation system on which Common Shares are then listed or quoted, or (ii) if clause (i) does not apply, the fair market value of a Common Share as determined by the Committee.

          (u)   "Optionee" means the optionee named in an Evidence of Award evidencing an outstanding Stock Option.

          (v)   "Participant" means a person who is selected by the Committee to receive benefits under the Plan and who is at the time an officer, employee, consultant, advisor or director of the Company or of any Subsidiary.

          (w)  "Performance Period" means, in respect of a Performance Share, Performance Unit or Senior Executive Plan Bonus, a period of time established pursuant to Section 8 or Section 9 within which the Management Objectives relating to such Award are to be achieved. The Performance Period for a Senior Executive Plan Bonus will be the Fiscal Year and, unless otherwise expressly provided in the Plan, the Performance Period for all other Awards will be established by the Committee at the time of the Award.

          (x)   "Performance Share" means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 8.

          (y)   "Performance Unit" means a bookkeeping entry awarded pursuant to Section 8 that records a unit equivalent to $1.00 or such other value as is determined by the Committee.

          (z)   "Plan" means this Activision, Inc. 2007 Incentive Plan, as may be amended from time to time.

          (aa) "Related SAR" means a SAR granted pursuant to Section 5 that is granted in tandem with a Stock Option.

          (bb) "Restricted Shares" means Common Shares granted or sold pursuant to Section 6 as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired.

          (cc) "Restricted Share Unit" means an award granted pursuant to Section 7 of the right to receive Common Shares or cash at the end of a specified period.

          (dd) "Rolled-Up Plan" means any of the following: (i) Activision, Inc. 1998 Incentive Plan, as amended, (ii) Activision, Inc. 1999 Incentive Plan, as amended, (iii) Activision, Inc. 2001 Incentive Plan, as amended, (iv) Activision, Inc. 2002 Incentive Plan, as amended, (v) Activision, Inc. 2002 Executive Incentive Plan, (vi) Activision, Inc. 2002 Studio Employee Retention Incentive Plan, and (v) Activision, Inc. 2003 Incentive Plan.

          (ee) "SAR" or "Share Appreciation Right" means a right granted pursuant to Section 5 to receive a percentage of the Spread upon exercise, and includes both Freestanding SARs and Related SARs.

          (ff)  "Senior Executive Plan Bonus" means an award of annual incentive compensation made pursuant to and subject to the conditions set forth in Section 9.

          (gg) "Spread" means the excess of the Market Value per Share on the date when a SAR is exercised over the Exercise Price or Base Price provided for in the related Stock Option or Freestanding SAR, respectively.

          (hh) "Stock Option" means the right to purchase Common Shares upon exercise of an option granted pursuant to Section 4.

          (ii)   "Subsidiary" means a corporation, company or other entity (i) at least 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but at least 50 percent of whose ownership interests representing the right generally to make decisions for such other entity are, now or hereafter, owned or controlled, directly or indirectly, by the Company, except that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, "Subsidiary" means any corporation in which at the time the Company owns or controls, directly or indirectly, at least 50 percent of the total combined voting power represented by all classes of stock issued by such corporation.

        3.    Shares Available Under the Plan.

          (a)   Subject to adjustment as provided in Section 12, the number of Common Shares that may be issued or transferred (i) upon the exercise of Stock Options, (ii) in payment of SARs, (iii) as Restricted Shares, (iv) in payment of Restricted Share Units, (v) in payment of Performance Shares or Performance Units, (vi) in payment of Senior Executive Bonuses, (vii) as or pursuant to Awards contemplated by Section 10, or (viii) in payment of dividend equivalents paid with respect to Awards made under the Plan will not exceed in the aggregate 15,000,000 Common Shares, which maximum number will be increased by the following: (A) the number of shares reserved for issuance and not subject to outstanding awards under each Rolled-Up Plan as of the Effective Date; (B) the number of shares relating to awards outstanding under any Rolled-Up Plan as of the Effective Date that (1) expire, or are forfeited, terminated or cancelled, without the issuance of shares, (2) are settled in cash in lieu of shares, or (3) are exchanged prior to the issuance of Common Shares, for awards not involving Common Shares; and (C) if the exercise price of any stock option outstanding under any Rolled-Up Plan as of the Effective Date is, or the tax withholding requirements with respect to any award outstanding under any Rolled-Up Plan as of the Effective Date are, satisfied by withholding shares otherwise then deliverable in respect of the award or the actual or constructive transfer to the Company of shares already owned, the number of shares equal to the withheld or transferred shares.

          (b)   Under the Plan, (i) if all or any portion of an Award expires, or is forfeited, terminated or cancelled, without the issuance of Common Shares, or is settled in cash in lieu of Common Shares, or is exchanged with the Committee's permission, prior to the issuance of Common Shares, for an Award not involving Common Shares, the number of Common Shares expired, forfeited, terminated or cancelled, or settled or exchanged, as the case may be, will again be available for issuance or transfer under the Plan; (ii) if the Exercise Price of any Stock Option granted under the Plan is, or the tax withholding requirements with respect to any Award granted under the Plan are, satisfied through the withholding by the Company of shares otherwise then deliverable in respect of such Award or actual or constructive transfer to the Company of shares already owned, a number of shares equal to such withheld or transferred shares will again be available for issuance or transfer under the Plan; and (iii) if a SAR is exercised and settled in Common Shares, a number of shares equal to the difference between the total number of shares for which the SAR was exercised and the number of shares actually issued or transferred will again be available for issuance or transfer under the Plan, with the result being that only the number of Common Shares actually issued or transferred upon exercise of the SAR are counted against the maximum number of Common Shares available for issuance or transfer under the Plan. Shares utilized under the Plan may be shares of original issuance or treasury shares or a combination of the foregoing.

          (c)   Notwithstanding anything in the Plan to the contrary, and subject to adjustment as provided in Section 12:

            (i)  The number of Common Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 15,000,000 in the aggregate.

            (ii)  The number of Common Shares actually issued or transferred by the Company as or pursuant to Awards other than Options or SARs will not exceed 7,500,000 in the aggregate, including no more than 3,000,000 in the aggregate as or pursuant to Awards granted under Section 10.

            (iii)  The number of shares issuable or transferable in respect of Stock Options and SARs granted to any one Participant in a single Fiscal Year may not exceed 2,000,000 in the aggregate.

            (iv)  The number of (A) Restricted Shares granted to any one Participant in a single Fiscal Year and (B) Common Shares issuable or transferable in respect of Restricted Share Units granted to such Participant in such Fiscal Year, may not exceed 1,000,000 in the aggregate.

            (v)  The number of Performance Shares granted to any one Participant in a single Fiscal Year may not exceed 1,500,000 in the aggregate.

            (vi)  The value of Performance Units granted to any one Participant in a single Fiscal Year may not exceed $2,000,000 in the aggregate (with the value of any such award to be determined as of the date of such award).

            (vii)  The amount of any Senior Executive Plan Bonuses paid to any one Participant for any single Fiscal Year may not exceed $4,000,000 in the aggregate.

            (viii)  The number of Common Shares issuable or transferable in respect of Awards contemplated by Section 10 granted to any one Participant in a single Fiscal Year may not exceed 1,500,000 in the aggregate. The value of any Awards contemplated by Section 10 that do not involve the issuance or transfer of Common Shares granted to any one Participant in a single Fiscal Year may not exceed $2,000,000 in the aggregate (with the value of any such award to be determined as of the date of such award).

          (d)   If a Participant has elected to give up the right to receive compensation in exchange for Common Shares based on fair market value, such Common Shares will not count against the number of shares available in Section 3(a) above.

        4.    Stock Options.    The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant to Participants of options to purchase Common Shares. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

          (a)   Each grant will specify the number of Common Shares to which it pertains.

          (b)   Each grant will specify an Exercise Price per share, which may not be less than the Market Value per Share on the Date of Grant.

          (c)   Each grant may specify that the Exercise Price will be payable (i) by bank check or certified check or by wire transfer of immediately available funds, (ii) through the delivery of irrevocable instructions, in form acceptable to the Company, to a brokerage firm approved by the Optionee to sell some or all of the Common Shares being purchased upon such exercise and to thereafter deliver promptly to the Company from the proceeds of such sale an amount in cash equal to the aggregate Exercise Price of the Common Shares being purchased, (iii) by a combination of such methods of payment, or (iv) by such other methods as may be approved by the Committee.

          (d)   Successive grants may be made to the same Participant whether or not any Stock Options previously granted to such Participant remain unexercised.

          (e)   Each grant will specify the period or periods of continuous employment or other service by the Optionee with the Company or a Subsidiary that is necessary before the Stock Options or installments thereof will become exercisable. A grant of Stock Options may provide for the accelerated vesting and exercisability of all or a portion of such Stock Options in the event of the retirement, death, disability or other termination of the Optionee's service or a change of control of the Company or a Subsidiary (or other similar transaction or event).

          (f)    A grant of Stock Options may specify Management Objectives or other performance criteria that must be achieved as a condition to the exercise of such rights or that may result in the accelerated exercisability of such rights.

          (g)   Stock Options may be (i) options that are intended to qualify under the Code as Incentive Stock Options, (ii) options that are not intended to so qualify, or (iii) combinations of the foregoing.

          (h)   The exercise of a Stock Option will result in the cancellation on a share- for-share basis of any Related SAR authorized under Section 5.

          (i)    No Stock Option will be exercisable more than 10 years from the Date of Grant.

          (j)    Each grant of Stock Options will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to the Plan and will contain such terms and provisions, consistent with the Plan, as the Committee may approve from time to time.

        5.    SARs.    The Committee may also authorize the grant to any Optionee of Related SARs in respect of Stock Options granted hereunder and the grant to any Participant of Freestanding SARs. A Related SAR will be a right of the Optionee, exercisable by surrender of the related Stock Option, to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise. Related SARs must be granted concurrently with the related Stock Option. A Freestanding SAR will be a right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise. Each grant of SARs may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

          (a)   Each grant will specify the number of Common Shares to which it pertains.

          (b)   Each grant of Freestanding SARs will specify the Base Price, which may not be less than the Market Value per Share on the Date of Grant.

          (c)   Upon exercise, each SAR will be payable in Common Shares having an aggregate Market Value per Share equal to the Spread (or the designated percentage of the Spread).

          (d)   A grant may specify that the amount payable on exercise of a SAR may not exceed a maximum specified by the Committee at the Date of Grant.

          (e)   A grant may specify waiting periods before exercise and permissible exercise dates or periods.

          (f)    A grant may specify that the exercisability of a SAR may be conditioned on, or may be accelerated in whole or in part in the event of, the retirement, death, disability or other termination of the Participant's service or a change of control of the Company or a Subsidiary (or other similar transaction or event).

          (g)   A grant of SARs may specify Management Objectives or other performance criteria that must be achieved as a condition of the exercise of such SARs or that may result in the accelerated exercisability of such SARs.

          (h)   Each grant of SARs will be evidenced by an Evidence of Award, which Evidence of Award will describe such SARs, identify the related Stock Options (if applicable), and contain such other terms and provisions, consistent with the Plan, as the Committee may approve from time to time.

          (i)    A grant of Related SARs will provide that such Related SARs may be exercised only at a time when the related Stock Option is also exercisable and at a time when the Spread is positive, and by surrender of the related Stock Option for cancellation. Successive grants of Related SARs may be made to the same Participant regardless of whether any Related SARs previously granted to the Participant remain unexercised.

          (j)    Successive grants of Freestanding SARs may be made to the same Participant regardless of whether any Freestanding SARs previously granted to the Participant remain unexercised.

          (k)   No Freestanding SAR granted under the Plan may be exercised more than 10 years from the Date of Grant.

        6.    Restricted Shares.    The Committee may also authorize the grant or sale of Restricted Shares to Participants. Each such grant or sale will constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services or other benefit to the Company, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture (within the meaning of Section 83 of the Code) and restrictions on transfer hereinafter referred to. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

          (a)   Each grant will specify the number of Common Shares to which it pertains.

          (b)   Each such grant or sale may be made without additional consideration or in consideration of a payment by the Participant that is less than the Market Value per Share at the Date of Grant.

          (c)   Each such grant or sale will specify the period or periods of continuous employment or other service by the Participant with the Company or a Subsidiary (or other risk of forfeiture) that must be satisfied before the restrictions described in Section 6(c) will lapse and the Restricted Shares will become vested, and/or may provide that all or a portion of the restrictions on the Restricted Shares will lapse upon the achievement of Management Objectives or other performance criteria (as provided in Section 6(d) below).

          (d)   Each such grant or sale will provide that, during the period for which the risk of forfeiture continues, the transferability of the Restricted Shares will be prohibited or restricted in the manner and to the extent prescribed by the Committee at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee).

          (e)   A grant of Restricted Shares may specify Management Objectives or other performance criteria that, if achieved, will result in the lapse or early lapse of the restrictions applicable to all or a portion of such Restricted Shares. Each grant may specify in respect of such Management Objectives or other performance criteria a minimum acceptable level of achievement and may set forth a formula for determining the number of Restricted Shares with respect to which restrictions will lapse if performance is at or above the minimum level, but falls short of maximum achievement of the specified Management Objectives or criteria.

          (f)    Notwithstanding anything to the contrary contained in the Plan, a grant or sale of Restricted Shares may provide for the acceleration in whole or in part of the lapse of the restrictions on the Restricted Shares in the event of the retirement, death, disability or other termination of the Participant's service or a change of control of the Company or a Subsidiary (or other similar transaction or event).

          (g)   A grant or sale of Restricted Shares may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional shares of Restricted Shares, which may be subject to the same restrictions as the underlying Award.

          (h)   Each grant or sale of Restricted Shares will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with the Plan, as the Committee may approve. Unless otherwise directed by the Committee, all Restricted Shares will be held in custody by the Company or its transfer agent and registrar until all restrictions thereon have lapsed.

        7.    Restricted Share Units.    The Committee may also authorize the grant or sale of Restricted Share Units to Participants. Each such grant or sale will constitute the agreement by the Company to deliver Common Shares or cash to the Participant in the future in consideration of the performance of services or other benefit to the Company, but subject to the fulfillment of such conditions (which may include the achievement of Management Objectives or other performance criteria) during the Deferral Period as the Committee may specify. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

          (a)   Each grant will specify the number of Common Shares to which it pertains.

          (b)   Each grant may specify in respect of such Management Objectives or other performance criteria a minimum acceptable level of achievement and may set forth a formula for determining the number of Restricted Share Units which will vest if performance is at or above the minimum level, but falls short of maximum achievement of the specified Management Objectives or criteria.

          (c)   Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

          (d)   Notwithstanding anything to the contrary contained in the Plan, a grant or sale may provide for the accelerated vesting of Restricted Share Units and the lapse or other modification of the Deferral Period in whole or in part in the event of the retirement, death, disability or other termination of the Participant's service or a change of control of the Company or a Subsidiary (or other similar transaction or event).

          (e)   During the Deferral Period, the Participant will have no rights of ownership in the Restricted Share Units and will have no right to vote Common Shares underlying the Restricted Share Units, but an Evidence of Award may authorize the payment of dividend equivalents on such Restricted Share Units on either a current or deferred or contingent basis, either in cash or in Common Shares.

          (f)    Each grant or sale will specify the time and manner of payment of the Restricted Share Units that have been earned. A grant or sale may specify that the amount payable with respect thereto may be paid by the Company in cash, in Common Shares or in any combination thereof and may either grant to the Participant or retain in the Committee the right to elect among those alternatives.

          (g)   Each grant or sale of Restricted Share Units will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with the Plan, as the Committee may approve from time to time.

        8.    Performance Shares and Performance Units.    The Committee may also authorize the grant of Performance Shares and Performance Units that will become payable to a Participant upon achievement of specified Management Objectives or other performance criteria during the Performance Period. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

          (a)   Each grant will specify the number of Performance Shares or Performance Units to which it pertains, which number may be subject to adjustment to reflect changes in compensation or other factors; provided, however, that no such adjustment will be made in the case of a Covered Employee where such action would result in the loss of the otherwise available exemption of the Award under Section 162(m) of the Code.

          (b)   The Performance Period with respect to each Performance Share or Performance Unit will be such period of time as will be determined by the Committee at the Date of Grant, which may be subject to earlier lapse or other modification in the event of the retirement, death, disability or other termination of the Participant's service or a change of control of the Company or a Subsidiary (or other similar transaction or event).

          (c)   A grant of Performance Shares or Performance Units will specify Management Objectives or other performance criteria which, if achieved, will result in payment or early payment of the Award, and each grant may specify in respect of such specified Management Objectives or other performance criteria a level or levels of achievement and will set forth a formula for determining the number of Performance Shares or Performance Units that will be earned if performance is at or above the minimum level or levels, but falls short of maximum achievement of the specified Management Objectives or criteria.

          (d)   Each grant will specify the time and manner of payment of Performance Shares or Performance Units that have been earned. A grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in Common Shares or in any combination thereof and may either grant to the Participant or retain in the Committee the right to elect among those alternatives.

          (e)   A grant of Performance Shares may specify that the amount payable with respect thereto may not exceed a maximum specified by the Committee at the Date of Grant. A grant of Performance Units may specify that the amount payable or the number of Common Shares issued with respect thereto may not exceed maximums specified by the Committee at the Date of Grant.

          (f)    The Committee may, at the Date of Grant of Performance Shares, provide for the payment of dividend equivalents to the holder thereof on either a current or deferred or contingent basis, either in cash or in Common Shares.

          (g)   Each grant of Performance Shares or Performance Units will be evidenced by an Evidence of Award and will contain such other terms and provisions, consistent with the Plan, as the Committee may approve from time to time.

        9.    Senior Executive Plan Bonuses.    The Committee may from time to time authorize the payment of annual incentive compensation to a Participant who is a Covered Employee, which incentive compensation will become payable upon achievement of specified Management Objectives. Subject to Section 3(b)(vii), Senior Executive Plan Bonuses will be payable upon such terms and conditions as the Committee may determine in accordance with the following provisions:

          (a)   No later than 90 days after the first day of the Fiscal Year, the Committee will specify the Management Objectives that, if achieved, will result in the payment of a Senior Executive Plan Bonus for such Fiscal Year.

          (b)   Following the close of the Fiscal Year, the Committee will certify in writing whether the specified Management Objectives have been achieved. Approved minutes of a meeting of the Committee at which such certification is made will be treated as written certification for this purpose. The Committee will also specify the time and manner of payment of a Senior Executive Plan Bonus which becomes payable, which payment may be made in (i) cash, (ii) Common Shares having an aggregate Market Value per Share equal to the aggregate value of the Senior Executive Plan Bonus which has become payable, or (iii) any combination thereof, as determined by the Committee in its discretion at the time of payment.

          (c)   The Committee may provide that, if a change in control of the Company occurs during a Performance Period, the Senior Executive Plan Bonus payable to each Participant for the Performance Period will be determined at the highest level of achievement of the Management Objectives, without regard to actual performance and without proration for less than a full Performance Period. In such event, the Senior Executive Plan Bonus will be paid at such time following the change in control as the Committee determines in its discretion, but in no event later than 30 days after the date of an event which results in a change in control.

          (d)   Each grant may be evidenced by an Evidence of Award, which will contain such terms and provisions as the Committee may determine consistent with the Plan, including without limitation provisions relating to the Participant's termination of employment by reason of retirement, death, disability or otherwise.

        10.    Other Awards.

          (a)   In addition to Stock Options, SARs, Performance Shares, Performance Units, Restricted Shares, Restricted Share Units and Senior Executive Plan Bonuses, the Committee may, subject to limitations under applicable law, make other Awards (i) that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, (ii) with value and payment contingent upon performance of the Company or specified Subsidiaries or other business units thereof or any other factors designated by the Committee, or (iii) valued by reference to the book value of Common Shares or the value of securities of, or the performance of specified Subsidiaries or other business units of the Company. The Committee will determine the terms and conditions of such Awards. Common Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 10 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, cash, Common Shares, other Awards, notes or other property, as the Committee determines.

          (b)   Cash awards, as an element of or a supplement to any other Award made under the Plan, may also be made pursuant to this Section 10.

          (c)   The Committee may grant Common Shares as a bonus, or may make other Awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as are determined by the Committee from time to time.

        11.    Administration of the Plan.

          (a)   The Plan will be administered by the Committee. The composition of the Committee will comply with applicable independence requirements under the rules and regulations of any securities exchange, association or quotation system on which Common Shares are then listed or quoted, and the Board will also consider the advisability of appointing to the Committee members who satisfy the requirements of (i) the definition of the term "non-employee director" used Rule 16b-3 promulgated under the Exchange Act and (ii) the definition of the term "outside director" used in Section 162(m) of the Code.

          (b)   The Committee may from time to time delegate all or any part of its authority under the Plan to a subcommittee of the Committee or to any other committee of the Board or a subcommittee thereof. To the extent of any such delegation, references in the Plan to the Committee will be deemed to be references to such committee or subcommittee.

          (c)   Notwithstanding any other provision of the Plan, any Award to a member of the Committee must be approved by the Board to be effective.

          (d)   The Committee will have sole discretion to (i) interpret any provision of the Plan or an Evidence of Award, (ii) make any determination necessary or advisable for the administration of the Plan and Awards hereunder, and (iii) waive any condition or right of the Company under an Award or discontinue or terminate an Evidence of Award. Without intending to limit the generality or effect of the foregoing, any decision or determination made by the Committee with respect to the Plan or an Award, including whether to grant or withhold any required consent, will be made by the Committee in its sole and absolute discretion, subject to the terms of the Plan. The interpretation and construction by the Committee of any provision of the Plan or of any Evidence of Award and any determination by the Committee pursuant to any provision of the Plan or of any such Evidence of Award will be final and conclusive.

          (e)   The Committee may delegate to one or more of its members or to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee, or any person to whom duties or powers have been so delegated, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. Without limiting the foregoing and subject to applicable law, the Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Committee: (i) designate employees to be recipients of Awards under the Plan; and (ii) determine the size of any such Awards; provided, however, that (A) the Committee will not delegate such responsibilities to any such officer for Awards to an executive officer or any person subject to Section 162(m) of the Code; (B) the resolution providing for such authorization sets forth the total number of Common Shares such officer(s) may grant; and (C) the officer(s) will report periodically to the Committee regarding the nature and scope of the Awards made pursuant to the authority delegated.

        12.    Adjustments.    The Committee will make or provide for such adjustments in the number of Common Shares authorized under Section 3, in the number of Common Shares covered by outstanding Awards, in the Exercise Price of outstanding Stock Options and any amounts payable for Common Shares under other outstanding Awards, in the Base Price of outstanding SARs, and in the kind of shares covered thereby, as is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, extraordinary dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any change of control, merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, or issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding Awards under the Plan such alternative consideration (including, without limitation, cash), if any, as it may determine to be equitable in the circumstances and may require in connection therewith the surrender of all Awards so replaced. The Committee will also make or provide for such adjustments in the numbers of shares specified in Section 3(c) as the Committee in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 12; provided, however, that any such adjustment to the numbers specified in Sections 3(c)(i) and 3(c)(ii) will be made only if and to the extent that (i) such adjustment would not cause any option intended to qualify as an Incentive Stock Option to fail to so qualify and (ii) such adjustment would not result in negative tax consequences under Section 409A of the Code. Without limiting the generality of the foregoing, in the event that the Company issues warrants or other rights to acquire Common Shares on a pro rata basis to all stockholders, the Committee will make such adjustments in the number of Common Shares authorized under the Plan and in the limits contained herein as it may deem to be equitable, including, without limitation, proportionately increasing the number of authorized Common Shares or any such limit.

        13.    Non U.S. Participants.    In order to facilitate the making of any grant or combination of grants under the Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of the Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as the Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of the Plan as then in effect unless the Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

        14.    Transferability.

          (a)   Except as provided below or as otherwise determined by the Committee, (i) no Award will be transferable by a Participant except by will or the laws of descent and distribution and (ii) Stock Options and SARs will be exercisable during the Participant's lifetime only by the Participant or, in the event of the Participant's legal incapacity to do so, by the Participant's guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law and/or court supervision. With the consent of the Company, which may be granted or withheld in its sole and absolute discretion, a Participant may transfer an Award for estate planning purposes or pursuant to a domestic relations order; provided that such transferee will be bound by and subject to all of the terms and conditions of the Plan and the Evidence of Award relating to the Award and executes an agreement satisfactory to the Company evidencing such obligations; and provided further that such Participant will remain bound by the terms and conditions of the Plan. Notwithstanding the foregoing, no Stock Option that is intended to be an Incentive Stock Option or any Related SAR granted in tandem therewith may be transferred.

          (b)   The Committee may specify at the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of Stock Options or SARs, upon the termination of the Deferral Period applicable to Restricted Share Units or upon payment under any grant of Performance Shares, Performance Units or a Senior Executive Plan Bonus or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6, will be subject to further restrictions on transfer.

        15.    Withholding Taxes.    To the extent that the Company or a Subsidiary is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under the Plan, and the amounts available to the Company or Subsidiary for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit.

        16.    Compliance with Section 409A of the Code.    To the extent applicable, it is intended that the Plan and any Awards hereunder comply with the provisions of Section 409A of the Code. The Plan and any Awards hereunder will be administrated in a manner consistent with this intent, and any provision that would cause the Plan or any Award to fail to satisfy Section 409A of the Code will have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of Participants). Any reference in the Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated by the U.S. Department of the Treasury or the Internal Revenue Service.

        17.    Amendments.

          (a)   The Committee may at any time and from time to time amend or suspend the Plan in whole or in part; provided, however, that, if an amendment must be approved by the stockholders of the Company in order to comply with applicable legal requirements or the requirements of the principal securities exchange, association or quotation system on which the Common Shares are then listed or quoted, then such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained. Without intending to limit the generality or effect of the foregoing, if an amendment to the Plan would increase the number of Common Shares that may be issued or transferred upon the exercise of Incentive Stock Options, then such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained.

          (b)   The Committee will not, without the further approval of the stockholders of the Company, authorize the amendment of any outstanding Stock Option or SAR to reduce the Exercise Price or Base Price. Furthermore, no Stock Option or SAR will be cancelled and replaced with Awards having a lower Exercise Price or Base Price without further approval of the stockholders of the Company. This Section 17(b) is intended to prohibit the repricing of "underwater" Stock Options and SARs and will not be construed to prohibit the adjustments provided for in Section 12.

          (c)   Subject to Section 17(b) hereof, the Committee may amend the terms of any Award under the Plan prospectively or retroactively, except in the case of a Covered Employee where such action would result in the loss of the otherwise available exemption of the Award under Section 162(m) of the Code. In such case, the Committee will not make any modification of the Management Objectives or the level or levels of achievement with respect to such Covered Employee. Subject to Section 12, no amendment to any Award may materially and adversely affect the rights of any Participant taken as a whole without his or her consent.

          (d)   If permitted by Section 409A of the Code, in case of termination of employment by reason of the death, disability or normal or early retirement, or in the case of unforeseeable emergency or other special circumstances, of a Participant who holds a Stock Option or SAR not immediately exercisable in full, or any Restricted Shares as to which the risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Share Units as to which the Deferral Period has not been completed, or any Performance Shares or Performance Units which have not been fully earned, or any other Award made pursuant to Section 10 subject to any vesting schedule or transfer restriction, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section 12(b), the Committee may, in its sole discretion, accelerate the time at which such Stock Option, SAR or other Award may be exercised, the time at which such risk of forfeiture or prohibition or restriction on transfer will lapse, the time when such Deferral Period will end, the time at which such Performance Shares or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate, or may waive any other limitation or requirement under any such Award.

          (e)   The Committee may, in its discretion, terminate the Plan at any time. Termination of the Plan will not affect the rights of Participants or their successors under any Awards outstanding hereunder and not exercised in full on the date of termination.

        18.    Governing Law.    The Plan and all Awards and actions taken thereunder will be governed by and construed in accordance with the internal substantive laws of the State of Delaware.

        19.    Term of Plan.    The Plan will be effective as of the Effective Date. No Award will be made under the Plan more than 10 years after the Effective Date, but all Awards made on or prior to such date will continue in effect thereafter subject to the terms thereof and of the Plan.

        20.    Miscellaneous Provisions.

          (a)   The Company will not be required to issue any fractional Common Shares pursuant to the Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

          (b)   The Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or a Subsidiary, nor will it interfere in any way with any right the Company or a Subsidiary would otherwise have to terminate such Participant's employment or other service at any time. Except as specifically provided by the Committee, the Company will not be liable for the loss of existing or potential profit with respect to an Award hereunder in the event of termination of employment or other relationship, even if the termination is in violation of an obligation of the Company or a Subsidiary to the Participant. The Committee's making of an Award to a Participant hereunder will not confer upon the Participant any right to receive any other Awards hereunder or under any other plan or arrangement.

          (c)   Any Evidence of Award may provide for the effect on any Common Shares issued or other payment made with respect to the Award of any conduct of the Participant determined by the Committee to be injurious, detrimental or prejudicial to the Company or any Subsidiary.

          (d)   Notwithstanding any other provision of the Plan or any Award to the contrary, no Award may be effectuated, through exercise by the holder thereof or otherwise, if the delivery of cash or stock to the holder of such Award pursuant to the terms thereof would be, based on advice of counsel to the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over the Plan. Notwithstanding any other provision of the Plan to the contrary, each issuance of Common Shares to a Participant pursuant to the Plan or an Award will be made for such consideration as is required by applicable law to ensure that such Common Shares are validly issued, fully paid and nonassessable upon such issuance.

          (e)   Absence on leave approved by a duly constituted officer of the Company or a Subsidiary will not be considered interruption or termination of service of any employee for any purposes of the Plan or an Award, except that no Award may be made to an employee while he or she is absent on leave.

          (f)    No Participant will have any rights as a stockholder with respect to any Common Shares subject to an Award made to him or her under the Plan prior to the date as of which he or she is actually recorded as the holder of such Common Shares upon the stock records of the Company.

          (g)   The Committee may condition any Award or combination of Awards authorized under the Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

          (h)   If any provision of the Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, will be stricken and the remainder of the Plan will remain in full force and effect.

          (i)    Each individual who is or has been a member of the Board or a committee appointed by the Board will be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid in settlement thereof with the Company's approval, or paid in satisfaction of any judgment in any such action, suit or proceeding against the individual, provided the Company is given the opportunity, at its own expense, to handle and defend such claim, action, suit or proceeding before the individual undertakes to handle and defend such claim, action, suit or proceeding on his or her own behalf, unless such loss, cost, liability or expense is a result of such individual's own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company's Certificate of Incorporation or Bylaws, as a matter of law or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

[COMPUTER]	VOTE BY INTERNET OR TELEPHONE QUICK *** EASY *** IMMEDIATE	[PHONE]

ACTIVISION, INC.

Voting by Internet or telephone is quick, easy and immediate.    As a stockholder of Activision, Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 4:00 p.m., Pacific Daylight Saving Time, on September 26, 2007.

Vote Your Proxy on the Internet:

Go to www.continentalstock.com.

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

Vote Your Proxy by Phone:

Call 1 (866) 894-0537.

Use any touchtone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE
VOTING ELECTRONICALLY OR BY PHONE

Vote Your Proxy by Mail:

Mark, sign and date your proxy card below, then detach it, and return it in the postage-paid envelope provided.

V    FOLD AND DETACH HERE AND READ THE REVERSE SIDE    V

Please mark your votes like this ☒

PROXY

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS INSTRUCTED BELOW. IF THIS PROXY IS EXECUTED BUT NO VOTING INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES, FOR PROPOSALS 2 AND 3 AND AGAINST PROPOSALS 4 AND 5.

1. The election of the following persons as Directors of the Company to serve for the respective terms as set forth in the accompanying proxy statement.			FOR all nominees listed below	WITHHOLD AUTHORITY to vote for all nominees listed below
			☐	☐
01 Robert A. Kotick	02 Brian G. Kelly	03 Ronald Doornink
04 Robert J. Corti	05 Barbara S. Isgur	06 Robert J. Morgado
07 Peter J. Nolan	08 Richard Sarnoff
(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list above)
2.	Approval of the Activision, Inc. 2007 Incentive Plan.	FOR	AGAINST	ABSTAIN
		☐	☐	☐
3.	Ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2008.	FOR	AGAINST	ABSTAIN
		☐	☐	☐
4.	Approval of the stockholder proposal regarding diversity of the Board of Directors.	FOR	AGAINST	ABSTAIN
		☐	☐	☐
5.	Approval of the stockholder proposal regarding a stockholder advisory vote on executive compensation.	FOR	AGAINST	ABSTAIN
		☐	☐	☐
IF YOU WISH TO VOTE ELECTRONICALLY PLEASE READ THE INSTRUCTIONS ABOVE
COMPANY ID:
PROXY NUMBER:
ACCOUNT NUMBER:
MARK HERE IF YOU PLAN TO ATTEND THE MEETING.	☐
Signature	Signature	Dated	, 2007

Note: Please sign exactly as name appears hereon and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee, guardian, or as an officer signing for a corporation, please give full title under signature.

V    FOLD AND DETACH HERE AND READ THE REVERSE SIDE    V

ACTIVISION, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

VOTE BY INTERNET, TELEPHONE OR MAIL

        As a stockholder of Activision, Inc., a Delaware corporation (the "Company"), you have the option of voting your shares of common stock of the Company by proxy using the Internet, telephone or mail. If you vote electronically by the Internet or telephone, you do not need to return the attached proxy card. Your vote by proxy authorizes George Rose and Thomas Tippl and each of them, with full power of substitution, to vote and otherwise represent all the shares of common stock of the Company that you are entitled to vote at the 2007 Annual Meeting of Stockholders of the Company to be held on Thursday, September 27, 2007, at 9:00 a.m., Pacific Daylight Saving Time, at The Beverly Hills Hotel, 9641 Sunset Boulevard, Beverly Hills, California 90210, and at any adjournment(s) or postponement(s) thereof, with the same effect as if you were present and voting such shares, on the matters and in the manner set forth below and as further described in the accompanying Proxy Statement.

(Continued, and to be marked, dated and signed, on the other side)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TABLE OF CONTENTS
PROCEDURAL MATTERS
PROPOSAL 1— ELECTION OF DIRECTORS
PROPOSAL 2— APPROVAL OF THE 2007 INCENTIVE PLAN
PROPOSAL 3— RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 4— STOCKHOLDER PROPOSAL—DIVERSITY ON THE BOARD OF DIRECTORS
PROPOSAL 5— STOCKHOLDER PROPOSAL—STOCKHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION
EQUITY COMPENSATION PLAN INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CORPORATE GOVERNANCE MATTERS
EXECUTIVE OFFICERS AND KEY EMPLOYEES
EXECUTIVE COMPENSATION
DIRECTOR COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
COMPENSATION COMMITTEE REPORT
AUDIT COMMITTEE REPORT
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S FEES
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING
FINANCIAL AND OTHER INFORMATION
OTHER MATTERS
ANNEX A